Exhibit 10.1

The representations and warranties contained in this agreement were made for the purposes of allocating contractual risk between the parties and not as a means of establishing facts and are qualified by information in disclosure schedules that the parties exchanged in connection with the signing of this agreement. Moreover, the representations and warranties were made only as of the date of execution of this agreement and information concerning the subject matter of the representations and warranties may change after the date of this agreement. Only parties to this agreement have a right to enforce the agreement. Accordingly, third parties, including securityholders and prospective investors, should not rely on the representations and warranties in this agreement.

Schedules (or similar attachments) to this Exhibit have been omitted in accordance with Items 601(a)(5) and/or 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission on a confidential basis upon request.

STOCK PURCHASE AGREEMENT

BY AND AMONG

AEROVIRONMENT, INC.

ARCTURUS UAV, INC.

AND

SELLERS

DATED AS OF JANUARY 11, 2021

3.19	Insurance	31
3.20	Financial Advisors	31
3.21	Customer and Vendors	31
3.22	Officers and Directors; Bank Accounts	32
3.23	Product Warranty; Product Liability	32
3.24	Real Property	32
3.25	Government Stimulus Payments	35
3.26	NO OTHER REPRESENTATIONS OR WARRANTIES	36
ARTICLE IV REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLERS		36
4.1	Authorization of Agreement	36
4.2	Equity Interests	37
4.3	Conflicts; Consents of Third Parties	37
4.4	Legal Proceedings	37
4.5	Stock Consideration.	38
4.6	NO OTHER REPRESENTATIONS OR WARRANTIES	39
ARTICLE V REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASER		40
5.1	Organization	40
5.2	Authorization of Agreement	40
5.3	Conflicts; Consents of Third Parties	41
5.4	Legal Proceedings	41
5.5	Financial Capability	41
5.6	Investment	42
5.7	Solvency	43
5.8	Financial Advisors	43
5.9	Non-U.S. Ownership	43
5.10	Purchaser Shares	43
5.11	SEC Reports; Financial Statements	43
5.12	No Other Representations and Warranties; No Reliance; Purchaser Investigation	44
ARTICLE VI CONDUCT OF BUSINESS		45
6.1	Conduct of the Company Pending the Closing	45

6.2	Control of Business	47
ARTICLE VII COVENANTS		47
7.1	Access to Information	47
7.2	Cooperation; Filings and Approvals	49
7.3	Confidentiality	51
7.4	Preservation of Records	51
7.5	Publicity	52
7.6	Satisfaction of Indebtedness	52
7.7	Employee Benefit Matters	52
7.8	Director and Officer Liability; Indemnification	55
7.9	Contact with Customers, Suppliers and Other Business Relations	56
7.10	Exclusivity	56
7.11	Notification of Certain Matters; Schedule Supplement.	56
7.12	Release	57
7.13	Restrictive Covenants	58
7.14	Cooperation with Financing	60
7.15	Financing	61
7.16	Stock Consideration	62
7.17	Purchaser RWI Policy	63
7.18	Shareholder Guarantees	64
ARTICLE VIII CONDITIONS TO CLOSING		64
8.1	Conditions Precedent to Obligation of the Parties	64
8.2	Conditions Precedent to Obligation of Purchaser	65
8.3	Conditions Precedent to Obligation of Sellers	66
ARTICLE IX TERMINATION		66
9.1	Termination	66
9.2	Termination Procedure	67
9.3	Effect of Termination	67
ARTICLE X INDEMNIFICATION		68
10.1	Survival of Representations, Warranties	68
10.2	General Indemnification	68
10.3	Limitations on Indemnification	70
10.4	Manner of Payment	71

10.5	Claims Procedures	72
10.6	Final Purchase Price Adjustment	74
10.7	Release of Indemnification Escrow Funds	74
10.8	Effect of Knowledge	75
10.9	Sole Remedy	75
ARTICLE XI MISCELLANEOUS		75
11.1	Tax Matters	75
11.2	Expenses	78
11.3	Governing Law	78
11.4	Jurisdiction; Court Proceedings; Waiver of Jury Trial	78
11.5	Further Assurances	78
11.6	Entire Agreement	79
11.7	Amendment	79
11.8	Waivers	79
11.9	Notices	79
11.10	Severability	81
11.11	Specific Performance	81
11.12	Parties in Interest; Limitation on Rights of Others	81
11.13	Assignment	81
11.14	Cooperation with Legal Proceedings	81
11.15	Privileged Matters; Attorney Conflict Waiver	82
11.16	Authorization of the Sellers’ Representative	83
11.17	Non-Recourse	85
11.18	No Other Duties	86
11.19	Reliance on Counsel and Other Advisors	86
11.20	Disclosure Schedules	86
11.21	Reserved	87
11.22	Counterparts	87
11.23	Debt Financing Source Arrangements	87
ARTICLE XII DEFINITIONS AND INTERPRETATION		88
12.1	Certain Definitions	88
12.2	Rules of Construction	102

Exhibits*

Exhibit A	Illustrative Closing Date Working Capital and Accounting Rules
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Related Party Pay-off Letter

Schedules*

Schedule A	Company Disclosure Schedule
Schedule 2.2(h)	Terminated Transactions
Schedule 6.1	Conduct of the Business
Schedule 7.7(h)	Honored Agreements
Schedule 7.18	Shareholder Guarantees
Schedule 10.2(a)(iii)	Specified Matters
Schedule 10.2(a)(v)	Specified Taxes
Schedule 12.1(a)(i)	Designated Representatives
Schedule 12.1(a)(ii)	Knowledge Individuals

*Schedules (or similar attachments) to this Exhibit have been omitted in accordance with Items 601(a)(5) and/or 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission on a confidential basis upon request.

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is entered into as of January 11, 2021 (this “Agreement”), by and among AeroVironment, Inc., a Delaware corporation (“Purchaser”), Arcturus UAV, Inc., a California corporation (the “Company”), each of the Persons set forth on the signature pages hereto under the heading “Sellers” (each individually, a “Seller” and collectively, “Sellers”) and D’Milo Hallerberg, solely in his capacity as the representative of Sellers (the “Sellers’ Representative”).  Purchaser, the Company, and Sellers and, as applicable, the Sellers’ Representative, shall each be referred to in this Agreement as a “Party”, and collectively as the “Parties”.  Capitalized terms that are used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in Section 12.1.

W I T N E S S E T H:

WHEREAS, the Company designs, engineers, tools, and manufactures unmanned aerial and aircraft systems including airborne platforms, payloads and payload integration, ground control systems, and ground support equipment and tools and other items and services related generally to unmanned aircraft systems (collectively, as operated by the Company, the “Business”). The Company’s development work includes organic in-house design and contract design and manufacturing work for third parties. Airborne platforms and supporting systems may be used for any and all purposes. Owners and operators of Company-designed, developed, or manufactured airborne platforms (including the Company as an operator) include United States and foreign commercial, military, government, and intelligence agencies and other related entities. Application and use of the Company’s unmanned aircraft systems may be overt or covert and may include intelligence gathering, reconnaissance, imagery capture, communications intelligence, signals intelligence, weapons carriage and delivery, and any and all other applications and uses for unmanned aircraft systems;

WHEREAS, the Shareholders own all of the issued and outstanding shares of common stock (the “Shares”) of the Company, which constitute all of the issued and outstanding shares of capital stock of the Company; and

WHEREAS, the Shareholders desire to sell to Purchaser, and Purchaser desires to purchase from the Shareholders, the Shares, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree hereby as follows:

ARTICLE I

PURCHASE AND SALE

1.1       Purchase and Sale of the Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, each Shareholder shall sell and deliver to Purchaser, and Purchaser shall purchase and acquire from such Shareholder, all right, title and interest of such Shareholder in and to such Shareholder’s Shares, free and clear of all Liens, other than transfer restrictions under applicable securities Laws, for the consideration specified in Section 1.2.

1.2       Purchase Price.  The aggregate purchase price for the purchase of the Shares shall be an amount equal to (a) Three Hundred Fifty-Five Million Dollars ($355,000,000), (b) plus approximately Fifty Million Dollars ($50,000,000) worth of shares of Purchaser’s Common Stock, par value $0.0001 per share (the “Purchaser Shares”), as calculated in accordance with, and subject to, Section 7.16 (the “Stock Consideration”), (c) plus the aggregate amount of the Estimated Closing Date Cash, (d) plus the Estimated Working Capital Increase, if any, (e) minus the Estimated Working Capital Decrease, if any, (f) minus the amount of any Estimated Unpaid Company Transaction Expenses and (g) minus the amount of any Estimated Closing Date Indebtedness (such resulting amount pursuant to Sections 1.2(a)-(g), the “Estimated Purchase Price” and, as such amount may be adjusted pursuant to the provisions of Section 1.4, the “Purchase Price”).  The Estimated Purchase Price minus the Stock Consideration minus the Escrow Amount is hereinafter referred to as the “Closing Cash Consideration”.

1.3       Closing Payments.  Each of the payments and issuances detailed in this Section 1.3 (the “Closing Payments”) shall be made in the amounts and as set forth in the Pre-Closing Statement delivered pursuant to Section 1.4(a) (provided, however, that notwithstanding anything herein to the contrary, any such Closing Payment for which compensatory Tax withholding is required by Law shall be paid via the payroll system of the Company):

(a)        At the Closing, Purchaser shall pay or cause to be paid, by wire transfer of immediately available funds to the bank accounts designated in writing by each Seller or the Sellers’ Representative, as applicable, at least three (3) Business Days prior to the Closing Date the following payments:

(i)         to each Seller, such Seller’s Pro Rata Percentage of the Closing Cash Consideration less such Seller’s Related Party Pay-off Amount;

(ii)       to the Escrow Agent, the sum of the Adjustment Escrow Amount and the Indemnification Escrow Amount (collectively, the “Escrow Amount”), to the accounts designated by the Escrow Agent in writing to Purchaser at least three (3) Business Days prior to the Closing, which Adjustment Escrow Amount and Indemnification Escrow Amount shall be held in separate accounts by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement; and

(iii)      on behalf of the Company, to the payees thereof, a cash amount equal to the amount of all Estimated Closing Date Indebtedness of the types set forth in clause (i) and clause (v) of the definition of Indebtedness and all Estimated Unpaid Company Transaction Expenses due and payable as of the Closing.

(b)        At the Closing, Purchaser shall deliver to each Seller a copy of the instructions issued by Purchaser to its transfer agent instructing such transfer agent to issue and deliver to each Seller its Pro Rata Percentage of the Stock Consideration in such securities accounts as are designated in writing by the Sellers’ Representative at least three (3) Business Days prior to the Closing Date, subject to the terms and conditions set forth in Section 7.16, and such issuance and delivery of the Stock Consideration shall be effective as of the Closing Date.

1.4       Adjustment of the Purchase Price.

(a)        Pre-Closing Statement.  No less than three (3) Business Days prior to the Closing Date, but no earlier than five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement (the “Pre-Closing Statement”), certified by an executive officer of the Company, setting forth in reasonable detail, with reasonable supporting documentation, the Company’s good faith estimates of (i) the Closing Date Cash (the “Estimated Closing Date Cash”), (ii) the Unpaid Company Transaction Expenses (the “Estimated Unpaid Company Transaction Expenses”), (iii) the Closing Date Working Capital (the “Estimated Working Capital”), (iv) the Estimated Working Capital Increase, if any, (v) the Estimated Working Capital Decrease, if any, (vi) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”) and (vii) the amount, and the calculation of, the Estimated Purchase Price and Closing Payments derived therefrom in accordance with Section 1.3; provided, that, in the event that the Estimated Working Capital is equal to the Working Capital Floor or the Working Capital Ceiling, or is greater than the Working Capital Floor and less than the Working Capital Ceiling, then the amounts set forth in each of clauses (a)(iv) and (a)(v) shall be Zero Dollars ($0). The Sellers’ Representative and the Company, during the period from the delivery of the Pre-Closing Statement through the Closing Date, shall, and shall cause their respective directors, officers, employees, accountants, and other relevant advisors to, provide Purchaser (and its auditors, advisors, counsel, and other representatives) reasonable access to the books and records, outside accounting firm, working papers (subject to the execution of customary access letters), and personnel of the Company relevant to their review of the Pre-Closing Statement and the calculations set forth therein, and the Company shall consider in good faith any comments made by Purchaser to the Pre-Closing Statement. Purchaser’s failure to make any comment regarding, or to dispute any amount included in, the Pre-Closing Statement shall not limit, or have any effect on, Purchaser’s rights pursuant to Section 1.4(b) to conduct a review of the Estimated Closing Date Cash, the Estimated Working Capital, the Estimated Working Capital Increase, if any, the Estimated Working Capital Decrease, if any, the Estimated Unpaid Company Transaction Expenses, the Estimated Closing Date Indebtedness and/or the resulting calculation of the Estimated Purchase Price. The Sellers’ Representative and the Company shall reasonably cooperate with Purchaser’s review of the Pre-Closing Statement and Purchaser and the Sellers’ Representative shall negotiate in good faith prior to the Closing to resolve any reasonable objection Purchaser may have to the estimates or calculations contained therein; provided, however, if the Parties are unable to agree on any estimate in the Pre-Closing Statement prior to Closing, then for the purposes of this Agreement, including the revised Pre-Closing Statement, such estimate for the unresolved item shall be deemed to be the estimate of the Company provided in the originally-delivered Pre-Closing Statement.

(b)        Closing Statement.  No later than sixty (60) days after the Closing Date, Purchaser shall cause to be prepared in good faith and delivered to the Sellers’ Representative (i) a statement (the “Closing Statement”), in form substantially similar to the Pre-Closing Statement, setting forth in reasonable detail, with reasonable supporting documentation, Purchaser’s calculation of (A) the Closing Date Cash, (B) the Unpaid Company Transaction

Expenses, (C) the Closing Date Indebtedness, (D) the Closing Date Working Capital, (E) the Working Capital Increase, if any, (F) the Working Capital Decrease, if any, and (G) the Purchase Price derived therefrom; provided, that, in the event that the Closing Date Working Capital is equal to the Working Capital Floor or equal to the Working Capital Ceiling, or is greater than the Working Capital Floor and less than the Working Capital Ceiling, then the amounts set forth in each of clauses (b)(i)(E) and (b)(i)(F) shall be Zero Dollars ($0), and (ii) a balance sheet of the Company as of the Measurement Time, in each case prepared in accordance with the Accounting Rules, which shall be so certified by the Chief Financial Officer of Purchaser.  For the avoidance of doubt, unless the Sellers’ Representative otherwise agrees in writing, Purchaser may not amend, adjust, supplement or modify the Closing Statement or the amount of Closing Date Cash, Unpaid Company Transaction Expenses, Closing Date Indebtedness, Working Capital Increase (if any) or Working Capital Decrease (if any) set forth therein following its delivery to the Sellers’ Representative; provided, that Purchaser may provide additional supporting documentation and detail in connection with the dispute process set forth in Section 1.4(c), it being understood that the right to provide such additional supporting documentation and detail shall not operate to extend Purchaser’s obligation to deliver the Closing Statement within the above-referenced sixty (60)-day period. If Purchaser fails to deliver the Closing Statement within such sixty (60)-day period and if after the expiration of such sixty (60)-day period Purchaser does not deliver the Closing Statement to the Sellers’ Representative within ten (10) days after the Sellers’ Representative’s written notice to Purchaser of such failure, then in addition to any other rights Sellers may have under this Agreement, the Sellers’ Representative shall have the right to elect, on behalf of Sellers, that the Estimated Closing Date Cash, the Estimated Unpaid Company Transaction Expenses, the Estimated Closing Date Indebtedness, the Estimated Working Capital Increase (if any), and the Estimated Working Capital Decrease (if any), be deemed to be the amount of the Closing Date Cash, the Unpaid Company Transaction Expenses, the Closing Date Indebtedness, the Working Capital Increase (if any), and the Estimated Working Capital Decrease (if any), as applicable, and be final and binding and used for purposes of calculating the adjustment pursuant to Section 1.4(d).  The Parties acknowledge that no adjustments may be made to the Working Capital Target, the Working Capital Floor or the Working Capital Ceiling. The Parties agree that the purpose of determining Closing Date Cash, Unpaid Company Transaction Expenses, Closing Date Indebtedness, Closing Date Working Capital, Working Capital Increase, Working Capital Decrease, and the related purchase price adjustment contemplated by Section 1.4(b)-(e) is to identify the difference, if any, between the amount of Closing Date Cash, Unpaid Company Transaction Expenses, Closing Date Indebtedness, Closing Date Working Capital, Working Capital Increase, Working Capital Decrease, and the Company’s estimates prepared pursuant to Section 1.4(a). During the period of time from and after the Closing Date through the final determination and payment of the Purchase Price finally determined in accordance with this Section 1.4, Purchaser and the Company shall, and shall cause their respective directors, officers, employees, accountants, and other relevant advisors to, provide the Sellers’ Representative (and its auditors, advisors, counsel, and other representatives) reasonable access to the books and records, outside accounting firm, working papers (subject to the execution of customary access letters), and personnel of the Company and Purchaser relevant to their review of the Closing Statement and the calculations set forth therein.

(c)        Disputes.

(i)         The Sellers’ Representative shall have forty-five (45) days to review the Closing Statement after receipt of the Closing Statement. If the Sellers’ Representative disagrees with Purchaser’s calculation of any of the Closing Date Cash, Unpaid Company Transaction Expenses, Closing Date Indebtedness, the Closing Date Working Capital, the Working Capital Increase, if any, or the Working Capital Decrease, if any, in each case as set forth in the Closing Statement, the Sellers’ Representative may, within such forty-five (45)-day period, deliver a notice to Purchaser (a “Dispute Notice”) disagreeing with such calculation, setting forth in reasonable detail the Sellers’ Representative’s basis for such disagreement, and Sellers shall be deemed to have agreed with all other items contained in the Closing Statement and the calculations of Closing Date Cash, Unpaid Company Transaction Expenses, Closing Date Indebtedness, the Closing Date Working Capital, the Working Capital Increase, if any, and the Working Capital Decrease, if any, set forth therein (except to the extent specified in such Dispute Notice or related to the items or amounts subject to such disagreement).  If the Sellers’ Representative fails to deliver such notice during such forty-five (45)-day period, the Sellers’ Representative shall have waived Sellers’ rights to contest the Closing Statement, and the calculations of Closing Date Cash, Unpaid Company Transaction Expenses, Closing Date Indebtedness, the Closing Date Working Capital, the Working Capital Increase, if any, and the Working Capital Decrease, if any, in each case as set forth therein shall be deemed to be final and binding upon the Parties and such amount shall be used for purposes of calculating the adjustment pursuant to Section 1.4(d).

(ii)       If a Dispute Notice shall be duly delivered pursuant to Section 1.4(c)(i), the Sellers’ Representative and Purchaser shall, during the thirty (30) days following such delivery, attempt to reach agreement on the disputed items or amounts to determine, as may be required, the amount(s) of Closing Date Cash, Unpaid Company Transaction Expenses, Closing Date Indebtedness, the Closing Date Working Capital, the Working Capital Increase, or the Working Capital Decrease, as applicable. Any such agreement shall be in writing and shall be final and binding upon the Parties.  If during such period, the Sellers’ Representative and Purchaser are unable to reach such agreement, then all amounts and items remaining in dispute shall be promptly submitted by the Sellers’ Representative and Purchaser to Duff & Phelps, LLC, or if such accounting firm informs the Parties that it cannot or will not serve in such capacity, the Sellers’ Representative and Purchaser will, within five (5) days following such notice, jointly select an accountant at another nationally recognized accounting firm mutually acceptable to the Sellers’ Representative and Purchaser acting reasonably (in either case, such accounting firm, the “Accounting Referee”) (provided, that if the Sellers’ Representative and Purchaser are unable to agree upon an Accounting Referee within the above period, then the Parties shall utilize the American Arbitration Association to select an Accounting Referee, who shall be an accountant at a nationally recognized accounting firm which is not the independent auditor of, and did not otherwise serve as a consultant on the Transaction to, either Purchaser or Sellers or their respective Affiliates) for a determination resolving such disputed items or amounts for the purpose of calculating Closing Date Cash, Unpaid Company Transaction Expenses, Closing Date Indebtedness, the Closing Date Working Capital, the Working Capital Increase, if any, or the Working Capital Decrease, if any (it being agreed and understood that the Accounting Referee shall act as an arbitrator to determine such disputed items or amounts (and, as a result thereof, Closing Date Cash, Unpaid Company Transaction Expenses, Closing Date Indebtedness, the Closing Date Working Capital, the Working Capital Increase, if any, and the Working Capital

Decrease, if any) and shall do so based solely on written presentations and information provided by Purchaser and the Sellers’ Representative and not by independent review).  Within five (5) days after its appointment, the Accounting Referee shall determine the process and procedures governing the resolution of any disputed items by the Accounting Referee (it being agreed and understood that such process shall include, at a minimum, appropriate measures to ensure compliance by the applicable Parties with Section 1.4(e) and the process and procedures for the submission of any written presentations by the Sellers’ Representative and Purchaser and the time periods thereof).  In conducting its review, the Accounting Referee shall consider only those items or amounts in the Closing Statement and Purchaser’s calculations of Closing Date Cash, Unpaid Company Transaction Expenses, Closing Date Indebtedness, the Closing Date Working Capital, the Working Capital Increase, if any, or the Working Capital Decrease, if any, which the Sellers’ Representative has disputed in the Dispute Notice and that are not resolved in writing during the thirty (30)-day period following delivery of the Dispute Notice.  The scope of the disputes to be resolved by the Accounting Referee shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with this Agreement (including the definitions of Closing Date Cash, Unpaid Company Transaction Expenses, Closing Date Indebtedness, Closing Date Working Capital, Working Capital Increase, and Working Capital Decrease, and the Accounting Rules), and the Accounting Referee is not to make any other determination.  The Accounting Referee shall deliver to the Sellers’ Representative and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date the Accounting Referee determines the process and procedures governing the resolution of any disputed items by the Accounting Referee), a report setting forth its calculations of Closing Date Cash, Unpaid Company Transaction Expenses, Closing Date Indebtedness, Closing Date Working Capital, Working Capital Increase, and Working Capital Decrease, as applicable, which amount(s) shall, in each case, be within the range between the calculations submitted by Purchaser and the Sellers’ Representative as to that item.  Such report shall be final and binding upon the Parties and shall be used for purposes of calculating the adjustment pursuant to Section 1.4(d).  Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 1.4(c) shall be the exclusive mechanism for resolving disputes regarding the Closing Date Cash, Unpaid Company Transaction Expenses, Closing Date Indebtedness, the Working Capital Increase, if any, and the Working Capital Decrease, if any.  Judgment may be entered upon the determination of the Accounting Referee in any court having jurisdiction over the Party against which such determination is to be enforced.

(iii)      If the Sellers’ Representative and Purchaser submit disputed amounts and items to the Accounting Referee for resolution, the Sellers’ Representative and Purchaser shall each pay their own costs and expenses incurred under this Section 1.4(c). The fees, costs and expenses of the Accounting Referee shall be borne by Sellers, on the one hand, and Purchaser, on the other hand, in proportion to the relative amount each of the Sellers’ Representative’s and Purchaser’s determination has been modified such that the Party prevailing on the greatest dollar value of such disputes pays for the lesser proportion of the fees.  For example, if Sellers’ Representative challenges the calculation of the Closing Date Cash by an amount of One Hundred Thousand Dollars ($100,000), but the Accounting Referee determines that Sellers’ Representative has a valid claim for only Sixty Thousand Dollars ($60,000), Sellers shall bear forty percent (40%) of the fees and expenses of the Accounting Referee and Purchaser shall bear the other sixty percent (60%) of such fees and expenses.

(d)        Final Adjustment.  Following the time that the amounts of the Closing Date Cash, Unpaid Company Transaction Expenses, Closing Date Indebtedness, the Closing Date Working Capital, the Working Capital Increase, if any, and the Working Capital Decrease, if any, are finally determined pursuant to this Section 1.4 (such finally determined amounts, respectively, the “Final Closing Date Cash”, the “Final Unpaid Company Transaction Expenses”, the “Final Closing Date Indebtedness” the “Final Closing Date Working Capital”, the “Final Working Capital Increase” and the “Final Working Capital Decrease”), the Purchase Price shall (for the purposes of this Section 1.4(d)) be recalculated using the amounts of the Final Closing Date Cash, the Final Unpaid Company Transaction Expenses, the Final Closing Date Indebtedness, the Final Closing Date Working Capital, the Final Working Capital Increase, and the Final Working Capital Decrease in lieu of the Estimated Closing Date Cash, the Estimated Unpaid Company Transaction Expenses, the Estimated Closing Date Indebtedness, the Estimated Working Capital, the Estimated Working Capital Increase, and the Estimated Working Capital Decrease and:

(i)         if (x) the result of the Purchase Price as so recalculated is greater than (y) the Estimated Purchase Price paid to Sellers at Closing pursuant to Section 1.3(a) (such excess of (x) over (y), the “Surplus”), then promptly (and in any event within five (5) Business Days) after the Final Closing Date Cash, the Final Unpaid Company Transaction Expenses, the Final Closing Date Indebtedness, the Final Closing Date Working Capital, the Final Working Capital Increase, and the Final Working Capital Decrease are finally determined pursuant to this Section 1.4, (A) Purchaser shall pay to (x) Sellers on a pro rata basis (based on Sellers’ respective Pro Rata Percentages), by wire transfer of immediately available funds to the accounts designated in writing by Sellers, an amount equal to the Surplus less the Transaction Bonus Portion of the Surplus and (y) the Company the Transaction Bonus Portion of the Surplus for further distribution in accordance with the applicable Honored Agreements pursuant to Section 7.7(h), by wire transfer of immediately available funds (provided, however, that notwithstanding anything herein to the contrary, any such Surplus (including the Transaction Bonus Portion of any such Surplus) for which compensatory Tax withholding is required by Law shall be paid via an applicable payroll system) and (B) the Sellers’ Representative and Purchaser shall jointly instruct the Escrow Agent in writing to release (x) an amount equal to the Adjustment Escrow Funds less the Transaction Bonus Portion of the Adjustment Escrow Funds to Sellers (based on Sellers’ respective Pro Rata Percentages) and (y) the Transaction Bonus Portion of the Adjustment Escrow Funds to the Company for further distribution in accordance with the applicable Honored Agreements pursuant to Section 7.7(h) (provided, however, that notwithstanding anything herein to the contrary, any such portion of the Adjustment Escrow Funds (including the Transaction Bonus Portion of the Adjustment Escrow Funds) for which compensatory Tax withholding is required by Law shall be paid via an applicable payroll system);

(ii)       if (x) the result of the Purchase Price as so recalculated is less than (y) the Estimated Purchase Price paid to Sellers at Closing pursuant to Section 1.3(a) (such deficit of (x) relative to (y), the “Deficit”), then the Sellers’ Representative and Purchaser shall, promptly (and in any event within five (5) Business Days) after the Final Closing Date Cash, the Final Unpaid Company Transaction Expenses, the Final Closing Date Indebtedness, the Final Closing Date Working Capital, the Final Working Capital Increase and the Final Working Capital Decrease are finally determined pursuant to this Section 1.4, jointly instruct the Escrow Agent in writing to (A) pay to Purchaser, out of the Adjustment Escrow Funds, an amount equal to the Deficit and

(B) if the Deficit is less than the amount of the Adjustment Escrow Funds, release to (x) Sellers (based on Sellers’ respective Pro Rata Percentages) an amount equal to the balance of the Adjustment Escrow Funds remaining after payment to Purchaser pursuant to the preceding clause (A) less the Transaction Bonus Portion of such Adjustment Escrow Funds and (y) the Company the Transaction Bonus Portion of such Adjustment Escrow Funds for further distribution in accordance with the terms of the applicable Honored Agreements pursuant to Section 7.7(h), (provided, however, that notwithstanding anything herein to the contrary, any such portion of such Adjustment Escrow Funds (including the Transaction Bonus Portion of such Adjustment Escrow Funds) for which compensatory Tax withholding is required by Law shall be paid via an applicable payroll system). The Adjustment Escrow Funds shall be Purchaser’s sole recourse with respect to, and the exclusive source of funds for, any payments required to be made by Sellers under Section 1.4(c) and this Section 1.4(d), and Sellers shall have no obligation to Purchaser to the extent the Deficit and/or any other amounts payable pursuant to Section 1.4(c) or this Section 1.4(d) exceed the Adjustment Escrow Funds; or

(iii)      if the Purchase Price equals the Estimated Purchase Price paid to Sellers at Closing pursuant to Section 1.3(a), then the Sellers’ Representative and Purchaser shall, promptly (and in any event within five (5) Business Days) after the Final Closing Date Cash, the Final Unpaid Company Transaction Expenses, the Final Closing Date Indebtedness, Final Closing Date Working Capital, the Final Working Capital Increase, and the Final Working Capital Decrease are finally determined pursuant to this Section 1.4, jointly instruct the Escrow Agent in writing to release (x) an amount equal to the Adjustment Escrow Funds less the Transaction Bonus Portion of the Adjustment Escrow Funds to Sellers (based on Sellers’ respective Pro Rata Percentages) and (y) an amount equal to the Transaction Bonus Portion of the Adjustment Escrow Funds to the Company for further distribution in accordance with the terms of the applicable Honored Agreements pursuant to Section 7.7(h) (provided, however, that notwithstanding anything herein to the contrary, any such portion of the Adjustment Escrow Funds (including the Transaction Bonus Portion of the Adjustment Escrow Funds) for which compensatory Tax withholding is required by Law shall be paid via an applicable payroll system).

(e)        Cooperation.  During the period of time from and after the Closing Date through the final determination of the Final Closing Date Cash, the Final Unpaid Company Transaction Expenses, the Final Closing Date Indebtedness, the Final Closing Date Working Capital, the Final Working Capital Increase, and the Final Working Capital Decrease and payment of the Surplus or Deficit, if and as applicable, in accordance with this Section 1.4, Purchaser and the Sellers’ Representative, as applicable, shall share with the other Party all written presentations and information provided by Purchaser or the Sellers’ Representative, as the case may be, to the Accounting Referee.

1.5       Withholding.  Notwithstanding anything to the contrary in Article I, to the extent required by the Code or applicable Law, Purchaser and the Company (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be permitted to deduct and withhold any required amounts from any payment required to be made under this Agreement; provided that, other than with respect to compensatory withholding, any Person that intends to deduct and withhold any amounts shall, at least three (3) days prior to withholding, use commercially reasonable efforts to notify the Sellers’ Representative of its intention to deduct and withhold such amounts and the reason therefor, and such Person shall cooperate with any reasonable request from the Sellers’ Representative to obtain a reduction of or relief from such deduction or withholding; and provided further that, to the extent feasible and permitted by applicable Law, any compensatory withholding with respect to Stock Consideration payable to a Seller under this Agreement shall not reduce the number of Purchaser Shares received by such Seller, but rather such withholding shall be satisfied by, and shall reduce, any cash consideration payable to such Seller concurrently with the payment of Stock Consideration that is subject to compensatory withholding; and provided further that any compensatory withholding with respect to the settlement of any restricted stock units shall not reduce the number of Shares to be settled thereby, but rather such withholding shall be satisfied by, and shall reduce, any cash consideration payable to the holder thereof in respect of such settled Shares upon the Closing under this Agreement. Any amounts so deducted or withheld shall be treated as if paid to the applicable Person in respect of which such withholding was made.

ARTICLE II

CLOSING

2.1       Closing.  The closing of the Transaction (the “Closing”) shall take place remotely by the exchange of documents and signatures via Electronic Delivery in lieu of an in-person Closing on the second (2nd) Business Day immediately following the first day on which all of the conditions contained in Article VIII (except for those conditions which by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) are satisfied or waived in accordance with this Agreement, or on such other date, place and time as the Sellers’ Representative and Purchaser may agree in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date”.

2.2       Deliveries by Sellers at Closing.  At the Closing, Sellers’ Representative (on behalf of Sellers) shall deliver, or cause to be delivered, to Purchaser the following:

(a)       the certificates required by Section 8.2(a), Section 8.2(b), Section 8.2(c), and Section 8.2(d);

(b)        a certificate, dated as of the Closing Date and duly executed by the Secretary of the Company, on behalf of the Company, certifying that attached thereto are (i) certified copies of the Company’s organizational documents, (ii) true, correct, and complete copies of the resolutions of the Company’s board of directors, authorizing the execution, delivery, and performance of this Agreement, the Transaction Agreements, and the Transaction, which resolutions have not been modified, rescinded, or revoked, and (iii) a certificate of status of the Company from the California Secretary of State, dated within three (3) Business Days prior to the Closing Date;

(c)        the stock certificates representing all of the Shares, duly endorsed in blank or accompanied by a stock transfer power;

(d)        the Pay-Off Letters;

(e)        evidence of the resignation of the directors and officers of the Company, effective as of the Closing;

(f)       the Escrow Agreement, duly executed by the Sellers’ Representative and the Escrow Agent;

(g)        for each Shareholder, a properly executed affidavit prepared in accordance with Treasury Regulations section 1.1445-2(b) certifying such Shareholder’s non-foreign status; and

(h)        pay-off letters, duly executed by the Related Parties under the Related Party transactions set forth on Schedule 2.2(h), substantially in form of Exhibit C attached hereto (each a “Related Party Pay-off Letter”).

2.3       Deliveries by Purchaser at the Closing.  At Closing, Purchaser shall deliver, or cause to be delivered, to Sellers or the Sellers’ Representative, as applicable, and the other payees referenced in Section 1.3, as applicable, the following:

(a)        to each of Sellers and the other payees referenced in Section 1.3, the applicable Closing Payment, as set forth in the Pre-Closing Statement delivered pursuant to Section 1.4(a);

(b)        to Sellers’ Representative, the Escrow Agreement, duly executed by Purchaser; and

(c)        to Sellers’ Representative, the certificates required by Section 8.3(a) and Section 8.3(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Purchaser on the date hereof concurrently with entry into this Agreement (the “Company Disclosure Schedule”) and attached to this Agreement as Schedule A, the Company hereby represents and warrants to Purchaser as follows:

3.1       Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on the Business as it is now being conducted, in all material respects.  The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the Business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.2       Authority; Conflicts; Consents of Third Parties.

(a)        The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction.  The execution and delivery of the Transaction Agreements to which the Company is a party and the consummation of the Transaction contemplated thereby have been duly authorized by the requisite action on the part of the Company.  Each of the Transaction Agreements to which the Company is a party has been or will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligations of the Company enforceable against it in accordance with its terms, subject to applicable Equitable Principles.

(b)        Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, and assuming the Governmental Approvals are given, made, or obtained, as the case may be, none of the execution and delivery by the Company of this Agreement or the other Transaction Agreements to which the Company is a party or the consummation of the Transaction by the Company, conflicts with, violates or constitutes a default (with or without notice or lapse of time, or both) under, or permits the acceleration of any obligation under, or gives rise to a right of termination, modification or cancellation under any provision of, (i) the articles of incorporation or bylaws of the Company; (ii) any Material Contract, material Active Government Contract, or material Permit to which the Company is a party or by which any of its properties or assets are bound; or (iii) any Law applicable to the Company, except in the case of clauses (ii) and (iii), where such conflict, violation or default would not be, or reasonably be expected to be, individually or in the aggregate, material to the Company.

(c)        Except for any filing or termination of the waiting period or other approval required under the HSR Act and the antitrust Laws of any other applicable jurisdiction (collectively, the “Antitrust Approvals”) and as set forth in Section 3.2(c) of the Company Disclosure Schedule, no consent, waiver, approval, Order, Permit, waiting period expiration or termination, or authorization of, or declaration or filing with, or notification to, any Governmental Authority (the items disclosed on Section 3.2(c) of the Company Disclosure Schedule, together with the Antitrust Approvals, shall be referred to herein as the “Governmental Approvals”) is required on the part of the Company in connection with the execution and delivery by the Company of this Agreement or the other Transaction Agreements to which the Company is a party or the consummation of the Transaction by the Company, except for those which the failure to obtain such Governmental Approvals would not be, or reasonably be expected to be, individually or in the aggregate, material to the Company.

3.3       Capitalization; No Subsidiaries.

(a)        The authorized capital stock of the Company consists of one hundred ten thousand (110,000) shares of common stock, without par value. The issued and outstanding Equity Interests of the Company are as set forth in the Capitalization Schedule (as defined below), all of which are owned by Sellers free and clear of Liens, other than transfer restrictions under applicable securities Laws.  The Company does not hold any shares as treasury stock.  All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid, non-assessable, and not issued in violation of (or subject to) any preemptive rights, call rights or rights of first refusal, purchase options, or similar rights.  As of the Closing, Purchaser shall own all of the issued and outstanding capital stock of the Company and no other Person shall have any right with respect thereto. There are no declared or accrued but unpaid dividends or distributions to any Seller or former equityholder of the Company.

(b)        Section 3.3(b) of the Company Disclosure Schedule (the “Capitalization Schedule”) sets forth each of the record holders of the Equity Interests of the Company, and the respective number and type of Equity Interests held by each of them.  Except as set forth on the Capitalization Schedule, there are no (i) outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any Equity Interests in the Company, (ii) voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of the equity of the Company, or (iii) stock appreciation rights or phantom stock or similar plans or rights.

(c)        The Company has no Subsidiaries, and the Company does not own, directly, any Equity Interest in any other Person.  The Company is not party to any Contracts to acquire any capital stock or other Equity Interest or make any investment (in the form of a loan, capital contribution, or otherwise) in any Person.

3.4       Financial Statements.

(a)        The Company has made available to Purchaser the following financial statements (collectively the “Company Financial Statements”), each of which is set forth in Section 3.4(a) of the Company Disclosure Schedule:

(i)         audited balance sheets for the Company as of December 31, 2018 and December 31, 2019, and the respective related audited statements of operations, changes in stockholder’s equity, and statements of cash flows for the fiscal years then ended; and

(ii)       an unaudited balance sheet and statement of operations for the Company for the eleven (11)-month period ended November 30, 2020 (the “Unaudited Financial Statements”).

November 30, 2020 shall be referred to herein as the “Balance Sheet Date” and the balance sheet of the Company as of such date shall be referred to herein as the “Balance Sheet”.

(b)        The Company Financial Statements (i) have been prepared from the books and records of the Company, (ii) present fairly, in all material respects, the financial results of operations of the Company as of the dates and for the periods indicated therein, and (iii) have been prepared in accordance with GAAP, as consistently applied by the Company throughout such periods; provided that the Unaudited Financial Statements are subject to normal year-end adjustments (none of which is material) and do not contain any footnotes.

(c)        The Company has established and adhered to a system of internal accounting controls that are designed to provide reasonable assurance in all material respects regarding the reliability of financial reporting. Except as set forth in Section 3.4(c) of the Company Disclosure Schedule, in the past six (6) years, there has not been (i) any significant deficiency or weakness in any system of internal accounting controls used by the Company, (ii) any fraud or other wrongdoing that involves any of the management or other employees of the Company who have a role in the preparation of financial statements or the internal accounting controls used by the Company, or (iii) any material written claim or allegation regarding any of the foregoing.

(d)        Section 3.4(d) of the Company Disclosure Schedule contains a true, correct, and complete list, as of the Balance Sheet Date, of all Indebtedness of the Company, of the types identified in item (i) and item (v) of the definition of Indebtedness, and identifies for each such item of Indebtedness the outstanding principal and accrued but unpaid interest as of such date.

(e)        Section 3.4(e) of the Company Disclosure Schedule sets forth a true, correct, and complete list of all Receivables including an aging thereof, as of the Balance Sheet Date, organized on an aggregate basis aged in thirty (30)-day intervals through the oldest Receivable reflected therein. All Receivables set forth on Section 3.4(e) of the Company Disclosure Schedule arose out of performance of services by or sales of the Company in the ordinary course of business and represent valid obligations arising from sales actually made or services actually performed by the Company. There has been no material contest or claim and there is no material right of set-off under any agreement with any obligor of any such Receivables relating to the amount or validity of such Receivables. Notwithstanding anything contained in this Section 3.4(e) to the contrary and for the avoidance of doubt, the failure to collect any Receivable shall not, in and of itself, be a breach of this Section 3.4(e).

(f)        Section 3.4(f)(i) of the Company Disclosure Schedule sets forth, as of the Balance Sheet Date, all of the accounts payable of the Company.  All accounts payable of the Company are reflected in the Unaudited Financial Statements or were incurred following the date of the Unaudited Financial Statements in the ordinary course of business. All such accounts payable are the result of bona fide transactions in the ordinary course of business, represent valid obligations of the Company, and, except as set forth in Section 3.4(f)(ii) of the Company Disclosure Schedule, have been paid or are not yet due and payable.

3.5       Undisclosed Liabilities.  Except as set forth in Section 3.5 of the Company Disclosure Schedule, the Company has no Liabilities, other than (a) as disclosed in, set forth on, or reflected or reserved against in the Unaudited Financial Statements including any notes thereto, (b) those incurred in the ordinary course of business since the Balance Sheet Date, (c) Unpaid Company Transaction Expenses, (d) any Contingent Consideration, or (e) those that are not material to the Company.

3.6       Absence of Certain Developments.  Except as set forth in Section 3.6 of the Company Disclosure Schedule, between the Balance Sheet Date and the date of this Agreement, (a) the Business has been conducted in all material respects in the ordinary course of business consistent with past practice, (b) there has not been any event, change, occurrence or circumstance that would have, individually or in the aggregate, a Company Material Adverse Effect, and (c) the Company has not taken any action that, if taken after the date of this Agreement and prior to the Closing, would constitute a violation of the covenants and restrictions set forth in Section 6.1 (subject to Schedule 6.1).

3.7       Legal Proceedings.  There are no, and for the last five (5) years there have not been any, pending or, to the Knowledge of the Company, threatened material Legal Proceedings against, relating to, or otherwise affecting, the Company, the Business, its assets, or otherwise pertaining to the ownership of the Shares or the operation of the Business.  Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company has not received written notice within the past five (5) years of any material audit, inquiry, or investigation pending or threatened against the Company. There is no outstanding material Order imposed upon the Company. To the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any material Legal Proceeding.  The Company does not intend to initiate any Legal Proceeding relating to the Business, its assets, or the Shares.

3.8       Compliance with Laws; Permits.

(a)        Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, the Company is, and for the past five (5) years has been, in material compliance with all Laws applicable to the Business and its operations.  During the past five (5) years, the Company has not received any written notice of, or been formally charged by a Governmental Authority with, any material violation of any applicable Laws.

(b)        Except as set forth in Section 3.8(b)(i) of the Company Disclosure Schedule, the Company has obtained all material Permits that are required for the operation of the Business as presently conducted.  Each material Permit held by the Company is valid, binding and in full force and effect.  The Company has not received any written notice alleging the failure to hold any Permit or threatening the suspension, revocation, restriction, nonrenewal, or modification of any material Permits, or the imposition of any fine, penalty, or other sanctions with respect to such material Permits.  To the Knowledge of the Company, no Governmental Authority has decided not to renew any such material Permits.  The Company is in compliance with the material terms and conditions of all of the material Permits that it holds, in each case except as would not reasonably be expected to be material, individually or in the aggregate, to the Company.  All material Permits of the Company are in full force and effect, not subject to appeal or challenge, and no such Permits will be adversely affected by the consummation of the Transaction.  Except as set forth in Section 3.8(b)(ii) of the Company Disclosure Schedule, no Person, other than the Company, owns or has any proprietary or financial interest in any such Permits.

(c)        Since January 1, 2018, neither the Company nor any of its directors, officers, or employees nor, to the Knowledge of the Company, any other Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), has (i) violated any Applicable Anti-Corruption Law or (ii) offered, given, promised to give, or authorized the giving of money or anything of value, to any Government Official or any other Person: (A) for the purpose of (1) corruptly or improperly influencing any act or decision of any Government Official or Person in his/her official capacity, (2) inducing any Government Official or Person to do, or omit to do, any act in violation of his/her duties, (3) securing any improper business advantage, or (4) obtaining or retaining business for the Company or directing business to any Person; or (B) in a manner that would constitute, or have the purpose or effect of, public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper business advantage.

(d)        The Company has maintained complete and accurate books and records in reasonable detail in all material respects, including records of payments to any agents, consultants, representatives, third parties, and Government Officials. Neither the Company nor any of its directors, officers, or employees, nor, to the Knowledge of the Company, any other Person authorized to act on its behalf, has established or maintained, or is maintaining, any secret, illegal, or unrecorded fund of corporate monies or other properties. No false or fictitious entries have been made in the books and records of the Company relating to any corrupt payment or gift of anything of value, including any bribe, kickback, or other illegal or improper payment.

(e)        The Company has in place reasonably adequate controls and systems to ensure compliance with the Applicable Anti-Corruption Laws.

(f)        Neither the Company nor any of its directors, officers, or employees nor, to the Knowledge of the Company, any other Person authorized to act on its behalf, is, or has been, (i) under administrative, civil, or criminal investigation, internal investigation by any party, or the subject of any inquiry or allegations or (ii) under an indictment, suspension, debarment, or audit (other than a routine Contract audit) by any party, in each case, in connection with alleged or possible violations of any Applicable Anti-Corruption Laws. Neither the Company nor any of its directors, officers, or employees nor, to the Knowledge of the Company, any other Person authorized to act on its behalf has received a whistleblower report of alleged or possible violations of any Applicable Anti-Corruption Laws.

(g)        Neither the Company nor any of its directors, officers, or employees nor, to the Knowledge of the Company, any other Person authorized to act on its behalf has received notice, inquiry, or other communication from, or made a voluntary disclosure to, the U.S. Department of Justice or other criminal, civil or administrative enforcement agency of any domestic or non-U.S. jurisdiction in connection with alleged or possible violations of any Applicable Anti-Corruption Law.

3.9       Taxes.

Except as set forth in Section 3.9 of the Company Disclosure Schedule:

(a)        All U.S. federal and other material Tax Returns required to be filed with respect to the Company, taking into account any validly obtained extensions of time to file, have been timely filed by the Company, or on behalf of the Company, with the appropriate Taxing Authorities, and all such Tax Returns are true, correct and complete in all material respects.

(b)        All material Taxes of the Company have been timely paid to the appropriate Taxing Authority regardless of whether shown on any Tax Return.

(c)        No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company that are still pending.

(d)        The Company has withheld or collected, and paid to the appropriate Taxing Authority, all Taxes required to have been withheld or collected and remitted

(including Taxes arising as a result of payments or distributions to (i) equityholders, (ii) employees and (iii) service providers).  The Company has complied in all material respects with all information reporting and withholding requirements, including maintaining all required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, customer, creditor, equityholder or other third party.

(e)        The unpaid Taxes of the Company (i) did not, as of the Balance Sheet Date, exceed the reserve for liability for Taxes set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(f)        The Company is not currently the subject of any Tax audit or examination.

(g)        No extensions of the period for assessment or collection of any Taxes are currently in effect with respect to the Company (other than extensions of time to file Tax Returns obtained in the ordinary course of business).

(h)        (i) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in such jurisdiction and (ii) the Company is not subject to Tax in any jurisdiction other than the United States by virtue of having employees, agents, a permanent establishment (within the meaning of an applicable Tax treaty) or any other place of business in such jurisdiction.

(i)         The Company is not a party to any “closing agreements” described in Code Section 7121 (or any comparable provision of state, local or foreign Tax Law) and has not requested or received any Tax ruling, in either case, that would have continuing effect after the Closing Date.

(j)         There are no Liens for Taxes upon any of the assets or properties of the Company, except for Permitted Liens.

(k)        The Company (i) is not currently, and has not been, a member of a consolidated, unified or affiliated group for Tax purposes; and (ii) does not have any Liability for Taxes of any Person arising from the application of Section 1.1502-6 of the Treasury Regulations or any analogous provision of state, local or foreign Law, or as a transferee or successor, by Contract (other than pursuant to any Contract, the principal subject matter of which is not Taxes), from any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person, or otherwise.

(l)         The Company is not a party to, bound by or obligated in any way under any Tax sharing or Tax indemnity agreement or similar Contract or arrangement (other than an agreement entered into in the ordinary course of business, the principal subject of which is not Taxes).

(m)       The Company has not been a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(n)        No Tax holiday or Tax incentive or grant in any jurisdiction incurred by (or with respect to) the Company will terminate (or be subject to a clawback or recapture) as a result of any of the Transaction.

(o)        The Company (i) has not deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act and (ii) has not claimed or received any credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act.

(p)        The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) deferred revenue or prepaid amount received on or prior to the Closing Date; (iv) change in, or improper use of, a method of accounting; or (v) election under Section 108(i) or Section 965 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(q)        The Company has not agreed to, and is not required to make, any adjustments under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of a change in method of accounting or otherwise.

(r)        From its date of formation until January 1, 2018, the Company (then Arcturus UAV, LLC) was a single member limited liability company which was at all times classified as a disregarded entity for U.S. federal and applicable state and local Income Tax purposes; from January 1, 2018 until October 1, 2018, the Company (then Arcturus UAV, LLC) was at all times classified as a partnership for U.S. federal and applicable state and local Income Tax purposes; and from October 1, 2018, the Company (Arcturus UAV, Inc.) has at all times been classified as an association taxable as a corporation under Subchapter C of the Code for U.S. federal and applicable state and local Income Tax purposes.  The Company does not own an interest, directly or indirectly, in any joint venture, partnership, limited liability company, association, or other entity or arrangement that is treated as a partnership for U.S. federal, state or local Income Tax purposes.

(s)        The Company has not directly or indirectly participated in, or been a party to, any transaction that would constitute (i) a “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or (ii) a “tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations promulgated thereunder, whether in respect of itself, its shareholders or any other Person.  All transactions with Related Parties carried out by the Company are at arm’s length and reflect a proper transfer pricing policy, in accordance with all applicable Tax Laws.

(t)         The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.10     Assets; Inventory.

(a)        Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, the Company has good and valid title to, or a valid leasehold interest in, or otherwise has rights to use, all material properties and assets (tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, free and clear of all Liens (other than Permitted Liens), and all such properties and assets are in the possession and control of the Company, other than assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. The Company owns, has a valid license to use, or valid leasehold interest in, all of the material rights, assets, and properties, that are currently used in, held for use in, or necessary to operate the Business consistent with past practice and as currently conducted, and there are no other material assets (tangible or intangible) that are used in the operation of the Business. Each tangible asset of the Company is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair in all material respects (subject to reasonable wear and tear), is adequate for its current use, is in conformity with applicable Laws and Permits relating to its use and operation, and is not in need of maintenance or repairs except for ordinary, routine maintenance that is not material in nature or cost, and that has not been unduly delayed.

(b)        No inventory of the Company is with customers, agents, distributors, representatives, or other Persons on consignment.  The inventory of the Company is of a quality and quantity useable in the ordinary course of business of the Company and is of a quantity reasonably sufficient to enable the Company to carry on the Business, as presently conducted, immediately after the Closing, subject to adequate allowances, if any, reflected in the Unaudited Financial Statements for obsolete, excess, slow moving, lower of cost, or market and other irregular items.

3.11     Environmental Matters. Except as set forth in Section 3.11 of the Company Disclosure Schedule:

(a)        The Company is, and for the past five (5) years has been, in material compliance with all Environmental Laws applicable to the Business and its operations.  The Company has obtained, maintained, and is in material compliance with all Permits that are required under Environmental Laws for the occupation of its Leased Real Property and operation of the Business as presently conducted (collectively, the “Environmental Permits”) and the Company is not in default or material violation of any term, condition, or provision of any Environmental Permit.

(b)        (i) Except as to matters with respect to which the Company has no material Liability, the Company has not caused and has not conducted Remediation or corrective action of any kind with respect to, and to the Company’s Knowledge there has not been any Release or threatened Release of Hazardous Materials, on, in, at or under any properties (including any buildings, structures, improvements, soils or subsurface strata, surface water bodies or drainage ways, and ground waters thereof) currently comprising the Leased Real Property or any property formerly owned, leased, or operated by, or for, the Company; and (ii) the Company has not owned or operated any underground improvement containing Hazardous Materials, including any treatment or storage tank or water, gas or oil well at any property described in the foregoing sentence, and to the Company’s Knowledge, no such underground improvement is present at any Leased Real Property.

(c)        There is no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Company, threatened action with respect to the Company relating to Hazardous Materials or otherwise under any Environmental Laws, in each case, that has given or would reasonably be expected to result in material Liabilities for the Company.

(d)        There has been no generation, treatment, storage, transportation, handling, Release, disposal, or arrangement for the disposal of, contamination by, or exposure of any Person to, any Hazardous Material that has given or would reasonably be expected to give rise to any material Liabilities for the Company.

(e)        The Company has made available to Purchaser all environmental, health and safety assessments, Environmental Permits, and other material environmental-related documents in the possession, custody, or control of the Company that relate to the Company, its operations, or the environmental condition of any current or former properties owned or leased thereby.

3.12     Material Contracts.

(a)        Section 3.12(a) of the Company Disclosure Schedule sets forth a list of all of the following Contracts as of the date of this Agreement to which the Company is a party or by which it is bound (collectively, the “Material Contracts”):

(i)         any Contract with each current or former (to the extent of any ongoing Liability) officer, director, employee or individual consultant of the Company that (A) provides for the payment of annual base compensation in excess of One Hundred Fifty Thousand Dollars ($150,000), (B) provides for the payment of any compensation or benefits as a result of the consummation of the Transaction, or (C) is not terminable by the Company upon sixty (60) days’ notice or less without any material Liability to the Company;

(ii)       Contracts relating to the acquisition by the Company of any operating business or the capital stock of any other Person;

(iii)      any Contract for the acquisition, sale, disposition, assignment, or transfer of any equity or assets of the Company (A) which is or would be material to the Company (in a single transaction or a series of related transactions, whether by merger, sale of stock, sale of assets, or otherwise) or (B) under which the Company has any outstanding Liabilities (contingent or otherwise, including earn-out provisions and indemnification obligations);

(iv)       Contracts for or relating to the making of any material loans to another Person;

(v)        any Contract under which the Company is (A) lessee of or holds or operates any equipment, vehicle, or other tangible personal property owned by any other Person or (B) lessor of, or permits any third party to hold or operate, any such personal property owned or controlled by the Company, except, in each case, for any lease or related leases of personal property under which the aggregate annual rental payments to any individual lessor do not exceed One Hundred Thousand Dollars ($100,000);

(vi)       Contracts which are expected to involve payment or receipt by the Company of more than Five Hundred Thousand Dollars ($500,000) in the aggregate for any individual Contract or series of related Contracts during the fiscal year ending December 31, 2020, other than (A) purchase and sales orders entered into in the ordinary course of business using the Company’s standard form of purchase order (a copy of which has been made available to Purchaser prior to the date hereof) and (B) Benefit Plans;

(vii)     any Contract with any Material Customer or Material Vendor;

(viii)    Contracts granting a right of first refusal, first offer or similar preferential right to purchase or acquire Equity Interests in the Company;

(ix)       any Contract granting to any Person an option or a first refusal, first offer, “most favored nation,” or similar preferential right to purchase or acquire any material asset of the Company or to act as supplier to the Company, or that purports to limit the ability of the Company to own, operate, sell, transfer, pledge, or otherwise dispose of any material amount of assets;

(x)        Contracts containing non-competition, non-solicitation, exclusivity, or other similar covenants binding on the Company or prohibiting or materially limiting the Company’s ability to conduct business with any Person in any geographic area;

(xi)       Contracts for joint venture agreements or similar partnerships;

(xii)     any Contract for capital expenditures or the acquisition or construction of fixed assets or purchase of capital assets requiring the payment by the Company of an amount in excess of One Hundred Thousand Dollars ($100,000), individually, or Two Hundred Fifty Thousand Dollars ($250,000), in the aggregate, for payments required by related Contracts, acquisitions, or constructions to any individual Person;

(xiii)    any Active Government Contract;

(xiv)     any Contract or Bid with a non-U.S. government or non-U.S. public sector organization;

(xv)      any material Real Property Lease;

(xvi)     any settlement, conciliation, or similar Contract;

(xvii)   any collective bargaining agreement or any other Contract with any labor union, works council, or labor organization;

(xviii)  Contracts involving any minimum purchase obligations of (A) the Company to any other Person or (B) any other Person to the Company;

(xix)     Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien (other than Permitted Liens) on any of the assets of the Company, including indentures, guarantees, loans or credit agreements;

(xx)      Contracts pursuant to which the Company (A) obtains a license to material Intellectual Property (excluding licenses of commercially available software with annual license, maintenance, or other fees of less than Twenty-Five Thousand Dollars ($25,000) in the aggregate) or (B) grants to a third party any license to material Intellectual Property (excluding non-exclusive licenses granted to customers in the ordinary course of business); and

(xxi)     Contracts with Related Parties.

(b)        Each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company, and, to the Knowledge of the Company, of the other party or parties thereto, except as enforceability may be limited by applicable Equitable Principles. With respect to each Material Contract, (i) there does not exist thereunder any material breach or material default on the part of the Company or, to the Knowledge of the Company, any other party to such Material Contract; (ii) to the Knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, would result in a default or breach by the Company or any other party thereto, under such Material Contract; (iii) the Company has not received written notice of any termination, non-renewal, or cancellation by another party to such Material Contract or of such party’s intention to terminate, fail to renew, or cancel such Material Contract, and (iv), to the Knowledge of the Company, no party to such Material Contract has any intention to terminate, fail to renew, or cancel any Material Contract.

(c)        Prior to the date hereof, the Company has made available to Purchaser a true, complete, and correct copy of each written Material Contract, together with all amendments, written waivers, or other changes thereto, and a true, complete, and correct description of the material terms and conditions of each oral Material Contract, including any waivers or other changes thereto, whether written or oral.

3.13     Government Contracts and Government Bids.

(a)        Section 3.13(a) of the Company Disclosure Schedule sets forth a true, complete, and correct list, as of the date of this Agreement, of (i) each Government Contract for which the period of performance has not expired or terminated or final payment has not been received as of the date of this Agreement (each, an “Active Government Contract”); and (ii) Government Bids for awards of new Government Contracts made by the Company (each, an “Active Government Bid”).  All Active Government Contracts were legally awarded and are binding on the parties thereto, subject to applicable Equitable Principles.  The Company has made available to Purchaser true, complete, and correct copies of all Active Government Contracts.

(b)        Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, during the past five (5) years, the Company has complied with all material terms and material conditions of (including all representations and certifications relating to) Government Contracts and Government Bids, including all applicable Laws or regulations incorporated therein.

(c)        Except as set forth in Section 3.13(c)(i) of the Company Disclosure Schedule, during the past five (5) years, (A) no Governmental Authority nor any prime contractor or higher-tier subcontractor under any Government Contracts or Government Bids has notified the Company in writing of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation or contract term; (B) the Company has received no notice of termination for convenience, cause or default, cure notice, show cause notice, or stop work order relating to any Government Contract, other than with respect to any ordinary course of business termination for convenience due to a change in scope of a Government Contract; and (C) no Government Contract of the Company has been terminated for convenience, default or cause, other than with respect to any ordinary course of business termination for convenience due to a change in scope of a Government Contract. To the Knowledge of the Company, no facts or circumstances exist upon which a termination for convenience, default, or cause may be based in the future. Except as set forth in Section 3.13(c)(ii) of the Company Disclosure Schedule, the execution, delivery or performance of this Agreement will not result in a material violation, breach or default under any Active Government Contract.

(d)        Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, (i) the Company is not a party to any material outstanding claims, requests for equitable adjustment, or Contract disputes relating to any Government Contract or Government Bid under the Contract Disputes Act or any other applicable Law and; (ii) during the past five (5) years, the Company has not received, and to the Knowledge of Company, no Governmental Authority, prime contractor or higher-tier subcontractor has threatened to assert, any claim, request for equitable adjustment, or dispute against the Company relating to any Government Contract or Government Bid where the amount in controversy exceeds or is expected to exceed Twenty-Five Thousand Dollars ($25,000); (iii) to the Knowledge of the Company, there are no facts or circumstances upon which such a request for equitable adjustment, claim, or dispute in clauses (i) or (ii) may be based in the future; (iv) during the past five (5) years, the Company has not received notice of any cost disallowance, withholding, offset, overpayment or credit in excess of Twenty-Five Thousand Dollars ($25,000) requested by, or on behalf of, a Governmental Authority; and (v) during the past five (5) years, all invoices and claims for payment, reimbursement or adjustment submitted by the Company related to a Government Contract were current, accurate and complete in all material respects as of their respective submission dates.

(e)        In the past five (5) years, neither the Company nor any of its Principals (as defined in Federal Acquisition Regulation (“FAR”) 2.101 and 52.209-5), nor any of their respective employees, are or have been debarred, suspended, proposed for suspension or debarment, declared ineligible (as defined in FAR 2.101), received a notice of determination of non-responsibility or determined non-responsible by any Governmental Authority, or otherwise excluded from holding, performing, or bidding on any Government Contract.  No suspension, debarment, ineligibility (as defined in FAR 2.101), non-responsibility proceeding, or other exclusion action has been commenced or threatened against the Company or any of its Principals and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to result in a suspension, debarment proceeding or ineligibility on the part of the Company or any of its Principals.

(f)        Except as set forth in Section 3.13(f) of the Company Disclosure Schedule, during the past five (5) years, (i) the Company has not received written notice of any pending or threatened investigation, prosecution, administrative proceeding or audit (other than pre-award, post-award and indirect rate audits by the Defense Contract Audit Agency or the Defense Contract Management Agency or other Governmental Authorities performing a similar function that have not resulted in any investigation or claim for fraud or defective pricing or resulted in any penalty or assessment) related to any Government Contract or Government Bid of the Company; and (ii) the Company has not conducted or initiated any material internal investigation of its own initiative or at the request of any Governmental Authority, prime contractor or higher-tier subcontractor related to any Government Contract or Government Bid of Company.

(g)        Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, during the past five (5) years, the Company has not made any disclosure in writing to any Governmental Authority or other customer or prime contractor or higher-tier subcontractor related to any suspected or alleged violation of an applicable Law or requirement of a Government Contract or Government Bid by the Company or any of its Principals relating to a Government Contract or Government Bid nor is the Company required to make any such disclosure to a Governmental Authority.

(h)        Section 3.13(h) of the Company Disclosure Schedule sets forth all facility security clearances held by the Company that the Company is permitted by Law to disclose. The Company and its employees who hold or have held security clearances are, and have been for the past five (5) years, in compliance in all material respects with applicable national security requirements, including the National Industrial Security Program Operating Manual (“NISPOM”) and all applicable requirements under each Government Contract to which the Company is a party relating to the safeguarding of and access to classified information. No termination of any facility or personnel clearances held by the Company or its employees has occurred or has, to the Knowledge of the Company, been threatened in the past five (5) years.  No facts exist which are reasonably expected to give rise to the revocation, invalidation or suspension of any facility security clearance held by the Company. In the past five (5) years, the Company has not received a rating less than “Satisfactory” from any inspection or audit by the Defense Counterintelligence and Security Agency (the “DCSA”) of the U.S. Department of Defense, and there has been no unauthorized disclosure of classified information by employees of the Company.

(i)         Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, during the past five (5) years, the Company has not received notice of any adverse past performance evaluations or ratings in connection with any Government Contracts.

(j)         All invoices and claims for payment, reimbursement or adjustment submitted by the Company in connection with a Government Contract during the last five (5) years were current, accurate, and complete in all material respects as of their respective submission dates and the Company has complied with all obligations to update such submissions.  During the last five (5) years, none of the accounting or business systems or practices and procedures of the Company have been found to be non-compliant or inadequate by any Governmental Authority.

(k)        During the past five (5) years, the Company has complied with all material Government Contracts requirements regarding the utilization of small or other disadvantaged business subcontractors and has not represented itself in any Government Bid as a veteran-owned small business, service-disabled veteran-owned small business, HUBZone small business, small disadvantaged business, or women-owned small business.  The Company has not been awarded any Active Government Contract on the basis of its small business status, and has not submitted any Active Government Bid in which the Company is seeking an award based on its status as a small business.

(l)         During the past five (5) years, the Company has not received, with respect to any Government Contract or Government Bid, any notice from a Governmental Authority raising questions or concerns regarding the possibility of actual or potential material organizational conflicts of interest (as defined in 48 C.F.R. §9.501) concerns or has been required to implement any organizational conflict of interest mitigation plan, or has agreed or undertaken to refrain from any material business activity for purposes relating to actual or perceived organizational conflicts of interest.

3.14     Intellectual Property and Data Privacy.

(a)        Section 3.14(a) of the Company Disclosure Schedule sets forth a list of (i) all registrations and applications for the registration with a Governmental Authority of Intellectual Property owned by the Company (collectively, “Registered Intellectual Property”) and (ii) all domain names that are owned by the Company.  All of the registrations and applications set forth on Section 3.14(a)(i) and Section 3.14(a)(ii) of the Company Disclosure Schedule are valid and in full force and effect, and have not been cancelled, expired, abandoned or otherwise terminated, and payment of all renewal and maintenance fees in respect thereof, and all filings related thereto, have been duly made.  Except as set forth on Section 3.14(a)(iii) of the Company Disclosure Schedule, the Company owns and possesses all right, title and interest in and to each item of Intellectual Property owned by the Company, and has the valid and enforceable right to use all other material Intellectual Property used in, held for use in, or necessary for the Company’s Business as currently conducted, in each case free and clear of all Liens, except Permitted Liens.  Except as set forth on Section 3.14(a)(iv) of the Company Disclosure Schedule, there are no annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Registered Intellectual Property or domain names within ninety (90) days after the date of this Agreement.

(b)        Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, (i) the Company does not, in the current operation of the Business, infringe, misappropriate, or otherwise violate the Intellectual Property of any third party; (ii) since

January 1, 2014, the Company has not received any written notice of any action asserting that any such infringement, misappropriation, or other violation has occurred; and (iii) since January 1, 2014, the Company has not received any written request or invitation to take a license under any Intellectual Property owned by any third party.  There is no pending claim by any third party contesting the ownership, use or practice, right to use or practice, right to register, registration, priority, duration, validity, or enforceability of, or alleging misuse of, the Registered Intellectual Property or any other Intellectual Property used in or held for use in the Company’s Business as currently conducted (including any litigation, interference, derivation, post-grant review, inter partes review, reissue, reexamination, opposition, cancellation, or similar action), and no such claim is or has been threatened in writing since January 1, 2014.

(c)        Except as set forth in Section 3.14(c)(i) of the Company Disclosure Schedule, to the Knowledge of the Company, (x) no third party is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company that is material to the conduct of the Company’s Business and (y) the Company has not delivered written notice of a claim for any such infringement, misappropriation or other violation to a third party since January 1, 2014.  Except as set forth in Section 3.14(c)(ii) of the Company Disclosure Schedule, to the Knowledge of the Company, there has been no unauthorized use or disclosure of any material Company trade secret and no facts or circumstances exist that would indicate that there has been such unauthorized use or disclosure of any such Company trade secret.

(d)        The Computer Systems are in good working order and operate and perform materially in accordance with their applicable specifications and as required in connection with the operation of the Business as currently conducted. The Computer Systems owned or controlled and operated by the Company are sufficient to operate the Business as currently conducted.  The Company maintains reasonable and appropriate administrative, physical and technical security controls to safeguard the Computer Systems against disruption and unauthorized access or use, including employing commercially reasonable security, maintenance, disaster recovery, redundancy, backup, archiving and virus or malicious device scanning/protection measures.  In the past five (5) years, there have been no material breaches of the Company’s security procedures or unauthorized access, use, disclosure, modification or destruction of any of the Computer Systems or data contained in the Computer Systems.  The Company has established one or more incident response plans to address any actual or threatened security incident or data breach.

(e)        None of the software owned by the Company is currently or was in the past distributed or used with any Publicly Available Software in a manner that would require that any Intellectual Property owned or used by the Company be dedicated to the public domain, disclosed, distributed in source code form or made available at no charge.

(f)        The Company is not a party to any escrow agreement pertaining to source code for software owned by the Company.  The Company has not provided source code for any software owned by the Company to any third party.

(g)        Each current and former Company employee, contractor, director, manager, and officer who has participated in, been involved in, or who contributed to, the creation or development of any material Intellectual Property owned, or purported to be owned by, the Company has executed a valid and enforceable written Intellectual Property assignment and confidentiality agreement for the sole and exclusive benefit of the Company in the form of (i) a present assignment of all rights, title and interests that such Person may have, may have had or may hereafter acquire in or to such Intellectual Property and a valid and enforceable waiver of any and all rights (including moral rights) that such Person may have therein and (ii) a nondisclosure agreement.

(h)        The Company has taken all commercially reasonable measures to protect the secrecy and value of the Company’s trade secrets and proprietary information.  The Company has taken all commercially reasonable steps to maintain the validity and enforceability of all material Intellectual Property owned by the Company.

(i)         No restriction asserted by the Company on any Governmental Authority’s use or disclosure of any technical data or computer software has been finally adjudicated as unjustified or invalid.  There are no pending or, to the Knowledge of the Company, threatened pre-challenge requests for information, challenges, appeals, or other proceedings by any Governmental Authority related to the validity or justification for any restrictions asserted by the Company on such Governmental Authority’s use or disclosure of any technical data or computer software.

(j)         No restrictive marking applied by the Company to any technical data or computer software has been finally adjudicated as non-conforming.  No Governmental Authority has notified the Company that any restrictive marking applied by the Company to any technical data or computer software is non-conforming.

(k)        All technical data and computer software delivered with less than unlimited rights pursuant to a Government Contract has been identified and marked in accordance with such Government Contract.

(l)         No Intellectual Property owned by the Company or used or held for use in the Company’s Business as currently conducted and as presently contemplated to be conducted has been delivered to any Governmental Authority with unlimited rights.

(m)       The Company is in compliance in all material respects with all Privacy and Security Laws and has implemented commercially reasonable policies, programs, and procedures (including administrative, technical, and physical safeguards): (i) to protect against unauthorized access, use, modification, and disclosure of and to protect the confidentiality, integrity, and security of, Personal Information and proprietary information in the Company’s possession, custody, or control; and (ii) as required in all material respects to comply with applicable Law, including any Privacy and Security Law.

(n)        In the past five (5) years, there has been no material data security breach of any Computer System or network, or unauthorized use or disclosure of any Personal Information, owned, used, stored, received, or controlled by, or on behalf of, the Company, including any unauthorized use or disclosure of Personal Information, that would constitute a breach for which notification to individuals and/or regulatory authorities is required under any applicable Privacy and Security Law.

(o)        No Governmental Authority or any other Person has made any material claim (in the case of any other Person, in writing) or brought any material Legal Proceeding (including any investigation by any Governmental Authority for a violation of any Privacy and Security Law) relating to the Company’s information privacy or data security practices, including with respect to the access, disclosure or use of Personal Information or proprietary information maintained by, or on behalf of, the Company, and, to the Company’s Knowledge, no Governmental Authority or any other Person has threatened any such claim or Legal Proceeding or conducted any investigation or inquiry with respect thereto.  Complete and accurate copies of any written complaints delivered to the Company during the past twelve (12) months alleging a violation of any Privacy and Security Law have been made available to Purchaser.

(p)        The Company’s past and present collection, use, retention, and dissemination of Personal Information is, and has been in the past, in compliance in all material respects with the terms of: (i) all Contracts to which the Company is a party relating to data privacy, security or breach notification; (ii) any applicable Law, including any Privacy and Security Law, or (iii) any written Company privacy policy.

(q)        Except as set forth in Section 3.14(q) of the Company Disclosure Schedule, the Company has required and requires all Persons to which it provided or provides access to Personal Information to maintain the privacy and security of such information, including by contractually obligating such Persons to protect such information from unauthorized access by, or disclosure to, any unauthorized Persons.

(r)        The execution, delivery and performance of the Transaction Agreements and the consummation of the Transaction, including any transfer of Personal Information resulting from the Transaction will not materially violate any Privacy and Security Law as that Law currently exists or as it existed at any time during which any Personal Information was collected or obtained by or on behalf of the Company, or any other privacy and data security requirements imposed on the Company under any Contracts. At the Closing, the Company will continue to have the right to use such Personal Information on terms and conditions identical to those on which the Company had the right to use such Personal Information immediately prior to the Closing.

3.15     Trade Compliance Laws.  Except as set forth in Section 3.15 of the Company Disclosure Schedule: (a) for the past five (5) years, the Company has been in compliance in all material respects with all applicable statutory and regulatory requirements of the United States and other jurisdictions to the extent applicable to its operations related to export controls, economic sanctions, trade embargoes, imports of goods and payment of customs duties and fees, and anti-boycott compliance (collectively, the “Trade Compliance Laws”); and (b) no investigation, audit or proceeding with respect to any alleged material non-compliance with Trade Compliance Laws is pending or, to the Knowledge of the Company, threatened against the Company.

3.16     Employee Benefits Plans.

(a)        Section 3.16(a) of the Company Disclosure Schedule sets forth a true, correct, and complete list of all Benefit Plans, other than offer letters entered into in the ordinary course of business that provide for at-will employment and can be terminated without material Liability.

(b)        For each Benefit Plan, the Company has provided or made available to Purchaser the following, to the extent applicable: (i) the plan document (or, in the case of an unwritten Benefit Plan, a written description of the material terms thereof and, in all cases, if applicable, form(s) thereof and any material deviations therefrom) and all amendments thereto; (ii) the most recent summary plan description (and any summaries of material modifications with respect thereto); (iii) the most recent annual report on Form 5500 (with schedules and attachments); (iv) each current trust, insurance, annuity or other funding Contract related thereto; (v) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto; (vi) the most recently received Internal Revenue Service determination letter or opinion letter; and (vii) non-discrimination testing for the last three (3) completed plan years.

(c)        No Benefit Plan is subject to Title IV of ERISA and, in the last six (6) years, the Company has not sponsored, maintained or contributed to a pension plan that is subject to Title IV of ERISA. The Company does not have any Liability pursuant to Title IV of ERISA (including by virtue of arrangements maintained by current or former Affiliates). Except as set forth in Section 3.16(c) of the Company Disclosure Schedule, to the Knowledge of the Company, no condition exists that would reasonably be expected to cause the Company (including, after the Closing, Purchaser and any of its Affiliates) to incur any such Liability. No Benefit Plan is (i) a “defined benefit plan” (as defined in Section 414 of the Code) or (ii) a “multiple employer” plan (as defined in Section 4063 or 4064 of ERISA), other than any PEO Plan.

(d)        With respect to each Benefit Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA), the Company does not have any Liability with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured), with respect to any Person beyond such Person’s retirement or other termination of employment or service, other than coverage mandated by Section 4980B of the Code, by state Law (or other Law) or disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise.

(e)        Except as has not resulted in and would not reasonably be expected to result in any material Liability to the Company, and except as set forth in Section 3.16(e) of the Company Disclosure Schedule, with respect to each Benefit Plan (other than any PEO Plan), the Company has complied and is now in compliance with all the provisions of ERISA, the Code and all Laws and regulations applicable to such Benefit Plan, and each Benefit Plan (other than any PEO Plan) has been administered in accordance with its terms. With respect to each Benefit Plan, (i) all material payments due from the Company to date have been timely made (including permissible extensions) or accrued in accordance with GAAP and (ii) each such Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or is subject to an opinion letter from the Internal Revenue Service) with respect to such qualification or has pending or has time remaining in which to file an application for such determination from the Internal

Revenue Service, and no event or circumstance has occurred that is reasonably expected to adversely affect the qualified status of such Benefit Plan.

(f)        There is no claim (other than routine claims for benefits), Legal Proceeding, arbitration or other action pending or, to the Knowledge of the Company, threatened against or with respect to any Benefit Plan (other than any PEO Plan).

(g)        With respect to each current or former employee, officer, director or individual independent contractor of the Company, the consummation of the transactions contemplated by this Agreement will not, either alone or upon the occurrence of any additional or subsequent events, whether contingent or otherwise: (i) result in any payment or benefit becoming due or payable to, or required to be provided to, any such Person, (ii) result in the acceleration of the time of payment, vesting or funding of any compensation or benefits payable to any such Person, (iii) limit or restrict the right to amend, terminate or transfer the asset of any Benefit Plan on or following the Closing, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code. There is no Contract, agreement, arrangement or policy to which the Company is a party or by which it is bound to compensate any Person for excise Taxes paid pursuant to Section 4999 of the Code.

3.17     Labor and Employment Matters.

(a)        Except as set forth on Section 3.17(a)(i) of the Company Disclosure Schedule, the Company has provided to Purchaser a listing of all of the current employees and interns of the Company and all individuals retained by the Company as independent contractors.  Except as set forth on Section 3.17(a)(ii) of the Company Disclosure Schedule, the Company has provided to Purchaser a list of all employees of the Company, by location, who have experienced an “employment loss,” “layoff,” or “relocation” as defined by the WARN Act within the past ninety (90) days.

(b)        Since January 1, 2018, the Company has not been a party to, bound by or negotiated any labor or collective bargaining agreement in respect of any employee or group of employees of the Company and there is not, and has not been, any union representing, or purporting to represent, any Company employee.  There are no, and since January 1, 2017 there have been no, (i) material strikes, work stoppages, work slowdowns, lockouts, handbilling, requests for representation, picketing or other similar labor activities pending or, to the Knowledge of the Company, threatened against the Company and/or (ii) material unfair labor practice charges, grievances, complaints or, to the Knowledge of the Company, investigations, regarding material labor or employment matters, pending or threatened by, or on behalf of, any employee or group of employees of the Company against the Company before a Governmental Authority.

(c)        The Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws pertaining to labor, employment, and employment practices including all applicable Laws respecting terms and conditions of employment, health and safety, wages and hours, immigration (including the completion of Forms I-9 for all U.S. employees), employment harassment, discrimination and retaliation, whistleblowing, disability rights or benefits, plant closures and layoffs (including the WARN

Act), workers’ compensation, labor relations, employee leaves of absence, paid time off, and COVID-19.

(d)        The Company is and for the last five (5) years has been in compliance in all material respects with all Government Contract provisions regarding labor, employment and employment practices, including all such Government Contract provisions regarding terms and conditions of employment, wages and hours, immigration (including the verification of I-9s), discrimination, harassment, affirmative action, disability rights or benefits, equal opportunity, and whistleblower protections.

(e)        Except as would not be material to the Company, at all times during the past four (4) years: (i) all Company employees classified as exempt employees under the Service Contract Act, Fair Labor Standards Act, and similar applicable foreign, state, and local wage and hour Laws have been and are properly classified as such in all material respects, and (ii) all individuals characterized by the Company as independent contractors or consultants have been and are properly classified as independent contractors under all applicable Laws.  There is no amount owing to any current or former Company employee or individual retained by the Company as an independent contractor, other than amounts not yet due for payment.

(f)        To the Knowledge of the Company, no current or former employee or independent contractor of the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law or statutory nondisclosure obligation, non-competition agreement, non-solicitation agreement, or restrictive covenant: (i) owed to the Company or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by the Company.

(g)        The Company has promptly, thoroughly and impartially investigated all sexual harassment, discrimination, and retaliation allegations of which the Company has Knowledge since January 1, 2017, and took appropriate and prompt action where warranted in accordance with applicable Laws.  The Company does not reasonably expect any material Liabilities with respect to any such allegations and, to the Knowledge of the Company, there are no allegations relating to officers, directors, employees, contractors, or agents of the Company that, if known to the public, would have a material and adverse impact on the reputation of the Company.

3.18     Transactions With Related Parties.  Except as set forth in Section 3.18 of the Company Disclosure Schedule, no present officer, director, or stockholder of the Company, nor any Affiliate of the Company or any Person who is an immediate family member or Affiliate of the foregoing (each a “Related Party”), (a) is currently a party to any transaction or Contract with the Company, other than employment or consulting agreements entered into with individuals in the ordinary course of business; (b) possesses, directly or indirectly, any financial interest in, or is a director, officer, or employee of, any Person (other than the Company) which is a supplier, lessor, lessee, or competitor of the Company; or (c) possesses, directly or indirectly, any financial interest in any assets, tangible or intangible (including Intellectual Property rights) used or held for use in, or necessary for the operation of, the Business as currently conducted. Ownership of securities of a company whose securities are traded on any recognized securities exchange of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.18.

3.19     Insurance.  Section 3.19(a) of the Company Disclosure Schedule contains a list of each insurance policy, binder, or Contract carried or maintained by, or on behalf of, the Company relating to insurance coverage and/or bonding and surety arrangements (each, an “Insurance Contract” and, collectively, the “Insurance Contracts”), including the name of the insurer, the policy number, and the period, amount, and scope of coverage.  The Company has delivered to Purchaser true, complete, and correct copies of each Insurance Contract.  Except as set forth on Section 3.19(b) of the Company Disclosure Schedule, each Insurance Contract (i) is legal, valid, binding, and enforceable and in full force and effect, with all premiums and any other payments due and payable thereon having been paid in full and (ii) will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the Transaction.  The Company is not in breach or default with respect to its material obligations under any Insurance Contract (including the payment of premiums).  Except as set forth on Section 3.19(c) of the Company Disclosure Schedule, the Company has not received any written notice of cancellation or non-renewal of any Insurance Contract.  To the Knowledge of the Company, no event has occurred that, with notice or the lapse of time, would constitute a breach or default, or permit any termination, modification, or acceleration under any Insurance Contract.  All of the assets of the Company are currently insured against loss and damage under the Insurance Contracts.  To the Knowledge of the Company, each of the Insurance Contracts is of the type and in the amount customarily carried by Persons conducting businesses similar to the Business as currently conducted and complies with all applicable legal requirements.  There is no, and has for the past five (5) years been no, gap in insurance coverage for any material risks covered by the Insurance Contracts.  Except as set forth on Section 3.19(d) of the Company Disclosure Schedule, none of the Insurance Contracts are subject to any retrospective premium adjustment, audit premium adjustment, experience-based liability adjustment, or loss-sharing cost adjustment.  The Insurance Contracts satisfy in all material respects any insurance requirements under the terms of any Material Contracts, Government Contracts, and Real Property Leases.  No insurer has excluded from the scope of any Insurance Contract coverage for any of the Company’s particular contractual indemnity obligations to any third parties.  Except as set forth on Section 3.19(e) of the Company Disclosure Schedule, the Company has no self-insurance or co-insurance programs.  Except as set forth on Section 3.19(f) of the Company Disclosure Schedule, the Company has delivered to Purchaser true, correct, and complete copies of loss run reports accurately depicting any and all claims made by the Company or any other insureds under the Insurance Contracts (or their predecessor Contracts) that have been pending or “open” at any point during the past five (5) years.  There are no claims pending under any of the Insurance Contracts (or their predecessor Contracts for the preceding five (5)-year period) as to which coverage has been questioned, denied, or disputed by the insurer, or as to which the insurer has otherwise reserved its rights.  Except as set forth on Section 3.19(g) of the Company Disclosure Schedule, all potentially insurable material third-party claims against, and material first-party claims of, the Company have been submitted to the appropriate insurance carrier(s) in material compliance with any applicable notice requirements.

3.20     Financial Advisors.  Except for Evercore Group L.L.C., no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for Sellers or the Company in connection with the Transaction and no Person other than Evercore Group L.L.C. is entitled to any fee or commission or like payment from Sellers or the Company contingent upon Closing of the Transaction.

3.21     Customer and Vendors.  Section 3.21 of the Company Disclosure Schedule sets forth (a) a list of the top customers of the Company, on an aggregate basis, by dollar volume of sales in excess of Five Hundred Thousand Dollars ($500,000) to such customers (which amount is set forth in Section 3.21 of the Company Disclosure Schedule) (collectively, the “Material Customers”), and (b) a list of the top vendors of the Company, on an aggregate basis, by dollar value of net purchases in excess of Five Hundred Thousand Dollars ($500,000) from such vendors (which amount is set forth in Section 3.21 of the Company Disclosure Schedule) (collectively, the “Material Vendors”), in each case, for the fiscal year ended December 31, 2019, and for the eleven (11)-month period ended November 30, 2020. The Company has received no written or, to the Company’s Knowledge, oral notification from any of the Material Customers indicating that such Material Customer shall stop, materially decrease the rate of, or materially and adversely change the payment or price terms, with respect to, buying products or utilizing services from the Company. The Company has not received any written or, to the Company’s Knowledge, oral notification from any of the Material Vendors indicating that any such Material Vendor shall stop, materially decrease the rate of, or materially and adversely change the payment or price terms, with respect to, providing products or services to the Company. No Material Customer or Material Vendor has terminated, cancelled, or failed to renew, or given the Company written notice of its intention to terminate, cancel, or fail to renew, its business relationship with the Company within the past two (2) years. The Company is not party to, and in the last three (3) years has not been party to, any Legal Proceeding with any of the Material Customers or Material Vendors and, to the Knowledge of the Company, there exist no facts or circumstances that would result in any such Legal Proceeding being initiated.

3.22     Officers and Directors; Bank Accounts.  Section 3.22(a) of the Company Disclosure Schedule lists the officers and directors for the Company. Section 3.22(b) of the Company Disclosure Schedule sets forth a true, correct, and complete list of all bank accounts and safe deposit boxes of the Company, including the number of each such account or box, the name of the holder of each such account or box, and the names of the Persons authorized to draw on each such account or to access each such box.

3.23     Product Warranty; Product Liability.  No customers are entitled to, or benefit from, any service level or performance guarantees with respect to the products sold by the Company. No customers are currently entitled to any material refunds, credits, or rights of set-off with respect to any products and services sold by the Company. No material warranty claim is currently pending against the Company with respect to any products or services sold by the Company.  The Company does not have any material Liabilities with respect to the failure of any product or service designed, manufactured, or sold by the Company to be in conformity in all material respects with all product specifications, contractual commitments, and express and implied warranties.  The Company has not, and none of its products are or have ever been, subject to any product recall, withdrawal, seizure, sequestration, or quarantine, whether voluntarily or at the discretion or Order of any Governmental Authority and, to the Knowledge of the Company, there is no reasonable basis for any recall, withdrawal, seizure, sequestration, or quarantine.

3.24     Real Property.

(a)        The Company does not own any real property.

(b)        Section 3.24(b) of the Company Disclosure Schedule sets forth a true, correct, and complete list of all leases, subleases and occupancy agreements of real property (the “Leased Real Property”), pursuant to which the Company is the lessee or sublessee

(individually, a “Real Property Lease”). Each such Real Property Lease is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company, and, to the Knowledge of the Company, of the other party or parties thereto, except as enforceability may be limited by applicable Equitable Principles. The Company has delivered to Purchaser true, correct, and complete copies of the Real Property Leases, including any restatements, amendments, supplements, and modifications thereto.  The Company is not presently in material default under any material Real Property Lease, nor, to the Knowledge of the Company, has any event or state of facts occurred that, with the giving of notice or the passage of time, would mature into a default under any Real Property Lease.  Except for tenant improvements at the Leased Real Property with an aggregate cost that does not exceed Five Thousand Dollars ($5,000), the Company has completed any works of improvement required by the Real Property Leases and has paid in full any design professionals, contractors, subcontractors, material suppliers, or other Persons who pursuant to Law may file or record a Lien on the fee or leasehold estate of the Leased Real Property.  The Company has made no alterations or additions to the Leased Real Property except in accordance with the Real Property Leases and Law, except as would not reasonably be expected to be material to the Company. To the extent any of the Real Property Leases granted the Company a tenant improvement allowance or other reimbursement mechanism in connection with space planning, design, engineering, construction work, materials, moving costs or other uses as permitted by such Real Property Lease, the Company has received all such funds in full.

(c)        The Leased Real Property constitutes all interests in real property currently used in, held for use in, or intended to be used in, occupied, or related to the Business and that are necessary for the continued operation of the Business as presently operated.  The Company holds a valid leasehold estate in each Leased Real Property pursuant to each Real Property Lease and all Real Property Leases are exclusively in writing and are in full force and effect.  The Company has accepted full and complete possession of the Leased Real Property and, except as set forth on Section 3.24(c)(i) of the Company Disclosure Schedule, is the sole and actual occupant in possession thereof.  No claim, controversy, dispute, or disagreement involving the Company exists with respect to any of the Real Property Leases or the Leased Real Property.  Except as set forth on Section 3.24(c)(ii) of the Company Disclosure Schedule, all of the buildings, structures, fixtures and improvements on the Leased Real Property (A) are in good operating condition, and all mechanical and other systems located thereon are in good operating condition (ordinary wear and tear excepted) and (B) are without material structural defects.  All of the Leased Real Property and the buildings, structures, fixtures and improvements thereon are adequate for their current uses and comply with, and are being operated and otherwise used in compliance, in all material respects, with all applicable Law.  The Company has not received notice that any Leased Real Property is not in compliance, in all material respects, with applicable Law or that any buildings, structures, fixtures and improvements situated thereon are not located wholly within the boundary lines of the applicable legal parcel of real property upon which they are situated.  There does not exist any actual or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Leased Real Property.  The Company has not received any notice of the intention of any Governmental Authority or other Person to take or use all or any part of any Leased Real Property.

(d)        The Company has not assigned, mortgaged, transferred, or

hypothecated any Real Property Lease or any interest therein or leased or subleased all or any portion of the Leased Real Property, and, except as set forth on Section 3.24(d)(i) of the Company Disclosure Schedule, the Company is not a sublessor under any Real Property Lease, sublease, or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. A true, correct, and complete list of any subordination, nondisturbance and attornment agreements to which the Company is a party are set forth on Section 3.24(d)(ii) of the Company Disclosure Schedule.

(e)        No security deposits or letters of credit held by any landlord under any Real Property Lease have been applied to any amounts owing under such Real Property Lease and the full amount of such security deposits or the full stated amounts of the letters of credit as stated in such Real Property Lease are being held by the landlord thereunder.  Section 3.24(e) of the Company Disclosure Schedule sets forth the current amounts of security deposits or letters of credit held by the landlords of the Leased Real Property.

(f)        Except as set forth on Section 3.24(f)(i) of the Company Disclosure Schedule, all rent, additional rent, real property Taxes, and possessory and use Taxes, insurance premiums, and all other charges or amounts required to be paid under any Real Property Lease are paid current.  The Company has not received any notice from any insurance company that has issued a policy with respect to any Leased Real Property requiring performance of any structural or other repairs or alterations to such Leased Real Property.  Except as set forth on Section 3.24(f)(ii) of the Company Disclosure Schedule, the Company does not own or hold, nor is the Company obligated under or a party to, any option, right of first refusal or other contractual right or obligation to purchase, acquire, sell, assign, lease or dispose of any real estate or any portion thereof or interest therein, including the Leased Real Property or any portion thereof.  The Company has all certificates of occupancy and Permits of any Governmental Authority necessary for the current use and operation of each Leased Real Property, and Company has fully complied with all material requirements and conditions of the Permits applicable to it.  There are no adverse claims by any Person (including adjoining property owners) or encroachments, protrusions or boundary disputes with respect to the Leased Real Property.  Each Leased Real Property has access to (x) public roads or valid easements over private streets or private property for such ingress to, and egress from, such Leased Real Property and (y) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage, telephony and data transmission and other public utilities, in the case of each of clauses (x) and (y), as is necessary to conduct the Business as it is currently conducted.  The Leased Real Property and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under any applicable Law relating to building, zoning, subdivision or other land use.

(g)        Section 3.24(g)(i) of the Company Disclosure Schedule sets forth a true, correct, and complete list of all of the Company’s subleases, licenses, or other Contracts giving any other Person, other than the Company, a right of possession or use of the Leased Real Property, including any amendment, restatement, modification or waiver of any terms or conditions thereof (collectively, the “Subleases”).  Any Leased Real Property that the Company has granted a right of possession or use to an employee as a personal residence or for temporary lodging is listed on Section 3.24(g)(ii) of the Company Disclosure Schedule and except as set forth on Section 3.24(g)(ii) of the Company Disclosure Schedule, such grant of a right of possession or use is evidenced in a written Sublease or employment agreement listed on such schedule. No rents or operating expense pass-throughs have been prepaid by any sublessee, licensee or other Person having a right of possession or use under any Sublease.  Section 3.24(g)(iii) of the Company Disclosure Schedule sets forth the amounts of any security deposits held by the Company as sublessor, licensor or otherwise under any Sublease.  To the Knowledge of the Company, no sublessee, licensee or other Person with a right of possession or occupancy under a Sublease is presently in material default under a Sublease and no event or state of facts has occurred that, with the giving of notice or the passage of time, would mature into a material default under any Sublease.

(h)        Section 3.24(h) of the Company Disclosure Schedule sets forth a list of each site where the Company flight tests its unmanned aircraft (the “Government Testing Grounds”).  Except for the Government Testing Grounds, the Company does not flight test its unmanned aircraft at any other location.  The Company has not breached or violated the terms of any license, agreement, permission, or other understanding with the owner of the Government Testing Grounds.  The Company has not violated in any material respect any Law in connection with its use of the Government Testing Grounds. The Company has not received from the owner or manager of the Government Testing Grounds any written notice that terminates, suspends, or impairs the Company’s ability to use the Government Testing Grounds in the ordinary course of the Business as currently conducted.

3.25     Government Stimulus Payments.

(a)        Other than the PPP Loan, neither the Company nor any Affiliate thereof has applied for, or received, any loans or grants pursuant to, or under, any PPP Laws. The Company has delivered to Purchaser a true, correct, and complete copy of each material PPP Loan Document relating to the PPP Loan.

(b)        (i) The certifications of eligibility by the Company in the PPP Loan Documents were accurate certifications when the PPP Loan application was submitted to the PPP Lender and (ii) since applying for a PPP Loan until the repayment thereof, the Company was in material compliance with all PPP Laws and the PPP Loan Documents.  All proceeds of the PPP Loan have been used by the Company solely for purposes permitted under the PPP Loan Documents.

(c)        The Company has not been in material breach of, nor in material default under, any of the PPP Loan Documents and prior to the repayment of the PPP Loan was not operating in violation of any PPP Laws with respect to the PPP Loan. The PPP Loan, including all interest, fees, and other amounts owing to the PPP Lender in connection with the PPP Loan was fully repaid effective on or before May 18, 2020.

(d)        The Company has not received any written notice from the PPP Lender, the SBA or any other Governmental Authority or Person regarding any actual, alleged or potential violation of the PPP Laws or any PPP Loan Document.  The Company has maintained accurate and complete copies of all PPP Loan Documents and accurate and complete records of the documents supporting the application for, the use of, and the full repayment of, the PPP Loan.

3.26     NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III AND/OR IN ARTICLE IV (EACH AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE AND SELLER DISCLOSURE SCHEDULE, RESPECTIVELY) AND/OR ANY CERTIFICATE DELIVERED BY ANY SELLER, THE SELLERS’ REPRESENTATIVE OR THE COMPANY PURSUANT TO SECTION 8.2, NONE OF THE COMPANY, SELLERS OR ANY OTHER PERSON MAKES, OR HAS BEEN AUTHORIZED BY THE COMPANY OR ITS AFFILIATES TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, SELLERS, THE SHARES OR THE TRANSACTION, AND THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY ANY SELLER, ANY AFFILIATE OF ANY SELLER, THE COMPANY, ANY AFFILIATE OF THE COMPANY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF ITS AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE) AND/OR ANY CERTIFICATE DELIVERED BY THE COMPANY PURSUANT TO SECTION 8.2, THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER, ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER, ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES, BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES, INCLUDING, ANY INFORMATION MADE AVAILABLE IN THE DATA ROOM).  NONE OF THE COMPANY, SELLERS OR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS CONDUCTED BY THE COMPANY. NOTWITHSTANDING ANY OF THE FOREGOING TO THE CONTRARY, NOTHING IN THIS SECTION 3.26 SHALL BE DEEMED OR CONSTRUED TO PRECLUDE OR IN ANY WAY LIMIT ANY CLAIM FOR FRAUD (AS DEFINED HEREIN).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLERS

Except as set forth on the disclosure schedule delivered by Sellers to Purchaser concurrently with their entry into this Agreement (the “Seller Disclosure Schedule”), each Seller hereby represents and warrants to Purchaser, in each case solely with respect to such Seller, as follows:

4.1       Authorization of Agreement. Such Seller has the requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction.  The execution and delivery of the Transaction Agreements and the consummation of the Transaction contemplated thereby have been duly authorized by the requisite action on the part of such Seller.  Each of the Transaction Agreements to which such Seller is a party has been or will be at or prior to the Closing, duly and validly executed and delivered by such Seller and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligations of such Seller, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.

4.2       Equity Interests.

(a)        Such Seller owns the number of Equity Interests set forth opposite such Seller’s name in the Capitalization Schedule free and clear of Liens, other than restrictions on transfer under applicable securities Laws.

(b)        If such Seller is a Shareholder:

(i)         Such Shareholder has the power, authority, and legal capacity to sell, transfer, assign, and deliver such Shareholder’s Shares as provided in this Agreement and such delivery will convey to Purchaser good, valid, and marketable title to such Shareholder’s Shares, free and clear of any and all Liens (other than restrictions on transfer arising under applicable securities Laws).

(ii)       Such Shareholder is not a party to any voting trust, proxy, or other agreement or understanding between or among any Persons that affects or relates to the voting or giving of written consent with respect to the Shares owned by such Shareholder.

(iii)      There are no preemptive rights, co-sale rights, rights of first refusal, transfer restrictions, or similar rights with respect to such Shareholder’s Shares to which such Shareholder may be entitled, or that such Shareholder has granted to any other Person, in relation to the sale and purchase of such Shareholder’s Shares hereunder.

4.3       Conflicts; Consents of Third Parties. Assuming the Governmental Approvals are given, made, or obtained, as the case may be, none of the execution and delivery by such Seller of this Agreement or the other Transaction Agreements to which it is a party, or the consummation of the Transaction by such Seller, conflicts with, violates or constitutes a default (with or without notice or lapse of time, or both) under, permits the acceleration of any obligation under, gives rise to a right of termination, modification or cancellation by any third party under, or requires the consent or approval of, notice to, or other action by, any Person under, any provision of (a) the trust agreement of such Seller, as applicable; (b) any material Contract to which such Seller is a party or by which any of its properties or assets are bound; or (c) any Law applicable to such Seller, except in the case of clauses (b) and (c), where such conflict, violation or default would not result, or reasonably be expected to result, individually or in the aggregate, in a material adverse effect on the ability of such Seller to perform its obligations under this Agreement.

4.4       Legal Proceedings. There are no pending or, to the Knowledge of such Seller, threatened, Legal Proceedings against such Seller (a) which, if determined adversely to such Seller, would reasonably be expected to adversely affect the ability of such Seller to consummate the Transaction or (b) challenging, or that would reasonably be expected to have the effect of preventing, making illegal, or otherwise materially interfering with, the Transaction.  There are no settlement agreements or similar written agreements with any Governmental Authority or other Person and no outstanding Orders issued by any Governmental Authority against such Seller that relate to such Seller’s, direct or indirect (as the case may be), ownership of such Seller’s Equity Interests, or that would otherwise prevent or materially delay the Closing.

4.5       Stock Consideration.

(a)        Such Seller is acquiring the Purchaser Shares as principal solely for such Seller’s own account for investment purposes and not with a view to resale or distribution thereof, in whole or in part, in violation of applicable federal or state securities Laws.  Such Seller does not have any agreement or arrangement, formal or informal, with any Person to sell or transfer all or any part of any of the Purchaser Shares, and such Seller does not have any plans to enter into any such agreement or arrangement.  Such Seller is an “accredited investor” as defined in Regulation D under the Securities Act, and is able to bear the economic risk of holding the Purchaser Shares for an indefinite period, and, individually or with such Seller’s advisors, has knowledge and experience in financial and business matters such that such Seller is capable of evaluating the risks of the investment in the Purchaser Shares.

(b)        In evaluating the suitability of an investment in the Purchaser Shares, such Seller has not relied upon any representation or other information (oral or written) other than those contained in this Agreement, and in Purchaser’s Annual Report on Form 10-K for the fiscal year ended April 30, 2020 and other filings with the United States Securities and Exchange Commission (“SEC”) (to the extent not superseded or amended by subsequent filings) (the “Public Reports”), or as set forth in the immediately following sentence. Such Seller has had the opportunity to ask questions of and receive answers from Purchaser and its officers and directors, and to obtain such information as such Seller deems necessary to verify the accuracy (i) of the information referred to in the Public Reports and (ii) of any other information relevant to making an investment decision with respect to the Purchaser Shares.

(c)        Such Seller has not and, to the Knowledge of such Seller, such Seller’s Family Members and/or Affiliates have not, in each case, directly or indirectly, traded in Purchaser’s securities or engaged in any transactions in the securities of Purchaser (including, without limitation, any Short Sales involving any of Purchaser’s securities) on or after August 1, 2020.  “Short Sales” include all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934 (the “Exchange Act”) and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.

(d)        Such Seller understands and acknowledges that the Purchaser Shares have not been registered under the Securities Act or any applicable state securities Laws.  Such Seller understands that the issuance and sale of the Purchaser Shares is intended to be exempt from the registration requirements of the Securities Act, by virtue of Section 4(a)(2) thereof and/or Regulation D promulgated thereunder, based, in part, upon the representations, warranties and agreements of such Seller contained in this Agreement.

(e)        Such Seller understands and acknowledges that the certificates representing the Purchaser Shares, if any, or ownership statements issued under a direct registration system or other electronic book entry system will bear the legends set forth below when issued:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (C) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND, IN THE CASE OF (B) OR (C), THE HOLDER HAS PRIOR TO SUCH TRANSFER FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO A STOCK PURCHASE AGREEMENT DATED JANUARY 11, 2021 BY AND AMONG THE CORPORATION, THE HOLDER AND OTHER NAMED PARTIES.

(f)        Such Seller understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Purchaser Shares or the fairness or suitability of the investment in the Purchaser Shares nor have such authorities passed upon or endorsed the merits of the transaction resulting in the issuance of the Purchaser Shares.

(g)        Such Seller understands that nothing in this Agreement or any other materials presented by or on behalf of Purchaser to such Seller in connection with the issuance of the Purchaser Shares constitutes legal, tax or investment advice.  Such Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its receipt of Purchaser Shares as Stock Consideration.

4.6       NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND/OR IN THIS ARTICLE IV (EACH AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE AND SELLER DISCLOSURE SCHEDULE, RESPECTIVELY) AND/OR ANY CERTIFICATE DELIVERED BY ANY SELLER, THE SELLERS’ REPRESENTATIVE OR THE COMPANY PURSUANT TO SECTION 8.2, NONE OF SELLERS, THE COMPANY OR ANY OTHER PERSON MAKES, OR HAS BEEN AUTHORIZED BY SELLERS OR THEIR AFFILIATES TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, SELLERS, THE SHARES OR THE TRANSACTION, AND SELLERS DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY ANY SELLER, ANY AFFILIATE OF ANY SELLER, THE COMPANY, ANY AFFILIATE OF THE

COMPANY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY SELLERS OR ANY OF THEIR AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE) AND/OR ANY CERTIFICATE DELIVERED BY ANY SELLER, THE SELLERS’ REPRESENTATIVE OR THE COMPANY PURSUANT TO SECTION 8.2, SELLERS HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER, ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER, ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES, BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES, INCLUDING, ANY INFORMATION MADE AVAILABLE IN THE DATA ROOM).  NONE OF SELLERS, THE COMPANY OR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS CONDUCTED BY THE COMPANY. NOTWITHSTANDING ANY OF THE FOREGOING TO THE CONTRARY, NOTHING IN THIS SECTION 4.6 SHALL BE DEEMED OR CONSTRUED TO PRECLUDE OR IN ANY WAY LIMIT ANY CLAIM FOR FRAUD (AS DEFINED HEREIN).

ARTICLE V

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASER

Purchaser hereby represents and warrants as follows:

5.1       Organization.  Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or formation.  Purchaser has the corporate, limited liability company, limited partnership or other similar power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Purchaser is duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed or qualified would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.2       Authorization of Agreement.  Purchaser has the requisite corporate, limited liability company, limited partnership or other similar power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction.  The execution and delivery of the Transaction Agreements to which it is a party and the consummation of the Transaction has been duly authorized by the requisite corporate, limited liability company, limited partnership or other similar action on the part of Purchaser.  Each of the Transaction Agreements to which it is a party, has been or will be at or prior to the Closing, duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties thereto) each of the Transaction Agreements, when so executed and delivered, will constitute, the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.

5.3       Conflicts; Consents of Third Parties.

(a)        Assuming the Governmental Approvals are given, made, or obtained, as the case may be, none of the execution and delivery by Purchaser of this Agreement or the other Transaction Agreements to which it is a party, or the consummation of the Transaction, conflicts with, violates or constitutes a default (with or without notice or lapse of time, or both) under, or permits the acceleration of any obligation under, or gives rise to a right of termination, modification or cancellation under, any provision of (i) the articles of incorporation, bylaws, limited liability company agreement, partnership agreement or other comparable organizational documents, of Purchaser; (ii) any material Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; or (iii) any Law applicable to Purchaser, except in the case of clauses (ii) and (iii), where such conflict, violation or default would not result, or reasonably be expected to result, individually or in the aggregate, in a Purchaser Material Adverse Effect.

(b)        Assuming the Governmental Approvals are given, made, or obtained, as the case may be, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of Purchaser in connection with the execution and delivery by Purchaser of this Agreement or the other Transaction Agreements to which it is a party, or the consummation of the Transaction by Purchaser, except for (i) compliance with any applicable requirements and filings with DCSA of the U.S. Department of Defense under the NISPOM; (ii) filings with the U.S. State Department’s Directorate of Defense Trade Controls in accordance with the International Traffic in Arms Regulations, 22 C.F.R. §§ 120-30, as amended (the “ITAR”); (iii) federal and state securities notice filings and Exchange Act reporting with respect to the Stock Consideration; and (iv) notice filing with the Nasdaq Stock Market with respect to the Stock Consideration.

5.4       Legal Proceedings.  There are no pending or, to the knowledge of Purchaser, threatened, Legal Proceedings against Purchaser that would have, individually or in the aggregate, a Purchaser Material Adverse Effect.  There is no outstanding Order imposed upon Purchaser or any of its assets, except for Legal Proceedings which, if adversely determined, would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.5       Financial Capability.  As of the date of this Agreement, Purchaser has received an executed debt commitment letter dated January 11, 2021, together with the related fee letter executed in connection therewith (the “Commitment Letter”) from BofA Securities, Inc., Bank of America, N.A., JPMorgan Chase Bank, N.A. and U.S. Bank National Association (the “Debt Financing Parties,” which defined term for purposes of this Agreement shall include such financial institutions and their respective former, current and future Affiliates, equityholders, members, partners, controlling persons, officers, directors, employees, agents and advisors involved in such Financing (as defined below)), pursuant to which the Debt Financing Parties have committed, subject to the terms and conditions set forth therein, to provide to Purchaser the amount of financing set forth in the Commitment Letter, to complete the Transaction.  A true, correct and complete copy of the Commitment Letter, including all exhibits, schedules or amendments thereto, has been previously provided to the Company; provided, however, that the fees and other commercially sensitive information in any fee letter (including provisions in such fee letter related solely to fees, “flex terms” and economic terms), in each case that do not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the financing available may have been redacted.  Purchaser has fully paid any and all commitment fees or other fees required by such Commitment Letter to be paid on or before the date hereof and will pay all additional fees as they become due.  As of the date hereof, the Commitment Letter is valid and in full force and effect, constitutes the legally valid and binding obligation of Purchaser and, to the knowledge of Purchaser, the other parties thereto, subject to applicable Equitable Principles, and does not contain any material misrepresentation by Purchaser.  There are no conditions precedent or other contingencies related to the funding of the full amounts contemplated by the debt financing arrangements contemplated by the Commitment Letter (the “Financing”) other than as set forth in the Commitment Letter. The Commitment Letter has not been amended or modified prior to the date hereof, and, as of the date hereof, the respective commitments contained in the Commitment Letter have not been withdrawn, terminated, rescinded, amended, restated, or modified in any respect (and, no such withdrawal, termination, rescission, amendment, restatement, or modification is contemplated as of the date hereof).  Assuming (a) the Financing is funded in accordance with the Commitment Letter, and (b) the accuracy of the representations and warranties of Sellers and the Company set forth in this Agreement such that the conditions set forth in Section 8.2 would be satisfied and the satisfaction or waiver of each of the conditions set forth in Sections 8.1 and 8.2, the net proceeds contemplated by the Commitment Letter (both before and after giving effect to any “flex” provisions contained in the Commitment Letter) will be sufficient for Purchaser and the Company to pay all amounts required to be paid in connection with the transactions contemplated in this Agreement and the Commitment Letter, including paying the Closing Payments at the Closing and paying all related fees and expenses.  Purchaser has not incurred any obligation, commitment, restriction or liability of any kind, and Purchaser is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case that would reasonably be expected to impair or adversely affect such resources.  Neither the fee letter between Purchaser and the Debt Financing Parties referred to in the Commitment Letter nor any other Contract between the Debt Financing Parties, on the one hand, and Purchaser or any of its Affiliates, on the other hand, contains any conditions precedent or other contingencies related to the funding of the full amount of the Financing or any provisions that could reduce the aggregate amount of the Financing set forth in the Commitment Letter or the aggregate proceeds contemplated by the Commitment Letter.  Except for the Commitment Letter, there are no other agreements, side letters or arrangements to which Purchaser is a party in respect of, that modify the terms of, or that could affect the availability or amount of the Financing. As of the date hereof, Purchaser has no reason to believe that any of the conditions to the Financing would not reasonably be expected to be satisfied or that the Financing would not reasonably be expected to be available to Purchaser on the Closing Date.

5.6       Investment.  Purchaser is acquiring the Shares for its own account and for investment purposes and not with a view to the distribution thereof.  Purchaser acknowledges that the Shares have not been registered under the Securities Act or any state securities Law and Purchaser must bear the economic risk of its investment in the Shares until and unless the offer and sale of such Shares is subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is applicable.  Purchaser has conducted an examination of available information relating to the Company and its business, Purchaser has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating an investment in the Shares, and Purchaser can bear the economic risk of an investment in the Shares and can afford a complete loss of such investment.

5.7       Solvency.  As of the Closing and immediately after giving effect to the Transaction (including any financing arrangements entered into in connection therewith), (a) the amount of the “fair saleable value” of the assets of the Company will exceed (i) the value of all liabilities of the Company, including contingent and other liabilities, and (ii) the amount that will be required to pay the probable liabilities of the Company on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) the Company will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged, and (c) the Company will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.  The Transaction is not being made by Purchaser with the intent to hinder, delay or defraud any present or future creditors of Sellers or the Company.

5.8       Financial Advisors.  Except for Jefferies LLC, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for Purchaser or its Affiliates and no Person is entitled to any fee or commission or like payment from Purchaser or its Affiliates in connection with the Transaction.

5.9       Non-U.S. Ownership.  Purchaser is not organized, chartered or incorporated under the Laws of any country other than the United States or its territories.  To the actual knowledge of Purchaser, Purchaser is not, and Purchaser and the Company will not be, at or immediately following the Closing, (a) a “foreign person” as defined in Section 120.16 of the ITAR or subject to or under “foreign ownership” or “foreign control”, as defined in Section 120.37 of the ITAR, (b) a “foreign person” as defined in the Defense Production Act of 1950, 50 U.S.C. § 4565, and as implemented by regulations at 31 C.F.R. Parts 800 et seq., or (c) owned or controlled by a “foreign” interest or interests (including a “foreign” Person or Persons) as defined in the NISPOM (DOD 5220.22-M), such that any “foreign” interest(s), directly or indirectly, will own or have beneficial ownership (defined as the power to vote or direct the voting of a security or to impose or direct the disposition of a security) of five percent (5%) or more of the outstanding shares of any class of the equity securities of Purchaser or the Company, as applicable.

5.10     Purchaser Shares.  The Purchaser Shares are duly authorized and, when issued and paid for in accordance with this Agreement will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens, other than transfer restrictions contained herein and under applicable securities Laws.

5.11     SEC Reports; Financial Statements.  Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by Purchaser under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2020 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Purchaser has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of Purchaser included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements (a) have been prepared in all material respects in accordance with GAAP applicable to such financial statements applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and (b) fairly present in all material respects the financial position of Purchaser as of and for the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount).

5.12     No Other Representations and Warranties; No Reliance; Purchaser Investigation.

(a)        Notwithstanding anything contained in Article III, Article IV, this Article V or any other provision of this Agreement, but subject to Section 5.12(c), it is the explicit intent of each Party that (i) none of Sellers or the Company is making any representation or warranty whatsoever, express or implied, except those representations and warranties that are expressly set forth in Article III, Article IV (as modified by the Company Disclosure Schedule and the Seller Disclosure Schedule, respectively) and/or the certificates delivered by Sellers, the Sellers’ Representative or the Company pursuant to Section 8.2 and (ii) no other Person is making any representation or warranty whatsoever, express or implied.  Accordingly, in entering into this Agreement and acquiring the Shares from the Shareholders, Purchaser acknowledges and agrees that, except as expressly set forth in Article III, Article IV (as modified by the Company Disclosure Schedule and the Seller Disclosure Schedule, respectively) and/or the certificates delivered by Sellers, the Sellers’ Representative or the Company pursuant to Section 8.2, none of Sellers, the Company or any other Person makes or shall be deemed to make, nor has any such Person been authorized by Sellers, the Sellers’ Representative or the Company to make, any promise, representation or warranty, express or implied, relating to the Company, Sellers, or any of their respective businesses, operations, assets, Liabilities, conditions or prospects or the Transaction or the Business, including with respect to the merchantability, fitness for any particular or ordinary purpose, or as to the accuracy or completeness of any information regarding any of the foregoing, or as to any other matter, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or representatives of any documents, opinions, projections, forecasts, statements, memorandums, presentations, advice or information (whether communicated orally or in writing), and any such other promises, representations or warranties, or Liability or responsibility therefor, are hereby expressly disclaimed. Purchaser has not been induced by and has not relied upon any information, representations, warranties or statements, whether written or oral, express or implied, made by Sellers or the Company (or their respective Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in Article III, Article IV (as modified by the Company Disclosure Schedule and the Seller Disclosure Schedule, respectively) and/or the certificates delivered by Sellers, the Sellers’ Representative or the Company pursuant to Section 8.2.

(b)        Purchaser acknowledges and agrees that (i) Sellers, the Company or their respective representatives have made available to Purchaser, for the purposes of due diligence, material documents, forecasts or other information relating to the Company and the Transaction and (ii) Purchaser has made its own independent inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, Sellers, the Company, the Shares and the Transaction and, in making its determination to proceed with the Transaction, Purchaser has relied on the results of its own independent investigation and independent judgment.

(c)        Notwithstanding anything to the contrary contained herein, nothing in this Section 5.12 shall be deemed or construed to preclude or in any way limit any claim for Fraud.

ARTICLE VI

CONDUCT OF BUSINESS

6.1       Conduct of the Company Pending the Closing.  From the date of this Agreement until the earlier of the Closing or valid termination of this Agreement pursuant to Article IX, except (a) as set forth in Schedule 6.1, (b) as required by applicable Law or Order, (c) as otherwise contemplated by this Agreement or (d) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed, or conditioned), (x) the Company shall conduct the Business in the ordinary course of business consistent with past practice and (y) the Company shall not:

(i)         repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other Equity Interests of the Company;

(ii)       declare, set aside, or pay any dividend or other distribution in respect of the Shares;

(iii)      transfer, issue, sell or dispose of, or grant options, warrants or other rights to purchase or otherwise acquire, any shares of capital stock, membership interests or other Equity Interests of the Company;

(iv)       effect any recapitalization, reclassification or like change in the capitalization of the Company;

(v)        adopt a plan of liquidation, dissolution, restructuring, bankruptcy, suspension of payments, or other reorganization;

(vi)       amend the articles of incorporation or bylaws of the Company;

(vii)     (A) incur or assume any Indebtedness for borrowed money except in the ordinary course of business where such Indebtedness will be discharged at or prior to Closing or (B) make any loans or advances to any other Person;

(viii)    (A) acquire any corporation, limited liability company, partnership or other business organization or division thereof or (B) sell, lease, assign, transfer, license, abandon, convey, let lapse, or otherwise dispose of material assets of the Company, except, in the case of clause (B), in the ordinary course of business;

(ix)       settle or compromise any Legal Proceedings;

(x)        (A) materially increase the compensation or benefits payable or to become payable to any employee of the Company, other than (x) as required by applicable Law or the terms of a Benefit Plan or (y) to the extent such increase or benefit will be considered an Unpaid Company Transaction Expense or Contingent Consideration, (B) adopt, amend or terminate any Benefit Plan, except in each case in the ordinary course of business or as may be required by an existing Contract disclosed to Purchaser in accordance with the terms of this Agreement, or (C) take any employment termination action that would constitute an “employment loss,” “layoff,”  or “termination” within the meaning of the WARN Act;

(xi)       enter into, modify, supplement, amend, renew, terminate, release, or waive any rights under any Material Contract or that if entered into prior to the date hereof would be a Material Contract, except for any termination of expiration of a Material Contract by its own terms;

(xii)     amend, terminate or waive any provision under any Real Property Lease or Sublease;

(xiii)    make, change or revoke any Tax election, method of Tax accounting, or Tax accounting period, settle or compromise any Tax Liability or claim, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, prepare any Tax Return in a manner not consistent with the past practice of the Company, file any amended Tax Return, surrender any claim for refund of Taxes, or enter into any closing agreement relating to any Tax;

(xiv)     make any material change in the operations or policies with respect to selling products or services, accounting for such sales, cash management practices, or any method of accounting or accounting policies (except to the extent required by GAAP), including any change or modification of the Company’s credit, collection, or payment policies, procedures, or practices (i.e., acceleration of the collection of Receivables (whether or not past due), writing off any Receivables, or failing to pay, or delaying payment of, payables or other Liabilities);

(xv)      enter into any new line of business or abandon or discontinue any existing lines of business;

(xvi)     enter into any Contract or transaction with any Related Party; or

(xvii)   enter into any agreement or otherwise make a commitment to do anything prohibited by this Section 6.1.

6.2       Control of Business.  Purchaser acknowledges and agrees that: (a) nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing; (b) prior to the Closing, the Company’s management and board of directors and equityholders shall exercise, consistent with the terms and conditions of this Agreement and applicable Law, complete control and supervision over the Company’s operations; and (c) notwithstanding anything to the contrary set forth in this Agreement, no consent of Purchaser shall be required with respect to any matter set forth in Section 6.1 or elsewhere in this Agreement to the extent that the requirement of such consent is reasonably likely to violate any applicable Law or Order.

ARTICLE VII

COVENANTS

7.1       Access to Information.

(a)        From the date of this Agreement until the earlier of the valid termination of this Agreement or the Closing, upon Purchaser’s reasonable request, the Company shall afford each Designated Representative reasonable access to the offices, properties, books and records of the Company and such financial, operating, and other data and information related to the Company as Purchaser may reasonably request in writing; provided, however, that (i) the Company will be given reasonable prior written notice before any such access is granted and such access shall be conducted during normal business hours under the supervision of personnel of the Company and in such a manner so as not to interfere with the normal operations of the Company; (ii) the auditors and accountants of the Company shall not be obligated to make any work papers (to the extent extant) available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; (iii) if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this Section 7.1(a) shall be subject to applicable rules relating to discovery; (iv) any access to the Company’s properties shall be subject to the Company’s reasonable security and insurance measures and shall not include the right to conduct any environmental testing, sampling or intrusive investigations of any kind; (v) Purchaser shall have no access to any Tax Returns of any Seller, including for the avoidance of doubt, any U.S. federal Income Tax Return, state or local Tax Return, or foreign Tax Return of any Seller, or any portion thereof (but excluding for the avoidance of doubt any Tax Returns of the Company) unless access to a Tax Return of a Seller for a Tax period during which the Company was a disregarded entity is necessary for Purchaser or the Company to comply with any applicable Law related to Taxes and then such access shall be limited to only those portions of such Tax Return which are required to comply with any applicable Law related to Taxes; and (vi) the Company shall not be required to provide copies of, access to or otherwise disclose to or supply Purchaser with any information that, as determined by the Company or the Sellers’ Representative in good faith, (A) the Company or any Seller is under a contractual, antitrust or other legal obligation not to supply, (B) would jeopardize the attorney-client privilege or other immunity of the Company or any Seller, (C) would conflict with any Law (including any Law relating to data protection or privacy), Order or privacy policy or notice applicable to any Seller, the Company or the assets, information or operation of the Company, or (D) upon the advice of counsel, should not be so disclosed due to its competitively sensitive nature.

(b)        From and after the Closing, the Company shall be entitled to retain possession of all books and records (including documents, agreements, and financial data) relating to the Business and the Company.  From and after the Closing, in connection with any reasonable business purposes, including to (i) comply with applicable Law, including any Legal Proceedings and the resolution of any claims made against or incurred by (x) the Company prior to the Closing or (y) Sellers or the Sellers’ Representative (including pursuant to this Agreement), (ii) determine Sellers’ or the Sellers’ Representative’s rights or obligations under this Agreement or (iii) prepare Tax Returns for any Seller or their Affiliates for all periods ending prior to or including the Closing Date which have not yet been filed as of the Closing Date, upon reasonable prior request and except as determined by the Company in good faith to be appropriate to ensure compliance with any applicable Law and, except as determined by the Company in good faith to reasonably be expected to violate the attorney-client privilege, other legal privilege, or contractual confidentiality obligations, Purchaser shall, and shall cause the Company to, (A) provide Sellers and the Sellers’ Representative and their respective representatives with reasonable access to and/or copies of such books and records, during normal business hours and (B) make available to the Sellers’ Representative and any representatives of each Seller and such Seller’s Affiliates, at the Sellers’ Representative’s or such other representatives’ respective expense, the employees of the Company, Purchaser and its Affiliates in respect of the Company or the Business whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Sellers’ Representative or Sellers in connection with the Sellers’ Representative or the Sellers’ inquiries for any of the purposes referred to above, including the presence of such Persons as witnesses in hearings or trials for such purposes; provided, however, that (w) the Company will be given reasonable prior written notice before any such access is granted and such access shall be conducted during normal business hours under the supervision of personnel of the Company and in such a manner so as not to interfere with the normal operations of the Company; (x) the auditors and accountants of the Company shall not be obligated to make any work papers (to the extent extant) available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; (y) if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records required by this Section 7.1(b) shall be subject to applicable rules relating to discovery; and (z) any access to the Company’s properties shall be subject to the Company’s reasonable security and insurance measures.

(c)        As promptly as practicable after the Closing, the Sellers’ Representative shall provide to Purchaser a DVD or thumb drive containing, in electronic format, all documents hosted in the Data Room.

7.2       Cooperation; Filings and Approvals; Third-Party Consents.  From the date of this Agreement until the earlier of the valid termination of this Agreement or the Closing Date:

(a)        Subject to the terms and conditions of this Agreement (including Section 11.2), the Parties shall cooperate with one another and use (and shall cause their respective Subsidiaries and Affiliates to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transaction, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required filings under the HSR Act and the antitrust Laws of any other applicable jurisdiction) and (ii) obtain all approvals, consents, registrations, waiting period expirations or terminations, Permits, authorizations and other confirmations from any Governmental Authority or other Person necessary, proper or advisable to consummate the Transaction; provided, that neither the Company nor any Seller shall be obligated to pay any consideration or offer to grant, or agree to, any financial or other accommodation to any Person from whom any such approval, consent, registration, Permit, authorization or other confirmation is requested. For the avoidance of doubt, the obtaining of any such approval, consent, registration, Permit, authorization or other confirmation is not a condition to Closing unless expressly set forth in Article VIII.

(b)        In furtherance and not in limitation of the foregoing, (i) Purchaser and Sellers agree to make, or have their respective ultimate parent entities (as that term is defined in the HSR Act) make, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction as promptly as practicable following the date of this Agreement (but in no event later than five (5) Business Days from the date of this Agreement) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 7.2 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (including requesting early termination of the applicable waiting periods under the HSR Act) and (ii) to the extent that any pre-merger filings are required in any other jurisdictions, Purchaser shall take the lead in submitting such filings, with the Company’s reasonable assistance, as promptly as practicable following the date of this Agreement (but in no event later than five (5) Business Days from the date of this Agreement). Purchaser agrees to supply, or have its ultimate parent entity supply, and the Company and Sellers shall supply, as promptly as practicable, an appropriate response to, and to certify substantial compliance with, a request for additional information and documentary materials that may be required or requested by a Governmental Authority in connection with such required filings and use its reasonable best efforts to obtain clearance or waiting period expirations or terminations from such Governmental Authority with respect to the Transaction as promptly as practicable.

(c)        Each of the Parties, as applicable, shall use its reasonable best efforts to (i) cooperate with the others in connection with any filing with or submission to a Governmental Authority in connection with the Transaction and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the

Transaction, including any proceeding initiated by a private party and (ii) keep the others informed in all respects and on a current basis of any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the Transaction.  Subject to applicable Laws relating to the exchange of information and to the extent practicable, each of the Sellers’ Representative, the Company and Purchaser, shall have the right to review in advance, and each will consult the other on, any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transaction (although the Parties will not be obligated to share with each other the documents they include with their notifications under the HSR Act that are responsive to Items 4(c) and 4(d) of the HSR notification). The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 7.2 as “outside counsel only.”  Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.  In addition, to the extent reasonably practicable, all meetings and telephone calls with a Governmental Authority regarding the Transaction shall include representatives of all Parties.  Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and proposals made or submitted to any Governmental Authority regarding the Transaction by or on behalf of any Party.

(d)        Purchaser shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the Transaction or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority seeking or entering an Order prohibiting the consummation of the Transaction; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise or (iv) materially delay or prevent the consummation of the Transaction.

(e)        Notwithstanding anything in this Agreement to the contrary, nothing in this Section (including “reasonable best efforts” as applied to this Section) shall require Purchaser or its Affiliates to take any of the following actions: (i) proposing, negotiating, litigating or committing to or effecting, by consent decree, hold separate order or otherwise, to hold separate or to sell, divest, lease, license, transfer, dispose of, or otherwise encumber, any assets, licenses, operations, rights, product lines, businesses or interest therein of the Company, the Purchaser or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company, Purchaser or any of their respective Affiliates of any of such Person’s assets, licenses, operations, rights, product lines, businesses or interest therein or to any Contract by such Person to take any of the foregoing actions), (ii) terminating existing relationships, contractual rights or obligations of the Company or of Purchaser or any of their respective Affiliates, (iii) terminating any venture or other arrangement of the Company, Purchaser or any of their respective Affiliates, (iv) taking or committing to take actions that would limit the Company’s, Purchaser’s or any of their respective Affiliates’ freedom of action with respect to one or more of the businesses, product lines, intellectual property, or assets or property of the Company, Purchaser or any of their respective Affiliates, or (v) otherwise agreeing to any changes (including through a licensing arrangement) or restriction on, or other impairment of the Company’s, Purchaser’s or any of their respective Affiliates’ ability to own or operate, any of their respective assets, licenses, operations, rights, product lines, businesses or interests therein or the Company’s,  Purchaser’s or any of their respective Affiliates’ ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of Purchaser or any of its Affiliates.

(f)        As soon as reasonably practicable following the execution of this Agreement, the Company shall cooperate with Purchaser in the preparation of a five (5)-day notification pursuant to 22 C.F.R. § 122.4(a) of the ITAR, with such notification to be submitted by Purchaser no later than five (5) Business Days following the Closing.

(g)        The Company shall use reasonable best efforts to obtain, as soon as reasonably practicable after the execution of this Agreement, any and all consents, approvals and authorizations set forth in Section 3.2(b)(ii) of the Company Disclosure Schedule, and Purchaser shall cooperate with the Company and provide information (financial or otherwise) as reasonably requested or required by the applicable third parties in connection with obtaining all such consents, approvals and authorizations; provided, that neither the Company nor any Seller shall be obligated to pay any consideration or offer to grant, or agree to, any financial or other accommodation to any Person from whom any such consent, approval or authorization is requested. For the avoidance of doubt, the obtaining of any such consent, approval or authorization is not a condition to Closing.

7.3       Confidentiality.  Purchaser acknowledges that the information provided to Purchaser and its representatives in connection with this Agreement (including Section 7.1 hereof) and the Transaction is subject to the terms of each of the Confidentiality Agreement, dated September 2, 2020, by and between Purchaser and the Company (the “Confidentiality Agreement”) and the Clean Team Confidentiality Agreement, dated November 18, 2020, by and between Purchaser and the Company (the “Clean Team Agreement”), the terms of which, in each case, are incorporated herein by reference.  At the Closing, each of the Confidentiality Agreement and the Clean Team Agreement will be terminated and shall thereafter be of no further force and effect. From the date hereof, Purchaser shall and shall cause its Affiliates (including following the Closing, the Company) to continue to treat and hold strictly confidential the identities and financial and Personal Information of Sellers and their trustees and beneficiaries, as applicable, and Purchaser and its Affiliates will not disclose to the general public any such information, except as permitted by this Agreement or as required by Law or the rules of any applicable stock exchange.

7.4       Preservation of Records.  Purchaser agrees to preserve and keep the records held by the Company or Purchaser relating to the Business prior to the Closing, for a period of seven (7) years from the Closing Date, and shall make such records available to the Sellers’ Representative and Shareholders, subject to Section 7.1(b).

7.5       Publicity.  Prior to, or in conjunction with, the Closing, neither Sellers, the Sellers’ Representative, nor the Company, on the one hand, nor Purchaser, on the other hand, shall issue any press release or public announcement concerning this Agreement, the other Transaction Agreements or the Transaction or make any other public disclosure containing or pertaining to the terms of this Agreement without obtaining the Sellers’ Representative’s or Purchaser’s, as applicable, prior written approval, unless, (a) in the judgment of the Party seeking to disclose, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which such disclosing Party lists securities, which shall include Purchaser’s filing of a current report on Form 8-K within four (4) Business Days of the date of this Agreement; provided that, to the extent any disclosure is required by applicable Law or stock exchange rule, the Party intending to make such disclosure shall, consistent with applicable Law or stock exchange rule, provide a copy of any such disclosure to the Sellers’ Representative or Purchaser, as applicable, reasonably in advance of such disclosure and give due consideration to all reasonable additions, deletions or changes suggested thereto by the Sellers’ Representative or Purchaser, as applicable or (b) such press release or public announcement consists solely of information previously disclosed, in all material respects, in previous press releases or public announcements made in compliance with this Section 7.5.  For the avoidance of doubt, disclosures resulting from the Parties’ efforts to obtain approval and/or early termination under the HSR Act and to make any related filing under applicable Law shall be deemed not to violate this Agreement.

7.6       Satisfaction of Indebtedness.  The Company shall obtain, no less than one (1) Business Day prior to the Closing Date, one (1) or more customary pay-off letters, executed by the administrative agents or the lenders under any Closing Date Indebtedness, in each case, setting forth all amounts necessary to be paid in order to fully discharge each such Closing Date Indebtedness and providing for the release of all security interests in respect thereof (the “Pay-Off Letters”).

7.7       Employee Benefit Matters.

(a)        All employees of the Company, as of the Closing Date, are known as “Business Employees.”

(b)        For a period of at least twelve (12) months following the Closing Date, Purchaser shall or shall cause one of its Affiliates (including, after the Closing, the Company) to provide to each Business Employee who continues to be employed by Purchaser or one of its Affiliates (including, after the Closing, the Company) during such period (i) with base salary or wage rates and target bonus, commission, or other incentive opportunities that are no less favorable than the base salary or wage rates and target bonus, commission and other incentive opportunities provided to such Business Employee as of immediately prior to the Closing and disclosed to Purchaser (excluding any equity or equity-based incentives, phantom stock rights, transaction bonuses, retention bonuses and similar transaction-based arrangements, provided that, for the avoidance of doubt, the foregoing exclusion shall not limit the application of Section 7.7(h)) and (ii) with employee health, welfare and retirement benefits (excluding, for the avoidance of doubt, any perquisites and fringe benefits) that are no less favorable, in the aggregate, to the benefit plans, programs, agreements, or arrangements to such Business Employee as of immediately prior to the Closing. The Parties agree that the foregoing does not require Purchaser or any of its Affiliates to employ or otherwise engage any Business Employee for any period of time (such that Purchaser or its Affiliates may terminate the employment of any Business Employee and cease paying the compensation set forth in this Section 7.7(b)). On or prior to the Closing, the Company will pay to the Business Employees all annual bonuses for the fiscal year preceding the fiscal year of Closing.

(c)        Purchaser agrees that, from and after the Closing Date, Purchaser shall, and shall cause its Affiliates to, grant each Business Employee credit for any service with the Company (including service with any predecessor employer if so credited under an applicable Benefit Plan) earned prior to the Closing Date (A) for eligibility and vesting purposes and (B) for purposes of paid time off accrual and determination of level of severance pay under any benefit or compensation plan, program, agreement, or arrangement that may be established or maintained by Purchaser or any of its Affiliates (including, after the Closing, the Company) on or after the Closing Date (the “New Plans”); provided that such service need not be credited (i) to the extent that it would result in duplication of coverage or benefits; (ii) under any new plan or arrangement to the extent that such plan or arrangement does not provide prior service credit to employees generally; or (iii) any New Plan where length of service is not relevant. In addition, and without limiting the generality of the foregoing, (1) Purchaser shall ensure that each Business Employee shall be immediately eligible to participate, without any waiting time, in any and all health plans that are New Plans to the extent coverage under such New Plan replaces coverage under a comparable Benefit Plan in which such Business Employee participated immediately before such replacement; and (2) Purchaser shall (I) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods, and evidence of insurability requirements under any health plans that are New Plans to the extent waived or satisfied by a Business Employee (or covered dependent thereof) under any Benefit Plan as of the date of replacement and (II) to the extent a health plan that is a New Plan replaces a health plan that is a Benefit Plan, use commercially reasonable efforts to cause any covered expenses incurred on or before the date of replacement by a Business Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance, and maximum out-of-pocket provisions after the date of replacement, but in such plan year, under any applicable health plan that is a New Plan.

(d)        Without limiting Section 7.7(b), following the Closing, Purchaser shall credit each Business Employee who continues to be employed by Purchaser or one of its Affiliates (including, after the Closing, the Company) with all of the paid time off, vacation, holiday, annual leave and sick leave days each such Business Employee is entitled to prior to the Closing for use following the Closing under the applicable paid time off, vacation, holiday, annual leave and sick leave policies of the Company as in effect immediately prior to the Closing.

(e)        From and after the Closing, Purchaser shall cause the Company to comply with, and shall be responsible for any failure following the Closing to comply with, and bear any and all liability under, the requirements of the WARN Act.

(f)        The Company shall take (or cause to be taken) all action necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing

Date, any Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “401(k) Plans”), unless Purchaser, in its sole and absolute discretion, agrees to sponsor and maintain any such 401(k) Plan by providing the Company with written notice of such election (an “Election Notice”) at least three (3) days before the Closing Date. Unless Purchaser timely provides an Election Notice to the Company, the Company shall deliver to Purchaser, prior to the Closing, evidence that the Company’s board of directors has validly adopted resolutions to terminate the 401(k) Plans (the form and substance of which resolutions shall be subject to review and approval of Purchaser, not to be unreasonably withheld or delayed), effective no later than the date immediately preceding the Closing Date but which may be contingent on the Closing.  If the Company terminates the 401(k) Plan in accordance with this Section 7.7(f), Purchaser shall, or shall cause one of its Affiliates to, establish or designate a defined contribution retirement plan which is qualified or eligible for qualification under Section 401(a) of the Code (the “Purchaser 401(k) Plan”).  Each Business Employee shall become eligible to participate, immediately following the Closing, in the Purchaser 401(k) Plan.  Purchaser agrees that each Business Employee who receives an “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from a 401(k) Plan shall be eligible to rollover such distribution (including any associated loan note) to the Purchaser 401(k) Plan, and Purchaser shall take all actions necessary or appropriate to timely effect such rollover.

(g)        If required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under Section 280G of the Code with respect to any payment or benefit in connection with the Transaction, the Company shall use commercially reasonable efforts to obtain waivers with respect to, and shall submit, at least three (3) days prior to the Closing Date, to the Company’s voting shareholders, such payments and benefits that may be made or provided pursuant to Benefit Plans or otherwise in connection with the Transaction to any Person who, with respect to the Company, is a “disqualified individual” (as such term is defined for purposes of Section 280G of the Code and the Treasury Regulations thereunder) and that, absent such shareholder approval, would reasonably be expected to be a “parachute payment” that would not be deductible by reason of Section 280G of the Code or that would be subject to an excise Tax under Section 4999 of the Code.  Any such shareholder approval shall be sought by the Company in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such Treasury Regulations. Any documentation prepared by the Company in connection with the foregoing vote shall be subject to review and approval of Purchaser (which approval shall not be unreasonably delayed or withheld). If a vote is required, the Company shall deliver to Purchaser, prior to the Closing, evidence that such vote has occurred.

(h)        From and after the Closing, Purchaser shall assume, and Purchaser and the Company shall honor, the Company’s obligations under any Benefit Plan set forth on Schedule 7.7(h) (the “Honored Agreements”), subject to any provisions thereof related to termination or amendment of such agreements and plans.  Without limiting the foregoing, Purchaser shall cause the Company to, and the Company shall, timely pay to the applicable Business Employee, through the Company’s or an applicable employer’s payroll system, any and all amounts that become due and owing after the Closing pursuant to the Honored Agreements in connection with the Transaction or otherwise pursuant to this Agreement.

(i)         Nothing contained in this Agreement, expressed or implied, shall give any third Person, other than the Parties to this Agreement, any rights or remedies of any nature whatsoever, including but not limited to any right to continued employment or service, under or by reason of this Section 7.7, and no provision of this Section 7.7 shall cause any third party beneficiary rights in any current or former employee, director, consultant or other service provider of the Company to enforce the provisions of this Section 7.7 or any other matter related thereto or be construed as an amendment to any Benefit Plan, New Plan or other employee benefit plan.

7.8       Director and Officer Liability; Indemnification.

(a)        For a period of six (6) years after the Closing, (i) Purchaser shall not, and shall not permit the Company to, amend, repeal or modify any provision in the Company’s articles of incorporation, bylaws, or other similar organizational documents relating to the exculpation, indemnification or advancement of expenses of any present or former officers, managers and/or directors (each, a “D&O Indemnified Person”) (unless and to the extent required by Law) and (ii) Purchaser shall, and shall cause the Company (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by the Company’s organizational documents, (A) indemnify and hold harmless the D&O Indemnified Persons against all D&O Expenses (as defined below) and all Losses, claims, damages, judgments and amounts paid in settlement (“D&O Costs”) in respect of any threatened, pending or completed claim, action or other Legal Proceeding, based on or arising out of or relating to the fact that such Person is or was a director or officer of the Company or arising out of acts or omissions occurring on or prior to the Closing (a “D&O Indemnifiable Claim”) and (B) advance to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim promptly after receipt of statements therefor.  Any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, Orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully and finally satisfied.  For the purposes of this Agreement, “D&O Expenses” shall include attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim.

(b)        At the Closing, Purchaser shall, or shall cause the Company to, at Purchaser’s expense, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Closing Date (each, a “D&O Tail Policy”) from an insurance carrier with the same or better financial-strength rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable to the Company’s directors and officers as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. Purchaser shall not, and shall cause the Company to not, cancel or change such insurance policies in any respect.

(c)        In the event that Purchaser, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Purchaser shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.8.

(d)        The provisions of this Section 7.8 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

7.9       Contact with Customers, Suppliers and Other Business Relations.  Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of its representatives, employees or Affiliates to), contact any employee, tenant, landlord, customer, supplier, content provider, advertiser, distributor or other business relation of the Company regarding the Transaction or any information provided to Purchaser and its representatives in connection therewith prior to the Closing without the prior written consent of the Sellers’ Representative (which shall not be unreasonably withheld, conditioned, or delayed).  If the Sellers’ Representative consents to any such contact, Sellers’ Representative and the Company shall be given the reasonable opportunity to participate in any discussions and meetings, and copied on all correspondence, with any such Persons prior to Closing.

7.10     Exclusivity.  Each of the Company and the Sellers’ Representative agrees that, from the date of this Agreement until the earlier to occur of the Closing Date and the termination of this Agreement in accordance with Article IX, neither the Sellers’ Representative nor the Company shall, and they shall cause their Affiliates, and shall use their reasonable best efforts to cause their and their Affiliates’ respective controlling Persons, equity holders, employees, officers, directors, advisors, and agents not to: (a) encourage, initiate, solicit, maintain, or continue any discussions or negotiations regarding, the submission of any proposal or offer (an “Acquisition Proposal”) by a third party (other than Purchaser or its representatives and agents) regarding (i) the sale of all or any material assets of the Company, (ii) any sale of any Equity Interests or debt securities of the Company, whether directly or indirectly, or (iii) any merger, consolidation, public offering, share exchange, recapitalization, or other similar transaction involving the Company (the actions referred to in the immediately preceding clauses (i) through (iii), each a “Third-Party Acquisition”) or (b) provide any non-public financial or other confidential or proprietary information regarding the Company (including any materials containing Purchaser’s or its Affiliates’ proposal and any other financial information, projections, or proposals regarding the Company) to any Person (other than to Purchaser or its representatives and agents), except in the ordinary course of business of the Company unrelated to a Third-Party Acquisition.

7.11     Notification of Certain Matters; Schedule Supplement.   From the date of this Agreement until the earlier of the Closing or valid termination of this Agreement pursuant to Article IX, each of Purchaser, on the one hand, and the Company and the Sellers’ Representative (acting on behalf of the Sellers), on the other hand, shall give prompt notice to the other at such time that such Party becomes aware of the occurrence, or nonoccurrence, of any event that would cause the failure of a condition set forth in Section 8.2(a), 8.2(b), or 8.3(a), as applicable; provided, that, a failure to provide notice pursuant to this Section 7.11(a) shall not constitute a breach of a covenant of Purchaser, Sellers or the Company for purposes of the condition set forth in Section 8.2(c), Section 8.2(d) or Section 8.3(b), as

applicable.

(b)        The Company may, from time to time prior to the Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Section of the Company Disclosure Schedule in order to add information relating to, or resulting from, facts or events occurring subsequent to the execution of this Agreement (each, a “Schedule Supplement”).  In the event that the Company provides any Schedule Supplement, the matters set forth on such Schedule Supplement shall not be effective to cure and correct for purposes of Article VIII any breach of any representation or warranty that would have existed if the Company had not provided such Schedule Supplement.  In the event that, prior to the Closing, the Company provides a Schedule Supplement pursuant to the terms of this Section 7.11(b) of the failure of any condition in Article VIII as a result of any breach of any representation or warranty of the Company due to facts or events occurring subsequent to the execution of this Agreement that would entitle Purchaser to not consummate the Closing, then Purchaser may terminate this Agreement in accordance with Section 9.1(d) within three (3) Business Days of such Schedule Supplement; provided, that if Purchaser has not provided notice of termination during such three (3) Business-Day period, then Purchaser’s termination right is waived.  For the avoidance of doubt, if the Company provides a Schedule Supplement pursuant to the terms of this Section 7.11(b) that does not set forth a failure of any condition in Article VIII as a result of any breach of any representation or warranty that would have existed if the Company had not provided such Schedule Supplement, then Purchaser may not fail to consummate the Closing, and Purchaser may not terminate this Agreement, on the basis of such Schedule Supplement.

(c)        From and after Closing, Purchaser shall be deemed to have waived any and all rights, remedies, or other recourse to which Purchaser might otherwise be entitled in respect of a breach of any representation or warranty of the Company relating to or arising from the information, facts or events included in any Schedule Supplement delivered to Purchaser prior to Closing, including any rights or remedies under Article VIII and Article X, and such Schedule Supplement shall be effective to cure and correct for all other purposes any such breach of any representation or warranty that would have existed if the Company had not provided such Schedule Supplement, and all references to any Section of the Company Disclosure Schedule that is supplemented or amended as provided in Section 7.11(b) shall for all purposes after the Closing be deemed to be a reference to such Section of the Company Disclosure Schedule as so supplemented or amended.

7.12     Release.  As a material inducement to Purchaser to enter into this Agreement, effective as of the Closing, each Seller, on behalf of such Seller and such Seller’s Affiliates (other than the Company) (collectively, the “Releasing Parties”), agrees not to sue and fully releases and forever discharges Purchaser, the Company and their respective Affiliates, and their respective directors, officers, equityholders and their respective Affiliates, assigns, and successors, those prior to, and those as of, the Closing Date (collectively, the “Released Persons”), with respect to and from any and all claims, demands, rights, Liens, Contracts, covenants, Legal Proceedings, causes of action, Liabilities, obligations, debts, expenses (including reasonable attorneys’ fees), and Losses of whatever kind or nature, in each case for any matter, cause or event arising on, or prior to, the Closing Date, in Law, equity, or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which such Seller or any of such Seller’s Affiliates now owns or holds or has at any time owned or held against the Released Persons; provided, however, that in no event shall the foregoing release apply with respect to any obligations of any Released Persons set forth in this Agreement (including the indemnification obligations set forth in Article X and Section 7.8), subject to the limitations and conditions provided in this Agreement, or any other agreement entered into pursuant to the Transaction.  It is the intention of such Seller that such release be effective as a bar to each and every claim, demand, and cause of action hereinabove specified and in furtherance of such intention, such Seller, on behalf of such Seller and such Seller’s Affiliates, hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon such Seller or any of such Seller’s Affiliates by the provisions of applicable Law or regulation and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands, and causes of action, if any, as those relating to any other claims, demands, and causes of action hereinabove specified, but only to the extent such section is applicable to releases such as this.

Without limiting the generality of the foregoing, such Seller, on behalf of such Seller and the other Releasing Parties, specifically waives the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The foregoing release is a bargained for and essential element of the consideration for the Parties’ agreement to enter into this Agreement on the terms set forth herein.

7.13     Restrictive Covenants.

(a)        Covenant Not to Solicit.  Each Shareholder shall not, and shall cause such Shareholder’s Affiliates not to, for a period of three (3) years from and after the Closing Date, without the express written consent of Purchaser, directly or indirectly, hire, solicit, recruit, induce, or encourage any employee of Purchaser or the Company (“Restricted Persons”) to leave the employ of Purchaser or the Company; provided, however, that the foregoing provision will not apply to any Shareholder (i) soliciting or hiring Restricted Persons through generalized solicitation, recruitment, or advertisements not targeted specifically at Company or Purchaser employees or (ii) soliciting or hiring any Restricted Person whose employment or engagement has been terminated by Purchaser or the Company at least three (3) months prior to the commencement of employment-related discussions with such Restricted Person.

(b)        Non-Competition. Each Shareholder shall not, and shall cause such Shareholder’s Affiliates not to, for a period of three (3) years from and after the Closing Date, without the express written consent of Purchaser, directly or indirectly, (i) acquire, finance, own any interest in, manage, control, participate in, consult with, render services for, use or authorize the use of its name in connection with, provide any Intellectual Property rights to any Person engaged in, operate, or in any manner engage in (other than for Purchaser, the Company, or any of their respective Affiliates) a Competitive Business, (ii) call on, solicit or take action that would divert business from the Company or would reasonably be expected to interfere with or diminish the relationship between the Company and any of its customers, suppliers, distributors, developers, service providers, licensors, or licensees, or other material business relation of the Company with respect to products or services of the kind or type developed, produced, marketed, furnished, or sold by the Company; provided, however, that no Shareholder shall be prohibited from (A) owning up to five percent (5%) of the outstanding stock of any Person that is publicly traded on a national securities exchange or in the over the counter market, so long as such Shareholder has no active participation in the business or management of such Person and (B) from investing in a private equity or hedge fund which invests in or maintains a Competitive Business so long as (I) such Shareholder’s holdings in such fund or portfolio company of such fund is passive and (II) such Shareholder does not provide advice, manage, work for, consult with or render other services to such fund or portfolio company nor is otherwise involved in any way in the management or decision-making of such fund or portfolio company.

(c)        Confidentiality. Each Seller shall, and shall cause such Seller’s Affiliates to, from and after the Closing Date, keep the Confidential Information strictly confidential and shall not, and shall cause its and its Affiliates’ respective employees, officers, directors, managers, and agents not to, disclose (except as expressly permitted by this Agreement) any portion of the Confidential Information to any Person; provided that, in the event that any Person subject to confidentiality under this Section 7.13(c) is compelled by applicable Law (including by request for information or documents in any Legal Proceeding, interrogatory, discovery request, subpoena, civil investigative demand, similar process, or otherwise) to disclose any Confidential Information, the Person compelled to make disclosure shall promptly notify (unless prohibited by Law) Purchaser in writing of such requirement so that Purchaser may seek an appropriate protective order, at its sole cost and expense, or waive compliance with the provisions of this Agreement applicable to such portion of the Confidential Information. If, in the absence of a protective order or the receipt of a waiver hereunder, such Person, on the advice of legal counsel, is required to disclose any Confidential Information, such Person may disclose only that portion of such Confidential Information that such Person is required to disclose; provided, however, that such Person shall use its reasonable best efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information.

(d)        Non-disparagement.  From and after the Closing Date, each Seller and Purchaser shall not, and shall cause each of their respective controlled Affiliates not to, disparage any Seller, the Sellers’ Representative, Purchaser, the Company, or any of their respective Affiliates in any way that adversely and substantially impacts the goodwill, reputation, or business relationships of any Seller, the Sellers’ Representative, Purchaser, the Company, or any of their respective Affiliates with the public generally, or with any of their customers, suppliers, independent contractors, or employees; provided that nothing in this Section 7.13(d) is intended to restrict any Person from providing truthful testimony in any Legal Proceeding or truthfully cooperating with any governmental investigation or inquiry.

(e)        Reasonableness. Each Seller expressly acknowledges and agrees that (i) each of the restrictions contained in this Section 7.13 are reasonable in all respects (including with respect to subject matter and time period) and such restrictions are necessary to protect Purchaser’s interest in, and the value of, the Business (including the goodwill inherent therein), and (ii)

Purchaser would not have entered into this Agreement, the other Transaction Agreements, or the Transaction without the restrictions contained in this Section 7.13.

(f)        Seller.  For purposes of this Section 7.13, if a Seller is a trust, all references to such Seller in this Section 7.13 shall be deemed to include the grantor of such Seller.

7.14     Cooperation with Financing.  Prior to the Closing, Sellers and the Company shall use commercially reasonable efforts to cooperate with Purchaser, in each case at Purchaser’s sole expense, in connection with Purchaser’s arrangement of the Financing or Alternative Financing as may be reasonably requested by Purchaser, including using commercially reasonable efforts to: (a) upon reasonable notice at mutually agreed times and places, cause senior management of the Company to participate in a reasonable number of meetings and presentations with the Debt Financing Parties and ratings agencies, (b) assist with the preparation of customary materials for bank information memoranda and similar customary marketing documents reasonably necessary in connection with the Financing or Alternative Financing, (c) furnish Purchaser reasonably promptly with the historical financial statements identified on Exhibit C, paragraph 6 of the Commitment Letter, (d) solely with respect to financial information and data derived from historical books and records, assist Purchaser with the preparation of pro forma financial information and pro forma financial statements, and in each case, only to the extent required to be delivered pursuant to the Commitment Letter, (e) cause senior management of the Company to assist with the preparation of customary materials for ratings agency presentations, (f) (i) take corporate actions reasonably requested by Purchaser to permit the consummation of the Financing, with such actions subject to the occurrence of, and to be effective no earlier than, the Closing Date, (ii) assist with the preparation of credit agreements, pledge and security documents and other definitive financing documents in connection with the Financing, with such documents subject to the occurrence of, and to be effective no earlier than, the Closing Date and such documents to be consistent with the terms and conditions of the Commitment Letter, and (iii) assist Purchaser reasonably with Purchaser’s preparation of any schedules to definitive financing documentation, in each case required to be delivered for the Financing, and otherwise reasonably assist in facilitating the pledging of collateral contemplated by the Financing (provided, that the delivery of any possessory collateral shall not be required prior to the Closing Date), as may be reasonably requested by Purchaser, (g) furnish to Purchaser such other financial information regarding the Company that is necessary or customary for financings of the type contemplated by the Commitment Letter, in each case, as reasonably requested by Purchaser, and (h) at least five (5) Business Days prior to the Closing Date, deliver all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, in order to satisfy the conditions set forth on Exhibit C, paragraph 9 of the Commitment Letter, in each case, to the extent such information is required in writing by Purchaser at least ten (10) Business Days prior to the Closing Date.  Notwithstanding the foregoing or anything else contained herein to the contrary, nothing in this Section 7.14 shall require the Sellers, the Company or any of their respective Affiliates or representations to provide any financing cooperation that: (i) unreasonably interferes with the ongoing operations of Sellers and the Company, (ii) requires the pre-Closing Board of Directors of the Company to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing or Alternative Financing is obtained or incur any personal liability, (iii) requires the Company to execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions (including requiring the Seller’s Representatives to deliver any legal opinions) or documents in connection with the Financing or Alternative Financing, (iv) requires the

Company to take any corporate actions prior to the Closing to permit the consummation of the Financing or the Alternative Financing, (v) requires the Company or Sellers to incur any Liability or pay any consideration or fee, or offer to grant or agree to any financial accommodation in connection with the Financing or Alternative Financing (prior to the Closing, with respect to the Company), (vi) requires the Company to provide cooperation that Sellers reasonably believe would (A) conflict with or result in a violation of any Material Contract, Real Property Lease, Government Contract or any Law, (B) result in the loss of attorney-client privilege or other similar legal privilege, (C) conflict with or violate Sellers’ or the Company’s organizational documents, or (D) cause any of Sellers’ representations, warranties, covenants or other obligations in this Agreement to be breached or any condition precedent set forth in this Agreement to fail to be satisfied, (vii) requires the Company to approach any third parties prior to the Closing to discuss agreements limiting the rights of such third parties, (viii) requires the Company to consent to the pre-filing of UCC-1s or the grant of liens on the Company’s assets prior to the Closing, (ix) requires the Company to provide cooperation to give representations or warranties to any third parties, or the indemnification thereof, by Sellers, or the Company prior to the Closing, (x) requires the Sellers, the Sellers’ Representative and the Company to waive or amend any terms of this Agreement, and (xi) requires Sellers and the Company to deliver any projections, pro forma financial information or any other forward-looking information to any third parties.  Purchaser shall indemnify, defend and hold harmless the pre-Closing directors and officers of the Company from and against any liability or obligation to providers of the Financing or Alternative Financing in connection with the Financing or Alternative Financing and any information provided in connection therewith.  Purchaser shall promptly upon the Company’s request reimburse the Company for all out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred by the Company in connection with such cooperation and, to the extent Purchaser does not reimburse the Company for any such cost or expense on or prior to the date that is three (3) Business Days prior to the Closing, the Company shall be deemed to have a current asset in the amount of such unreimbursed costs and expenses. All non-public or otherwise confidential information regarding Sellers or the Company obtained by Purchaser pursuant to this Section 7.14 shall be kept confidential in accordance with the terms of the Confidentiality Agreement, provided, that Purchaser shall be permitted to disclose such information to the Debt Financing Parties, rating agencies and additional prospective lenders during syndication of the Financing or any permitted replacement, amended, modified or alternative financing subject to such Financing sources, rating agencies and other prospective lenders and investors entering into customary confidentiality undertakings with respect to such information consistent with the confidentiality provisions of the Commitment Letter (including through a notice and undertaking in a form customarily used in confidential information memoranda for the Financing).  The Company hereby consents to the use of its logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company.

7.15     Financing.  Purchaser shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to maintain in effect the Commitment Letter and using reasonable best efforts to, as promptly as possible, (a) satisfy on a timely basis all conditions applicable to Purchaser obtaining the Financing set forth therein, (b) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter (including any related flex provisions) or on other terms in the aggregate not materially less favorable to Purchaser, (c) timely prepare the necessary offering circulars, private placement memoranda, or other offering documents or marketing materials with respect to the Financing, (d) commence the syndication activities contemplated by the Commitment Letter and (e) consummate the Financing at or prior to the Closing.  Purchaser shall give the Sellers’ Representative prompt notice (and in any event no later than three (3) Business Days following) (i) of any breach in any material respect by any party to the Commitment Letter of which Purchaser becomes aware, (ii) if and when Purchaser becomes aware that any portion of the Financing contemplated by the Commitment Letter may not be available to consummate the Transaction, and (iii) of any termination of the Commitment Letter.  Purchaser shall keep the Company and the Sellers’ Representative informed on a reasonably current basis in reasonable detail of the status of Purchaser’s efforts to arrange the Financing or Alternative Financing and provide to the Company executed copies of the definitive documents related to the Financing or Alternative Financing (excluding fees and other commercially sensitive information in any fee letter, including provisions in such fee letter related solely to fees, “flex terms” and economic terms, in each case, that do not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the financing available may be redacted).  If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Purchaser shall use reasonable best efforts to obtain alternative financing, including from alternative sources on Commercially Reasonable Terms (“Alternative Financing”) as promptly as practicable following the occurrence of such event and the provisions of this Section 7.15 shall be applicable to the Alternative Financing and such Alternative Financing shall (A) not impose any new or additional condition or otherwise expand any condition to draw and other terms that would reasonably be expected to affect the availability thereof at the Closing and (B) be in an amount that is sufficient, when added to any portion of the Financing that is available, to pay in cash all amounts required to be paid by Purchaser in connection with this Agreement.  Purchaser shall (1) comply in all material respects with the Commitment Letter and each definitive agreement with respect thereto (collectively, with the Commitment Letter, the “Debt Documents”), (2) enforce in all material respects its rights under the Commitment Letter, and (3) not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, any Debt Document or the fee letter referred to in the Commitment Letter without the prior written consent of the Sellers’ Representative.  Purchaser shall provide notice to the Sellers’ Representative promptly upon receiving the Financing or, if applicable, the Alternative Financing.  “Commercially Reasonable Terms” means debt financing terms available in the market from major international financing institutions to borrowers or issuers with credit ratings comparable to Purchaser (determined giving pro forma effect to the Transaction) for financing comparable to the type of financing contemplated by the Commitment Letter at the time the Alternative Financing is sought.  Notwithstanding the foregoing, compliance by Purchaser with this Section 7.15 shall not relieve Purchaser of its obligation to consummate the Transaction, whether or not the Financing or the Alternative Financing is available.  Notwithstanding anything herein to the contrary, in no event shall “reasonable best efforts” of Purchaser under this Section 7.15 be deemed or construed to require Purchaser to instigate or pursue litigation against any of the Debt Financing Parties.

7.16     Stock Consideration.  The Stock Consideration shall consist of Five Hundred Seventy-Three Thousand Seven Hundred Ninety-Four (573,794) Purchaser Shares, which shall not be subject to any Purchase Price adjustment contemplated by Section 1.4 or any other adjustment between the date of this Agreement and the Closing Date, other than upon any split, subdivision, or combination of Purchaser’s Common Stock pursuant to its Amended and Restated Certificate of Incorporation as currently in effect. Each Seller, in each case solely with respect to such Seller, acknowledges, covenants and agrees as follows:

(a)        The Purchaser Shares constituting the Stock Consideration are “restricted securities” under applicable federal securities laws, and the Securities Act and the rules of the SEC provide in substance that Sellers may dispose of the Purchaser Shares only pursuant to an effective registration statement under the Securities Act or an exemption from registration.

(b)        Purchaser has no obligation or intention to register any of the Purchaser Shares.

(c)        Such Seller shall not offer, transfer, assign, or sell any record or beneficial interest in any of the Purchaser Shares without the prior written consent of Purchaser until the eighteen (18)-month anniversary of the Closing Date (the “Lock-Up Restriction”).  Upon the six (6)-month anniversary of the Closing Date, the Lock-Up Restriction shall lapse and cease to apply as to one-third (1/3) of the Purchaser Shares received as Stock Consideration by each Seller; and upon the one (1)-year anniversary of the Closing Date, the Lock-Up Restriction shall lapse and cease to apply as to an additional one-third (1/3) of the Purchaser Shares received as Stock Consideration by each Seller (such that, for the avoidance of doubt, only one-third (1/3) of the Purchaser Shares received as Stock Consideration by each Seller shall be subject to the Lock-Up Restriction following the one (1)-year anniversary of the Closing Date).  Upon the eighteen (18)-month anniversary of the Closing Date, the Lock-Up Restriction shall lapse and cease to apply as to the remaining Purchaser Shares received as Stock Consideration by each Seller.  Upon the lapsing of the Lock-Up Restriction, a Seller may offer, transfer, assign or sell any record or beneficial interest in the Purchaser Shares; provided, that any such offer, transfer, assignment or sale may be effected solely pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable.

(d)        Such Seller will not, from the date of this Agreement through the Closing Date, without the prior written consent of the Company, directly or indirectly, alone or in concert with others: (i) purchase, offer or agree to purchase, or announce an intention to purchase any securities or assets of Purchaser or rights or options to acquire the same; (ii) make, or in any way participate in any “solicitation” of “proxies” to vote or “consents” (as such terms are used in the rules and regulations of the SEC), or seek to advise or influence any Person with respect to the voting of any voting securities of Purchaser; (iii) initiate or support any stockholder proposal with respect to Purchaser; (iv) seek or propose to influence or control Purchaser’s management, board of directors, policies or affairs; (v) disclose any intention, plan or arrangement inconsistent with the foregoing; (vi) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; or (vii) take any action that, in the sole judgment of Purchaser, may require Purchaser to make a public announcement concerning any of the foregoing.

7.17     Purchaser RWI Policy.  Purchaser has provided to the Sellers’ Representative a true, correct and complete copy of the binder agreement for, and the form of, the RWI Policy. The RWI Policy does not permit, and Purchaser and its Affiliates will not amend, waive or otherwise modify the RWI Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any action or proceedings against any Seller, the Sellers’ Representative or any of their respective Affiliates or any of their respective past, present or future direct or indirect equityholders, stockholders, parents, subsidiaries, trustees, beneficiaries, grantors, directors, members, managers, officers, employees, agents, representatives, attorneys, advisors or partners (or the functional equivalent of any of the foregoing positions) of any of the foregoing based upon, arising out of, or related to this Agreement or the Transaction, or the negotiation, execution or performance of this Agreement or the Transactions, except in the case of Fraud by Seller(s).  Promptly after the Closing, Purchaser shall provide to the Sellers’ Representative a true, correct and complete copy of the final RWI Policy.

7.18     Shareholder Guarantees(b)      .  At or before the Closing, Purchaser will use reasonable best efforts to, and Sellers’ Representative shall reasonably cooperate with Purchaser to, arrange for substitute letters of credit, purchaser guarantees and other obligations to replace any letters of credit, guarantees or other obligations outstanding as of the date hereof that are set forth on Schedule 7.18 (the “Shareholder Guarantees”) and Purchaser shall use its reasonable best efforts to obtain from the creditor, beneficiary, landlord or other counterparty a full release (in a form satisfactory to Sellers’ Representative) of any Shareholder or their respective Affiliates (other than the Company) liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a beneficiary, landlord or counterparty in connection with amounts drawn under or paid such Shareholder Guarantees (collectively, the “Guaranteed Obligations”).  To the extent any Guaranteed Obligations are not fully released at or prior to Closing, effective from and after the Closing Date, Purchaser will, and will cause each of its Affiliates (including the Company after the Closing) to, (i) indemnify, defend and hold harmless Shareholders and their Affiliates against, and reimburse Shareholders and their Affiliates for, any Guaranteed Obligations arising after the Closing Date, including costs or expenses arising after the Closing Date, in connection with such Shareholder Guarantees, including Shareholders’ and their Affiliates’ expenses in maintaining such Shareholder Guarantees after the Closing Date, whether or not any such Shareholder Guarantee is drawn upon or required to be performed, and will in any event promptly reimburse the Shareholders and their Affiliates to the extent any Shareholder Guarantee is called upon and the Shareholders or their Affiliates make any payment or are obligated to reimburse the party issuing such Shareholder Guarantee for any such Guaranteed Obligations, costs or expenses arising after the Closing Date and (ii) not, without the Sellers’ Representatives’ prior written consent, amend in any manner adverse to Sellers or any of their Affiliates, or extend (or permit the extension of), any Shareholder Guarantee or any obligation supported by any Shareholder Guarantee (including any Real Property Lease).  Sellers’ Representative shall in good faith cooperate with Purchaser and provide Purchaser all information reasonably requested by Purchaser to facilitate the performance of its obligations under this Section 7.18.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1       Conditions Precedent to Obligation of the Parties.  The respective obligation of each Party to consummate the Transaction is subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:

(a)        there shall not be in effect any Order by a U.S. Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transaction; provided that (i) a Party shall not be entitled to rely on the failure of this condition to be satisfied if such Order was initiated by such Party or an Affiliate of such Party and (ii) prior to asserting the failure of this condition the Party asserting such failure shall have used its commercially reasonable efforts to have such Order vacated; and

(b)        all waiting periods and other approvals applicable to the Transaction under the HSR Act shall have expired or been earlier terminated.

8.2       Conditions Precedent to Obligation of Purchaser.  The obligation of Purchaser to consummate the Transaction is further subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:

(a)        (i) other than the representations and warranties of the Company set forth in Sections 3.1, 3.2(a), 3.2(b)(i), 3.3, and 3.20 (collectively, the “Company Fundamental Representations”), the representations and warranties of the Company set forth in Article III shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein, except with respect to Section 3.6(b) and except for the terms “Material Contract”, “Material Customer” and “Material Vendor”) as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct only as of such particular date), except in each case where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) the Company Fundamental Representations shall be true and correct as of the Closing Date in all respects, other than de minimis inaccuracies, with the same force and effect as if made on and as of the Closing Date, and Purchaser shall have received a certificate signed by an executive officer of the Company, dated as of the Closing Date, to the foregoing effect;

(b)        (i) other than with respect to the representation and warranties in Sections 4.1, 4.2, 4.3(a), and 4.5 (collectively, the “Seller Fundamental Representations”), the representations and warranties of each Seller set forth in Article IV shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date) and (ii) the Seller Fundamental Representations shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and Purchaser shall have received a certificate signed by the Sellers’ Representative (on behalf of each Seller), dated as of the Closing Date, to the foregoing effect;

(c)        the Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date, and Purchaser shall have received a certificate signed by an executive officer of the Company, dated as of the Closing Date, to the foregoing effect;

(d)        each Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date, and Purchaser shall have received a certificate signed by the Sellers’ Representative (on behalf of each Seller), dated as of the Closing Date, to the foregoing effect; and

(e)        no Company Material Adverse Effect shall have occurred since the date of this Agreement.

8.3       Conditions Precedent to Obligation of Sellers.  The obligation of each Seller to consummate the Transaction is further subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:

(a)        the representations and warranties of Purchaser set forth in Article V shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Purchaser Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct only as of such particular date), except in each case where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Purchaser Material Adverse Effect, and the Sellers’ Representative shall have received a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, to the foregoing effect;

(b)        Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and the Sellers’ Representative shall have received a certificate signed by an authorized executive officer of Purchaser, dated as of the Closing Date, to the foregoing effect; and

(c)        Purchaser shall have paid the Closing Payments due in accordance with Section 1.3 and Section 2.3.

ARTICLE IX

TERMINATION

9.1       Termination.  This Agreement may be terminated prior to the Closing as follows:

(a)        by mutual written consent of the Sellers’ Representative (on behalf of Sellers) and Purchaser;

(b)        at the election of the Sellers’ Representative (on behalf of Sellers) or Purchaser on or after the date that is sixty (60) days after the date hereof (the “Outside Date”), if the Closing shall not have occurred by the close of business on such date; provided, that (i) if the Closing shall not have occurred because the condition set forth in Section 8.1(b) has not been fulfilled and (ii) all of the other conditions set forth in Article VIII have been satisfied or waived (other than those conditions that can by their terms only be satisfied in connection with the Closing, provided that such conditions are not incapable of being performed at the Closing), then the Outside Date shall be the date that is one hundred eighty (180) days after the date hereof; provided further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if such Party is in material breach of any of its covenants or agreements under this Agreement or to any Party whose breach of this Agreement has been the primary cause of the failure of the Closing to have occurred by the Outside Date;

(c)        by the Sellers’ Representative (on behalf of Sellers) or Purchaser if there shall be in effect a final, nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transaction; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its covenants or agreements under this Agreement;

(d)        by Purchaser, if any Seller and/or the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement that would give rise to the failure of a condition set forth in Section 8.2(a), Section 8.2(b), Section 8.2(c), Section 8.2(d), or Section 8.2(e), which breach either (i) is not cured within thirty (30) days following Sellers’ Representative’s receipt of written notice of such breach from Purchaser, (ii) by its nature, cannot be cured prior to the Outside Date or (iii) by its nature, is incapable of being cured; provided that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Purchaser if Purchaser (x) is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement or (y) fails to exercise such termination right within ten (10) days following the expiration of the thirty (30)-day period described in clause (i) above; or

(e)        by the Sellers’ Representative (on behalf of Sellers), if Purchaser shall have breached any representation, warranty, covenant or other agreement contained in this Agreement that would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b), which breach either (i) is not cured within thirty (30) days following Purchaser’s receipt of written notice of such breach from the Sellers’ Representative, (ii) by its nature, cannot be cured prior to the Outside Date or (iii) by its nature, is incapable of being cured; provided that the right to terminate this Agreement under this Section 9.1(e) shall not be available to the Sellers’ Representative if (x) any Seller or the Company is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement or (y) the Sellers’ Representative fails to exercise such termination right within ten (10) days following the expiration of the thirty (30)-day period described in clause (i) above.

9.2       Termination Procedure.  In the event of the termination and abandonment of this Agreement by the Sellers’ Representative or Purchaser pursuant to Section 9.1, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate, and the consummation of the Transaction shall be abandoned, without further action by Sellers, the Company, or Purchaser.

9.3       Effect of Termination.  If this Agreement is validly terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement shall terminate and such termination shall be without Liability to the Parties, except that (a) the obligations of the Parties under the Confidentiality Agreement, Section 7.3 (Confidentiality), Section 7.5 (Publicity), this Section 9.3, Article XI, and any related definitions in Article XII shall survive such termination and not be affected thereby and (b) no such termination shall relieve any Party from Liability for any willful breach of any covenant or agreement in this Agreement.

ARTICLE X

INDEMNIFICATION

10.1     Survival of Representations, Warranties, Covenants and Agreements.  The (x) representations and warranties made in this Agreement, and (y) indemnification obligations of Sellers set forth in Section 10.2(a)(ii), shall in each case survive the Closing and remain in full force and effect until the twelve (12)-month anniversary of the Closing Date (the “General Survival Date”), and the indemnification obligations of Sellers set forth in Section 10.2(a)(v) shall survive the Closing and remain in full force and effect until September 30, 2025. Notwithstanding the foregoing or any applicable statute of limitations, all representations and warranties related to any claim asserted on or before the General Survival Date in accordance with Section 10.5 shall survive (and any applicable statute of limitations shall be tolled) until all such claims shall have been finally resolved and payment in respect thereof, if any is required to be made, shall have been made. The covenants and agreements contained in this Agreement and requiring performance prior to Closing shall expire on the Closing Date. The covenants and agreements contained in this Agreement or any other agreement or certificate delivered in connection with the transactions contemplated hereby to be performed in whole or in part after the Closing shall survive the Closing and continue in full force and effect until such covenants or agreements are performed in accordance with the terms of this Agreement or any other agreement or certificate delivered in connection with the Transaction (other than the covenant and agreement to indemnify pursuant to Section 10.2(a), Section 10.2(b)(i), Section 10.2(b)(iii), Section 10.2(c)(i), and Section 10.2(c)(iii), which shall each survive only for the applicable period set forth in this Section 10.1).  Claims in respect of Fraud shall survive for the applicable statute of limitations for Fraud.  Indemnification obligations of Sellers set forth in Section 10.2(a)(iii) shall survive the Closing and remain in full force and effect until the three (3)-year anniversary of the Closing Date.  No claim for indemnification for breach of any representation, warranty, covenant or agreement contained in this Agreement may be asserted pursuant to this Agreement unless on or before the time period for survival of such claim set forth in this Section 10.1, such claim is asserted by written notice pursuant to this Article X.

10.2     General Indemnification.  Subject to the limitations set forth in this Article X, from and after the Closing:

(a)        Each Seller, on a joint and several basis with respect to the Indemnification Escrow Amount, and with respect to any indemnifiable amount outside of the Indemnification Escrow Amount, on a several but not joint basis (pro rata based on each Seller’s Pro Rata Percentage), shall indemnify Purchaser, the Company, and their respective Affiliates, and each of their respective officers, directors, equityholders, employees, agents, representatives, heirs, successors, and permitted assigns (collectively, the “Purchaser Indemnified Parties”) and hold each of them harmless from and against any and all Losses incurred or suffered directly or indirectly by such Purchaser Indemnified Parties arising out of, relating to, or resulting from:

(i)         any inaccuracy in, or breach of, the representations or warranties contained in Article III or made by the Company in any certificate delivered by the Company pursuant to Section 8.2; provided, that, for the purposes of this clause (i), except with respect to the representations and warranties of the Company set forth in Section 3.6(b) and except for the terms “Material Contract”, “Material Customer” and “Material Vendor”, qualifications as to materiality, Company Material Adverse Effect, or other qualifiers of similar import contained in such representations and warranties shall be disregarded for purposes of determining whether any such failure occurred and in calculating any Losses resulting therefrom;

(ii)       all Indemnified Taxes;

(iii)      the matters set forth on Schedule 10.2(a)(iii);

(iv)       Fraud of the Company; and/or

(v)        the Taxes set forth on Schedule 10.2(a)(v) (“Specified Taxes”).

Notwithstanding anything to the contrary in this Agreement, no Seller shall have any liability or responsibility hereunder for any Tax imposed on or with respect to the Company with respect to any Tax period or portion thereof that is subsequent to the Closing Date.

(b)        Each Seller shall, on a joint and several basis with respect to the Indemnification Escrow Amount, and with respect to any indemnifiable amount outside of the Indemnification Escrow Amount, on a several but not joint basis, indemnify the Purchaser Indemnified Parties from and hold each of them harmless from and against any and all Losses incurred or suffered directly or indirectly by such Purchaser Indemnified Parties arising out of, relating to, or resulting from:

(i)         any inaccuracy in, or breach of the representations or warranties by such Seller contained in Article IV or in any certificate delivered by, or on behalf of, such Seller pursuant to Section 8.2; provided, that, for the purposes of this clause (i), qualifications as to materiality, material adverse effect, or other qualifiers of similar import contained in such representations and warranties shall be disregarded for purposes of determining whether any such failure occurred and in calculating any Losses resulting therefrom;

(ii)       breach of any covenant or other agreement required to be performed following Closing by such Seller contained in this Agreement or in any other Transaction Agreement to which such Seller is party; and/or

(iii)      Fraud of such Seller.

(c)        Subject to the limitations set forth in this Article X, from and after the Closing, Purchaser shall indemnify each Seller and their respective Affiliates, and each of their respective officers, directors, equityholders, employees, agents, representatives, heirs, successors, and permitted assigns (collectively, the “Seller Indemnified Parties”) and hold each of them harmless from and against any and all Losses incurred or suffered directly or indirectly by such Seller Indemnified Parties arising out of, relating to, or resulting from:

(i)         any inaccuracy in, or breach of, the representations or warranties contained in Article V or made by Purchaser in any certificate delivered by Purchaser pursuant to Section 8.3;

(ii)       any breach of any covenant or other agreement required to be performed following Closing by Purchaser or the Company contained in this Agreement or in any other Transaction Agreement to which Purchaser or the Company is party; and/or

(iii)      Fraud of Purchaser.

10.3     Limitations on Indemnification.

(a)  Sellers shall not be required to indemnify any Purchaser Indemnified Party under Section 10.2(a)(i), Section 10.2(a)(ii) and/or Section 10.2(b)(i) unless and until the aggregate amount of Losses that the Purchaser Indemnified Parties are entitled to recover under this Article X exceeds One Million Eight Hundred Twenty-Two Thousand Five Hundred Dollars ($1,822,500) (the “Deductible”) and then Sellers shall be required to indemnify the applicable Purchaser Indemnified Parties, subject to the other limitations contained herein, solely for the amount of such Losses in excess of the Deductible; provided, that, the Deductible shall not apply to Losses arising from Fraud.

(b)  The maximum amount of Losses on a collective basis that may be recovered or asserted in any claim(s) by the Purchaser Indemnified Parties under Section 10.2(a)(i), Section 10.2(a)(ii), and/or Section 10.2(b)(i) (other than with respect to Fraud) shall be limited to and shall in no event exceed the Indemnification Escrow Amount, which together with the RWI Policy (subject to Section 10.4), shall be the sole and exclusive source of recovery for such Losses. Sellers shall have no obligation to directly satisfy any claim by a Purchaser Indemnified Party for indemnification under Section 10.2(a)(i), Section 10.2(a)(ii), or Section 10.2(b)(i) (other than with respect to Fraud, subject to Section 10.4).  The maximum amount of Losses on a collective basis that may be recovered or asserted in any claim(s) by the Purchaser Indemnified Parties under Section 10.2(a)(v) shall be limited to and shall in no event exceed the Specified Taxes Cap (as defined in Schedule 10.2(a)(v)). With respect to claims for indemnification under Sections 10.2(a)(iii)-(v), subject to the preceding sentence, the maximum liability of any Seller to the Purchaser Indemnified Parties shall be such Seller’s Pro Rata Percentage of such Losses. The maximum liability of any Seller to the Purchaser Indemnified Parties shall not in the aggregate exceed the proceeds actually received by such Seller.

(c)  The amount of any Losses for which indemnification is provided for under this Article X (without giving effect to limitations) shall be calculated net of any insurance proceeds or other amounts actually received by the Indemnitee from third parties with respect to such Losses, in each case, net of the present value of any increases in premiums, any costs of collection or deductibles resulting therewith; provided, that, in no event shall Purchaser or any other Purchaser Indemnified Party be required to initiate litigation to recover any such amounts. If an Indemnitee collects an amount in discharge of a claim of a Loss reimbursed by an Indemnitor, and such Indemnitee subsequently recovers from a third party (including under the RWI Policy) (such excess recovery, the “Excess Recovery”), such Indemnitee shall repay to the Indemnitor an amount equal to the Excess Recovery less any costs or expenses incurred or suffered by the Indemnitee in procuring the Excess Recovery including the present value of any increases in premiums and any costs of collection or deductibles resulting therewith. Any Losses for which any Indemnitee is entitled to indemnification under this Article X shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant, or agreement. No Party will be entitled to be indemnified for an amount pertaining to any Loss to the extent that such amount pertaining to such Loss was included or taken into account in the calculation of the Purchase Price as finally adjudicated pursuant to Section 1.4.

(d)  No Seller shall have any right of contribution, subrogation, or other recourse against the Company or its directors, managers, officers, employees, Affiliates, agents, attorneys, stockholders, members, representatives, assigns, or successors in respect of any claims asserted by any Purchaser Indemnified Parties, it being acknowledged and agreed that the covenants, agreements, and obligations of the Company are solely for the benefit of the Purchaser Indemnified Parties. Except to the extent prohibited by Law, upon and after becoming aware of any event which could reasonably be expected to give rise to any indemnifiable Losses hereunder, the Indemnitee shall take and cause its Affiliates to take, or cooperate with the Indemnitor if so requested by the Indemnitor in order to take, all commercially reasonable measures to mitigate the indemnifiable Losses based upon, arising out of or incurred as a result of such event; provided, that in no event shall the Indemnitee be required to initiate litigation in respect of such efforts.

10.4     Manner of Payment.  After giving effect to, and otherwise subject to, the limitations set forth in Section 10.3:

(a)  With respect to Losses incurred pursuant to Section 10.2(a)(i), Section 10.2(a)(ii), and/or Section 10.2(b)(i), other than any Losses arising out of, relating to, or resulting from, Fraud, the Purchaser Indemnified Parties shall be entitled to recover such Losses, first, from the then-remaining Indemnification Escrow Funds pursuant to the terms of the Escrow Agreement, and only after the Indemnification Escrow Amount is exhausted, the Purchaser Indemnified Parties shall be entitled to recover such Losses, second, from the RWI Policy.  With respect to Losses arising out of, relating to, or resulting from, claims in respect of Section 10.2(a)(iv) and Section 10.2(b)(iii), the Purchaser Indemnified Parties shall be entitled to recover such Losses, first, from the then-remaining Indemnification Escrow Funds pursuant to the terms of the Escrow Agreement, and, only after the Indemnification Escrow Amount is exhausted, the Purchaser Indemnified Parties shall be entitled to recover such Losses, second, directly from (x) Sellers on a several but not joint basis (pro rata based on each Seller’s Pro Rata Percentage) if indemnifiable under Section 10.2(a), or (y) the breaching Seller, if indemnifiable under Section 10.2(b), in each case, until the retention amount under the RWI Policy has been eroded, third, from the RWI Policy, to the extent the RWI Policy covers such claim and the underwriter responds in satisfaction with respect to such claim, and, if the RWI Policy is exhausted or the RWI Policy does not cover such claim or the underwriter does not respond in satisfaction with respect to such claims, the Purchaser Indemnified Parties shall be entitled to recover such Losses, fourth, directly from (x) Sellers on a several but not joint basis (pro rata based on each Seller’s Pro Rata Percentage), if indemnifiable under Section 10.2(a), or (y) the breaching Seller, if indemnifiable under Section 10.2(b).  With respect to

Losses arising out of, relating to, or resulting from, claims in respect of Section 10.2(a)(iii), Section 10.2(a)(v), and Section 10.2(b)(ii), the Purchaser Indemnified Parties shall be entitled to recover such Losses directly from (x) Sellers on a several but not joint basis (pro rata based on each Seller’s Pro Rata Percentage) if indemnifiable under Section 10.2(a), or (y) the breaching Seller, if indemnifiable under Section 10.2(b).

(b)  Subject to the limitations in Section 10.3, any direct indemnification obligations of any Indemnitor under Article X (which for the avoidance of doubt, shall not include any claims with respect to Losses incurred pursuant to Section 10.2(a)(i), Section 10.2(a)(ii), and/or Section 10.2(b)(i), other than any Losses arising out of, relating to, or resulting from, Fraud) shall be paid to the Indemnitee, by wire transfer of immediately available funds, within five (5) Business Days following the final determination of Losses for the applicable indemnification claim, pursuant to Section 10.5 or Section 11.1(e), as applicable.

10.5     Claims Procedures.

(a)  Direct Claims.  In the event any Purchaser Indemnified Party or Seller Indemnified Party (each an “Indemnitee”) shall claim indemnification hereunder for any claim (other than a Third-Party Claim) for which indemnification is provided in Section 10.2 above, the Indemnitee shall reasonably promptly after it becomes aware of facts that such Indemnitee reasonably believes may give rise to the basis for such claim, give written notice (a “Direct Claim Notice”) to the party from whom indemnity is sought (each, an “Indemnitor”) setting forth the basis for such claim and the nature and estimated amount of such claim, all in reasonable detail and to the extent available; provided that so long as such Direct Claim Notice is given within the applicable time period described in Section 10.1, the failure to reasonably promptly provide such notice shall not affect the rights of such Indemnitee to indemnification pursuant to this Article X, except and only to the extent that the Indemnitor shall have been actually prejudiced thereby.  If the applicable Indemnitor disputes any claim set forth in the Direct Claim Notice, it shall promptly, and in any event within thirty (30) days after receipt of the Direct Claim Notice, deliver to the Indemnitee that has given the Direct Claim Notice a written notice indicating its dispute of such Direct Claim Notice and its basis for such dispute, and the applicable parties shall attempt in good faith for a period of thirty (30) days following the delivery of such written notice to agree upon the rights of the respective parties with respect to such Direct Claim Notice. If no such agreement can be reached after good faith negotiation during such thirty (30)-day period, the parties may pursue all other remedies available to them at Law or equity in accordance with this Agreement.

(b)  Third-Party Claims.  In the event any Indemnitee shall claim indemnification hereunder for any claim asserted by any third party, other than a claim relating to Taxes, which shall be controlled by Section 11.1(e), for which indemnification is provided in Section 10.2 (a “Third-Party Claim”), the Indemnitee shall, reasonably promptly after the assertion of such Third-Party Claim, give written notice (a “Third-Party Claim Notice”) to the applicable Indemnitor setting forth, to the extent known, the basis for such claim and the nature and estimated amount of the claim, all in reasonable detail, together with copies of all notices and documents (including court papers) served on, or received by, such Indemnitee; provided that so long as such Third-Party Claim Notice is given within the applicable time period described in Section 10.1, the failure to reasonably promptly provide such notice shall not relieve the Indemnitor of its obligations hereunder except and only to the extent that the Indemnitor shall have been actually prejudiced by such failure to so notify. The Indemnitor, upon notice to the Indemnitee within the thirty (30)-day period after receiving a Third-Party Claim Notice, shall have the right, at its sole discretion, to assume the defense of any claim set forth in such Third-Party Claim Notice, at its own cost through reputable counsel of its own selection; provided, that, prior to the Indemnitor assuming control of such defense, such Indemnitor shall agree in writing to be fully responsible for any indemnified Losses that may be asserted against the Indemnitee in such Third-Party Claim (subject to the limitations set forth in this Article X); provided, further, that the Indemnitor shall not be entitled to assume control of such defense if (1) such Third-Party Claim relates to, or arises in connection with, any criminal, civil, or administrative action, investigation, or other proceeding instituted by a Governmental Authority, (2) such Third-Party Claim seeks an injunction or other equitable relief against the Indemnitee, (3) a conflict of interest exists between the Indemnitor and the Indemnitee, or (4) with respect to any claims with respect to Losses incurred pursuant to Section 10.2(a)(i), Section 10.2(a)(ii), and/or Section 10.2(b)(i), the amount in controversy under such Third-Party Claim is greater than one hundred percent (100%) of the remaining balance of the Indemnification Escrow Funds; provided, that if a Purchaser Indemnified Party has the option, in accordance with Section 10.2, to be indemnified with respect to such Third-Party Claim pursuant to Section 10.2(a)(iii), then the limitation in this clause (4) shall not apply. Subject to the foregoing, if the Indemnitor assumes control of the defense of any Third-Party Claim, the Indemnitor shall diligently defend such Third-Party Claim and obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, or discharge of such Third-Party Claim unless (x) none of clauses (1) through (4) of this Section 10.5(b) above, as applicable, are satisfied with respect to such Third-Party Claim, (y) such settlement or compromise includes only the payment of monetary damages (which are fully paid at the time of such settlement or compromise out of funds available in the Indemnification Escrow Funds), and (z) such settlement or compromise releases the Indemnitor completely in connection with such Third-Party Claim, with no statement as to or an admission of fault by or on behalf of the Indemnitee or any of its Affiliates and no monetary or nonmonetary relief granted by or imposed upon the Indemnitee or any of its Affiliates. If the Indemnitor assumes control of the defense of any Third-Party Claim, (i) the Indemnitor shall periodically apprise the Indemnitee of the status of the claim, Liability, or expense and any resulting suit, proceeding, or enforcement action, and shall furnish the Indemnitee with all such documents and information in connection with such claim, Liability, or expense as the Indemnitee may reasonably request and (ii) the Indemnitee shall reasonably cooperate and provide reasonable assistance to the Indemnitor in defense of such Third-Party Claim. If the Indemnitor does not timely and affirmatively assume the defense of a Third-Party Claim or does not have the right to assume the defense of such Third-Party Claim pursuant to this Section 10.5(b), the Indemnitee may, diligently defend such Third-Party Claim and recover indemnifiable Losses associated therewith from Indemnitor (subject to the limitations set forth in this Article X) and shall not settle, compromise or offer to settle or compromise any such Third-Party Claim unless (1) the Indemnitor provides prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, or (2) no indemnification under this Article X is sought by any Indemnitee in connection with the Third-Party Claim covered by the settlement.  If the Indemnitee assumes control of the defense of any Third-Party Claim, (i) such Indemnitee may do so through reputable counsel of its own choosing; provided, that in the case of any claim for indemnification under Section 10.2(a)(iii), such counsel shall be reasonably acceptable to Sellers’ Representative, (ii) the Indemnitee shall periodically apprise the Indemnitor of the status of the claim, Liability, or expense and any resulting suit, proceeding, or enforcement action, and shall furnish the Indemnitor with all such documents and information in connection with such claim, Liability, or expense as the Indemnitor may reasonably request and (iii) the Indemnitor shall cooperate and provide reasonable assistance to the Indemnitee in defense of such Third-Party Claim.  Notwithstanding anything herein to the contrary, the Indemnitee or the Indemnitor, as applicable, who has not assumed the defense of the Third-Party Claim pursuant to this Section 10.5(b), shall at all times have the right to participate fully in such defense at its own expense directly or through one counsel of its choice. For the avoidance of doubt, this Section 10.5(b) shall not apply to Tax Contests, which shall be governed exclusively by Section 11.1(e).

10.6     Final Purchase Price Adjustment.  All indemnification payments under this Agreement shall be deemed adjustments to the final Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

10.7     Release of Indemnification Escrow Funds.  Within five (5) Business Days following the General Survival Date, Purchaser and the Sellers’ Representative shall jointly instruct the Escrow Agent to pay to (x) each Seller such Seller’s Pro Rata Percentage of an amount equal to the Initial Indemnity Release Amount less the Transaction Bonus Portion of the Initial Indemnity Release Amount and (y) the Company the Transaction Bonus Portion of the Initial Indemnity Release Amount for further distribution in accordance with the applicable Honored Agreements pursuant to Section 7.7(h) (provided, however, that notwithstanding anything herein to the contrary, any portion of such Initial Release Amount (including any Transaction Bonus Portion of such Initial Release Amount) for which compensatory Tax withholding is required by Law shall be paid via an applicable payroll system). For purposes hereof, “Initial Indemnity Release Amount” means an amount equal to (a) the then-remaining Indemnification Escrow Funds, less (b) any portion of the Indemnification Escrow Funds subject to a claim for indemnification pursuant to a Claim Notice given by a Purchaser Indemnified Party that has been submitted on or prior to the General Survival Date (each, an “Outstanding Claim”), which portion shall continue to be retained until final settlement between the Purchaser Indemnified Party and the Sellers’ Representative or final non-appealable resolution of all such Outstanding Claims (or until any such portion of such amounts is determined pursuant to Section 10.5). As soon as all such claims for indemnification have been resolved or any such portion of such amounts is determined pursuant to Section 10.5 to be no longer necessary to satisfy such claims for indemnification, the Escrow Agent shall deliver the remaining portion of such undistributed amount, if any, to be released in accordance with such settlement or resolution or not required to satisfy such claims for indemnification (“Resolved Amount”) to (x) each Seller such Seller’s Pro Rata Percentage of an amount equal to the Resolved Amount less the Transaction Bonus Portion of such Resolved Amount and (y) the Company the Transaction Bonus Portion of such Resolved Amount for further distribution in accordance with the applicable Honored Agreements pursuant to Section 7.7(h) (provided, however, that notwithstanding anything herein to the contrary, any portion of such Resolved Amount (including any Transaction Bonus Portion of such Resolved Amount) for which compensatory Tax withholding is required by Law shall be paid via an applicable payroll system).

10.8     Effect of Knowledge.  Subject to the limitations set forth in Section 7.11(c), rights of the Indemnitees to indemnification for the representations, warranties, covenants, and agreements set forth herein are part of the basis of the bargain contemplated by this Agreement, and their rights to indemnification shall not be affected or waived by virtue of (and Purchaser shall be deemed to have relied upon the representations, warranties, covenants, and agreements set forth herein notwithstanding) any knowledge on the part of Purchaser or any other Indemnitee of any untruth of any such representation or warranty or breach of any covenant or agreement set forth in this Agreement, regardless of whether such knowledge was obtained through the investigation by Purchaser or any other Indemnitee or through disclosure by any Seller, the Company, or any other Person, and regardless of whether such knowledge was obtained before, at, or after the Closing.

10.9     Sole Remedy.  The Parties agree that, notwithstanding anything to the contrary set forth in this Agreement or otherwise, from and after the Closing, except with respect to (a) the enforcement of any determination of the Accounting Referee pursuant to Section 1.4, (b) Fraud, (c) matters addressed in the Side Letter (solely with respect to the parties thereto), and/or (d) the rights of any Party to seek injunctive relief or specific performance as provided in this Agreement, the rights of the Indemnitees to indemnification relating to this Agreement and the transactions contemplated hereby shall be strictly limited to those contained in this Article X, and such indemnification rights set forth in this Article X shall be the sole and exclusive remedies of the Indemnitees for Losses subsequent to the Closing Date with respect to any matter in any way relating to the matters set forth in this Agreement or arising in connection herewith. Notwithstanding anything to the contrary in this Agreement, the provisions of this Article X shall not affect or otherwise operate to limit the rights of any insured to recover under the RWI Policy.

ARTICLE XI

MISCELLANEOUS

11.1     Tax Matters.

(a)        Purchaser will prepare and file, or cause to be prepared and filed, all Tax Returns for the Company required to be filed after the Closing Date for all Pre-Closing Tax Periods (including the pre-Closing portion of any Straddle Period), and all such Tax Returns will be prepared in a manner consistent with the past practice of the Company, except to the extent otherwise required by applicable Law.  Purchaser shall provide any such Tax Returns which are Income Tax Returns at least thirty (30) days prior to their due date to the Sellers’ Representative for review and comment. The prior written consent of the Sellers’ Representative will be required before filing each Tax Return described in this Section 11.1(a) that reflects Indemnified Taxes for which Sellers are liable under this Agreement, which consent will not be unreasonably withheld, delayed, or conditioned.  Each of Purchaser, the Company and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with preparing or filing any Tax Return of the Company and any audit or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The obligations set forth in this Section

11.1(a) shall remain in effect for the statutory period during which the Taxes in question can be imposed.

(b)        In the case of any Straddle Period, the amount of any Taxes other than property or similar ad valorem Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the Company’s books as of the close of business on the Closing Date and the amount of any property or similar ad valorem Taxes for a Straddle Period that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes payable during the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period up to and ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(c)        Following the Closing, without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned, or delayed), Purchaser shall not cause or permit the Company to amend, refile, or otherwise modify, any Tax election or Tax Return with respect to any Pre-Closing Tax Period or, with respect to a Pre-Closing Tax Period, file any Tax Return (other than Tax Returns filed in accordance with Section 11.1(a)) or initiate any voluntary disclosure process with respect to the Company in any jurisdiction in which such entity has not previously filed such type of Tax Return or paid such type of Taxes, in each case to the extent that taking such action would cause Sellers to have Liability under this Agreement.

(d)        Except to the extent reflected as an asset in the calculation of Closing Date Working Capital or otherwise having already been reflected in the calculation of the Purchase Price, any refunds for Taxes that are received by Purchaser or the Company, and any amounts credited against Taxes to which Purchaser or the Company become entitled (other than any such refunds or amounts credited resulting from the carryforward or carryback of any net operating loss (“NOL”) of the Company), that relate to any Pre-Closing Tax Period shall be for the account of Sellers, and Purchaser shall pay (net of reasonable, out-of-pocket expenses incurred in connection with obtaining such refund or credit) over to (i) Sellers on a pro rata basis (based on Sellers’ respective Pro Rata Percentages), by wire transfer of immediately available funds to the accounts designated in writing by Sellers, an amount equal to (A) any such refund or the amount of any such credit less (B) the Transaction Bonus Portion of any such refund or the amount of any such credit and (ii) the Company the Transaction Bonus Portion of any such refund or the amount of any such credit for further distribution in accordance with the applicable Honored Agreements pursuant to Section 7.7(h) by wire transfer of immediately available funds (provided, however, that notwithstanding anything herein to the contrary, any such portion of any such refund or the amount of any such credit (including the Transaction Bonus Portion of any such refund or the amount of any such credit) for which compensatory Tax withholding is required by Law shall be paid via an applicable payroll system), in each case, within ten (10) Business Days after receipt thereof or the filing of the applicable Tax Return on which such credit is applied. Notwithstanding anything to the contrary herein, any refund for Taxes and any amounts credited against Taxes to which the Company, Purchaser or any Affiliate thereof becomes entitled on or after the date hereof as the result of the carryforward or carryback of an NOL of the Company shall be for Purchaser’s account.

(e)        Purchaser and the Sellers’ Representative will each promptly (but in any event within thirty (30) days following Purchaser’s or the Sellers’ Representative (as applicable) receipt of written notification of such Tax Contest) notify the other Party in writing of any Tax Contest relating to a Pre-Closing Tax Period (any such Tax Contest or portion thereof relating to a Pre-Closing Tax Period, a “Pre-Closing Tax Contest”), and such notice will state the nature and basis of such Pre-Closing Tax Contest and the amount of Taxes relating thereto, in each case, to the extent known, and will include copies of any written correspondence provided to, or received from, the Governmental Authority with respect to such Pre-Closing Tax Contest.  The Sellers’ Representative shall have the right to control, at the Sellers’ expense, any Pre-Closing Tax Contest for which they could have Liability under this Agreement; provided that the Sellers’ Representative (i) elects in writing delivered to  Purchaser no later than fifteen (15) days of receiving notification of such Pre-Closing Tax Contest to exercise such right, (ii) diligently prosecutes such Pre-Closing Tax Contest in good faith, (iii) keeps Purchaser reasonably informed of the status of developments with respect to such Pre-Closing Tax Contest (and permits Purchaser to participate in such Pre-Closing Tax Contest at its sole cost and expense), and (iv) does not settle or concede such Pre-Closing Tax Contest without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned).  Notwithstanding the foregoing, and to the extent that a Pre-Closing Tax Contest does not relate to Specified Taxes or item two (2) set forth on Schedule 10.2(a)(iii), the Sellers’ Representative shall not be entitled to assume control of the defense of such Pre-Closing Tax Contest, and Sellers shall pay the reasonable fees and expenses of counsel retained by the Indemnitee (to the extent such fees and expenses constitute a Loss with respect to a matter for which the Indemnitee is entitled to indemnification pursuant to Article X, subject to the terms and conditions set forth in Article X), if the amount of Indemnified Taxes at issue in such Pre-Closing Tax Contest exceeds one hundred percent (100%) of the amount of the then-remaining Indemnification Escrow Funds.  If the Sellers’ Representative does not timely elect to control a Pre-Closing Tax Contest pursuant to this Section 11.1(e), or if Purchaser controls a Pre-Closing Tax Contest pursuant to the immediately preceding sentence, such Pre-Closing Tax Contest shall be controlled by Purchaser and Purchaser shall not settle or concede such Pre-Closing Tax Contest without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned, or delayed).  With respect to a Pre-Closing Tax Contest for a Tax period in which the Company (then Arcturus UAV, LLC) was classified as a partnership for U.S. federal and applicable state and local Income Tax purposes, the Shareholders and Purchaser shall cooperate to cause the Company to have in effect an election under Section 6221(b) of the Code to elect out of the centralized partnership audit provisions of the Bipartisan Budget Act of the 2015.

(f)        All transfer, sales, use, value added, excise, stamp, recording, documentary, registration and any and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) that are imposed on any of the Parties by any Governmental Authority in connection with the Transaction shall be borne by Purchaser.  Purchaser will duly and timely prepare any Tax Returns with respect to such Taxes, and the Sellers’ Representative will reasonably cooperate with Purchaser in the preparation and filing of such Tax Returns.

11.2     Expenses. Except as otherwise provided in this Agreement or the other Transaction Agreements, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Agreements and each other agreement, document and instrument contemplated hereby or thereby and the Transaction, whether or not the Transaction is consummated.  Purchaser shall be solely responsible for (i) all governmental fees and charges applicable to any requests for Governmental Approvals, including any such fees and charges incurred (including any filing fees) in connection with satisfying the requirements of the HSR Act and antitrust Laws of any other applicable jurisdiction, and any other Laws, (ii) the premium (together with any applicable Taxes thereon) in respect of the RWI Policy, the brokerage fee payable to the broker who arranges the RWI Policy and any other premiums, costs, expenses, fees or Taxes payable in order to put the RWI Policy in place and (iii), subject to Article X, any deductibles or co-payments required to be made pursuant to the RWI Policy.

11.3     Governing Law. Except as otherwise provided in Section 11.23 below, this Agreement and any action arising out of or relating to the Transaction shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of Laws rules and principles to the extent that to do so would result in the application of the Laws of another jurisdiction) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

11.4     Jurisdiction; Court Proceedings; Waiver of Jury Trial.  Except as otherwise provided in Section 11.23 below, any controversies, claims, actions, suits, or proceedings (“Litigation”) against any Party arising out of or in any way relating to the Transaction or this Agreement shall be brought in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court of the United States of America sitting in the State of Delaware), and appellate courts thereof, and each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided, that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court of the United States of America sitting in the State of Delaware), and appellate courts thereof, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Litigation.  To the extent that such service of process is permitted by Law, each Party irrevocably consents to the service of process in any such Litigation in such courts by utilizing the notice provisions set forth in clauses (a), (c), or (d) of Section 11.9.  Each Party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive their right to trial by jury in any Litigation.

11.5     Further Assurances.  After the Closing, each Party shall from time to time, at the reasonable request of the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the Transaction.

11.6     Entire Agreement.  This Agreement (including the Schedules and Exhibits attached hereto or delivered herewith), the other Transaction Agreements, and the Side Letter constitute the entire agreement of the Parties relating to the subject matter hereof and supersede all prior Contracts or agreements, whether oral or written.  The Parties have voluntarily agreed to define their rights, Liabilities and obligations respecting the Transaction exclusively in Contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.

11.7     Amendment.  Except as otherwise provided in Section 11.23 below, neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by written instrument making specific reference to this Agreement signed by Purchaser and the Sellers’ Representative (on behalf of Sellers); provided, that the observance of any provision of this Agreement may be waived in writing by the Party that shall lose the benefit of such provision as a result of such waiver.

11.8     Waivers.  No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder.  No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power.  Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitation period has run.  In the event any provision of any other Transaction Agreement shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

11.9     Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering Party receives confirmation, if delivered by email as a portable document format (“PDF”) document, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.9).

To the Company (prior to the Closing), to:

Arcturus UAV, Inc.

1035 N McDowell Blvd

Petaluma, California 94954

Attention:  D’Milo Hallerberg

Phone:  +1 (628) 288-9008

E-mail:  dhall@arcturus-uav.com

With a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Attention:  William J. Curtin, III

Gabrielle M. Witt

Phone: +1 (202) 637-6418

Email:  william.curtin@hoganlovells.com

Email: gabrielle.witt@hoganlovells.com

To Sellers or the Sellers’ Representative, to:

D’Milo Hallerberg

c/o Arcturus UAV, Inc.

1035 N McDowell Blvd

Petaluma, California 94954

Phone:  +1 (628) 288-9008

E-mail:  dhall@arcturus-uav.com

With a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Attention:  William J. Curtin, III

Gabrielle M. Witt

Phone: +1 (202) 637-6418

Email:  william.curtin@hoganlovells.com

Email: gabrielle.witt@hoganlovells.com

If to Purchaser (or the Company following the Closing), to:

AeroVironment, Inc.

900 Innovators Way

Simi Valley, CA 93065

Attention:  Melissa Brown, VP, General Counsel & Corporate Secretary

Phone: +1 (805) 520-8350 ext. 1369

Email: corporatesecretary@avinc.com

With a copy (which shall not constitute notice) to:

K&L Gates LLP

1 Park Plaza, 12th Floor

Irvine, CA 92614

Attention:  Shoshannah D. Katz

Phone: +1 (949) 623-3545

Email:  Shoshannah.Katz@klgates.com

11.10   Severability.  Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

11.11   Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance or other injunctive or equitable relief without the necessity of proving the inadequacy of money damages as a remedy.  Each Party hereby waives (a) any defenses that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity in any action for an injunction, specific performance or other equitable relief and (b) any requirement for the securing or posting of any bond in connection with such remedy.

11.12   Parties in Interest; Limitation on Rights of Others.  The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective legal representatives, successors and permitted assigns.  Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than (a) the Parties and their respective legal representatives, successors and permitted assigns, (b) each D&O Indemnified Person, who shall have the right to enforce the obligations of Purchaser and the Company solely with respect to Section 7.8 and (c) the Debt Financing Parties as provided in Section 11.23 below) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

11.13   Assignment.  Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party, without the prior written consent of Purchaser and the Sellers’ Representative; provided that Purchaser may assign its rights, but not its obligations hereunder without such consent to (a) the Debt Financing Parties or any other debt financing source as collateral security for the purpose of securing any financing in relation to the Agreement and (b) to any Affiliate of Purchaser (so long as such assignment does not relieve Purchaser of its obligations hereunder).  Any assignment in violation of this Section 11.13 shall be null and void.

11.14   Cooperation with Legal Proceedings.  From and after the Closing, if requested by the Sellers’ Representative, Purchaser shall cooperate with Sellers in the investigation, defense or prosecution of any Legal Proceedings pending or threatened against Sellers or any of their Affiliates with respect to the business of the Company.  Without limiting the generality of the foregoing, but provided that such requests shall not unreasonably interfere with the business or operations of Purchaser, Purchaser shall make available its and the Company’s employees to give depositions or testimony and shall furnish all documentary or other evidence that Sellers may reasonably request.  Sellers shall reimburse Purchaser for all reasonable and documented out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 11.14.

11.15   Privileged Matters; Attorney Conflict Waiver.

(a)        Purchaser, on behalf of itself and its Affiliates (including the Company following the Closing) and its and their respective representatives, acknowledges and agrees that the Company’s (other than as to communications, information and documents occurring or arising after Closing), Sellers’ and the Sellers’ Representative’s attorney-client privilege, attorney work-product protection and expectation of client confidence involving any proposed sale of the Company by Sellers, this Agreement or any other Transaction Agreement or the Transaction and all communications, information, and documents covered by such privilege, protection or expectation belong to Sellers, and may be controlled, asserted or waived only by the Sellers’ Representative (on behalf of Sellers). In no event shall Purchaser or any of Purchaser’s Affiliates cause any such communications, information, and documents to be used against Sellers, the Sellers’ Representative or their Affiliates, including in any Legal Proceeding, except in the event that any such communication, information, or document is used against Purchaser by any Seller, the Sellers’ Representative or their respective Affiliates in any such Legal Proceeding. Purchaser, on behalf of itself and its Affiliates (including the Company following the Closing) and its and their respective representatives, acknowledges and agrees (i) the foregoing attorney-client privilege, work product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by Purchaser or by any of Purchaser’s Affiliates upon consummation of the Closing; and (ii) in the event of a dispute between Purchaser or any of Purchaser’s Affiliates, on the one hand, and a third party, on the other hand, or any other circumstance in which a third party requests or demands that Purchaser or any of Purchaser’s Affiliates produce such privileged materials or attorney work-product, Purchaser shall and shall cause the applicable Affiliate of Purchaser to assert such attorney-client privilege or attorney-work product protection to prevent disclosure of privileged materials or attorney work-product to such third party. In addition, Purchaser agrees that it would be impractical to remove all communications, information, and documents covered by such privilege, protection or expectation from the records (including e-mails and other electronic files) of the Company and that the presence or existence of any communications, information, and documents in the Company’s records shall not be deemed a waiver by Sellers or the Sellers’ Representative of any applicable privilege or protection. Accordingly, Purchaser will use commercially reasonable efforts not to, and will cause each of its Affiliates (including, after Closing, the Company) to use commercially reasonable efforts not to, (A) disclose any such communications, information, and documents remaining in the records of the Company after Closing in any manner that might be deemed a waiver of any applicable privilege or protection, or (B) use any such communications, information, and documents remaining in the records of the Company after Closing.

(b)        The Parties acknowledge and agree that the attorney-client privilege, attorney work-product protection and expectation of client confidence involving matters of the Company other than those matters covered by Section 11.15(a) and arising prior to the Closing and all communications, information and documents covered by such privilege, protection or expectation shall be retained and controlled by the Company, and may be waived only by the Company. Purchaser and Sellers acknowledge and agree that (i) the foregoing attorney-client privilege, work product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by Sellers or by any of Sellers’ Affiliates upon consummation of the Closing; and (ii) in the event of a dispute between Sellers or any of Sellers’ Affiliates, on the one hand, and a third party, on the other hand, or any other circumstance in which a third party requests or demands that any of Sellers or Sellers’ Affiliates produce privileged materials or attorney work-product of the Company, Sellers shall cause the applicable Affiliate of Sellers to assert such attorney-client privilege or attorney-work product protection to prevent disclosure of privileged materials or attorney work-product to such third party.

(c)        Each of the Parties hereby agrees, on its own behalf and on behalf of its Affiliates and its and their directors, members, shareholders, partners, officers, and employees, that (i) Hogan Lovells may serve as counsel to Sellers, the Sellers’ Representative and their respective Affiliates, on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transaction, and that, following consummation of the Transaction, Hogan Lovells (or any successor) may serve as counsel to Sellers, any holder of interests in a Seller, the Sellers’ Representative and their respective Affiliates or any director, member, shareholder, partner, officer or employee thereof, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transaction notwithstanding such representation and (ii) Purchaser shall not, and shall cause its Affiliates (including the Company) not to, seek or have Hogan Lovells (or any successor) disqualified from any such representation.  Each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any of its Affiliates to consent to or waive any conflict of interest arising from such representation.  Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith.  The covenants, consent and waiver contained in this Section 11.15(c) are intended to be for the benefit of, and shall be enforceable by, Sellers’ and their Affiliates’ counsel and their legal representatives and shall not be deemed exclusive of any other rights to which Sellers’ and their Affiliates’ counsel is entitled whether pursuant to Law, Contract or otherwise.

11.16   Authorization of the Sellers’ Representative.

(a)        The Sellers’ Representative is hereby appointed, authorized and empowered to act as a representative, for the benefit of all Sellers, as the exclusive agent and attorney-in-fact, in connection with and to facilitate the consummation of the Transaction under this Agreement and the other Transaction Agreements, which shall include the power and authority, including power of substitution: (i) to execute and deliver such amendments, waivers, consents, notices and instructions in connection with this Agreement and any other Transaction Agreement, and the consummation of the Transaction as the Sellers’ Representative, in his sole discretion, may deem necessary or desirable; (ii) to review, accept or dispute the Closing Statement, (iii) to administer and resolve any disputes or compromise such disputes with Purchaser, on Sellers’ behalf (including in connection with any and all claims for indemnification brought under Article X or

Section 11.1, claims related to Taxes, or claims related to the Closing Date Cash, the Closing Date Working Capital, the Unpaid Company Transaction Expenses, any Contingent Consideration, and the Closing Date Indebtedness), and (iv) to take any and all actions that the Sellers’ Representative believes are necessary or appropriate under this Agreement or the other Transaction Agreements or to effectuate the Transaction or the other transactions contemplated hereby or thereby, for and on behalf of Sellers and to resolve any dispute with Purchaser over any aspect of this Agreement and, on behalf of Sellers, to enter into any agreement to effectuate any of the foregoing that shall have the effect of binding Sellers as if Sellers had personally entered into such an agreement; provided, that no such failure to act on the part of the Sellers’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Sellers’ Representative or by Sellers unless such waiver is in writing signed by the waiving party or by the Sellers’ Representative.

(b)        The Sellers’ Representative shall not be entitled to any fee, commission or other compensation for the performance of his services hereunder, but shall be entitled to the payment of all his out-of-pocket expenses incurred as the Sellers’ Representative.  The Sellers’ Representative will incur no liability of any kind with respect to any action or omission by the Sellers’ Representative in connection with his services pursuant to this Agreement or any other Transaction Agreement except in the event of liability directly resulting from the Sellers’ Representative’s willful misconduct. The Sellers’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. Each Seller shall indemnify, on a pro rata basis (based on such Seller’s Pro Rata Percentage), the Sellers’ Representative against all Losses (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Sellers’ Representative hereunder or otherwise.  The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the Liability of the Sellers’ Representative hereunder for his willful misconduct.  In no event will the Sellers’ Representative be required to advance his own funds on behalf of Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Representative under this Section.  In the event of any indemnification hereunder, upon written notice from the Sellers’ Representative to Sellers as to the existence of a deficiency toward the payment of any such indemnification amount, each Seller shall promptly deliver to the Sellers’ Representative full payment of his, her or its ratable share of the amount of such deficiency (based on such Seller’s Pro Rata Percentage).

(c)        Each Seller agrees that the Sellers’ Representative may consult with counsel chosen by the Sellers’ Representative and shall have full and complete authorization in good faith to act or refrain from acting in accordance with the opinion of such counsel. The Sellers’ Representative may rely and shall be protected in acting, or refraining from acting, upon any written notice, instruction or request furnished to the Sellers’ Representative hereunder and reasonably believed by the Sellers’ Representative to be genuine and to have been signed or presented by the proper party or parties.

(d)        All of the indemnities, immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Closing Date, any termination of this Agreement, or any resignation or removal of the Sellers’ Representative.  Purchaser shall have the right to rely upon all actions taken or omitted to be taken by the Sellers’ Representative pursuant to this Agreement and any other Transaction Agreement, all of which actions or omissions shall be legally binding upon all Sellers.  The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survives the death, incompetency, bankruptcy or liquidation of any of Sellers and (ii) shall survive the Closing.

(e)        The Parties acknowledge and agree that the Sellers’ Representative shall have no Liability to, and shall not be liable for any Losses of, any other Party, any Purchaser Indemnified Party or Debt Financing Party in connection with any obligations of the Sellers’ Representative under this Agreement, any other Transaction Agreement or otherwise in respect of this Agreement or the Transaction.

(f)        The Sellers’ Representative shall have the right to resign.  If the Sellers’ Representative resigns or is otherwise unable to fulfill its responsibilities hereunder, Sellers shall (by consent of those Sellers having a collective Pro Rata Percentage of greater than fifty percent (50%)), within ten (10) Business Days after such resignation or inability, appoint a successor to the Sellers’ Representative and immediately thereafter notify Purchaser of the identity of such successor.  Any such successor shall succeed the Sellers’ Representative as Sellers’ Representative for all purposes hereunder.  If for any reason there is no Sellers’ Representative at any time, all references herein to the Sellers’ Representative shall be deemed to refer to Sellers.

11.17   Non-Recourse.  Except as expressly set forth in the Confidentiality Agreement or any other Transaction Agreement, all claims, obligations, Liabilities, or causes of action (whether at Law, in equity, in Contract, in tort or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby), may be made only against the Parties that are expressly identified in the preamble to this Agreement or any of their respective permitted assigns (the “Contracting Parties”).  No Person who is not a Contracting Party, including any current, former or future equityholder, incorporator, controlling Person, general or limited partner, member, Affiliate, director, officer, employee, agent, consultant, representative, or Debt Financing Party of any Contracting Party, and any financial advisor or lender to, any Contracting Party, or any current, former or future equityholder, incorporator, controlling person, general or limited partner, Affiliate, director, officer, employee, agent, consultant, representative, or Debt Financing Party, and any lender to, any of the foregoing or any of their respective successors, predecessors or assigns (or any successors, predecessors or assigns of the foregoing) (collectively, the “Non-Party Affiliates”), shall have any Liability (whether in Law or in equity, whether in Contract or in tort or otherwise) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement (including any claims, causes of action, obligations or Liabilities arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby) or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the Confidentiality Agreement or any other Transaction Agreement), including any alleged non-disclosure or misrepresentations made by any such Person or as a result of the use or reliance on any information, documents or materials made available by such Person, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement (including any claims, causes of action, obligations or Liabilities arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby) or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the Confidentiality Agreement or any other Transaction Agreement) against any such Non-Party Affiliates; provided, that, for clarity, no party to the Confidentiality Agreement or any other Transaction Agreement shall be deemed a Non-Party Affiliate with respect to such documents to which it is a party. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise expressly set forth in the Confidentiality Agreement or any other Transaction Agreement, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available, whether at Law, in equity, in contract, in tort or otherwise, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, in each case arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the Confidentiality Agreement or any other Transaction Agreement); and (ii) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

11.18   No Other Duties.  The only duties and obligations of the Parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

11.19   Reliance on Counsel and Other Advisors. Each Party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement.  Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

11.20   Disclosure Schedules. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule or the Seller Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule or the Seller Disclosure Schedule.  The information set forth in the Company Disclosure Schedule and the Seller Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of any Contract.  The section numbers contained in the Company Disclosure Schedule and the Seller Disclosure Schedule correspond to the section numbers in this Agreement; provided, that any information disclosed therein under any section number shall be deemed to be disclosed and incorporated in any other section of the Company Disclosure Schedule or the Seller Disclosure Schedule, as applicable, where such disclosure would be appropriate and reasonably apparent on its face whether or not such disclosure contains an express cross-reference. The Company Disclosure Schedule and the Seller

Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company and Sellers, as applicable, contained in this Agreement.  Nothing in the Company Disclosure Schedule or the Seller Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant.  Matters reflected in the Company Disclosure Schedule and the Seller Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Company Disclosure Schedule and the Seller Disclosure Schedule, respectively.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

11.21   Reserved.

11.22   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and to the extent applicable, the foregoing constitutes the election of the Parties to invoke any Law authorizing electronic signatures. Any such counterpart delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or by electronic signature delivered by electronic transmission (any such delivery, “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a counterpart or signature, or the fact that any counterpart or signature was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a Contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

11.23   Debt Financing Source Arrangements.  Notwithstanding anything to the contrary contained in this Agreement, each of the Parties hereto: (a) agrees that it will not bring or support any Person, or permit any of its Affiliates to bring or support any Person, in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York; (b) agrees that, except as specifically set forth in the Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Parties in any way relating to the Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AT LAW OR IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE FINANCING CONTEMPLATED THEREBY.  Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Parties are intended third-party beneficiaries of, and shall be entitled to the protections of this provision and Sections 11.3, 11.4, 11.7 and 11.12 (and the related definitions), to the same extent as if the Debt Financing Parties were parties to this Agreement. This Section 11.23, and Sections 11.3, 11.4, 11.7 and 11.12 (and the related definitions) may not be amended, modified or supplemented, or any of their provisions waived in a manner that is adverse to or directly impairs the rights of the Debt Financing Parties, without the written consent of the Debt Financing Parties, which consent may be granted or withheld in the sole discretion of the Debt Financing Parties.

ARTICLE XII

DEFINITIONS AND INTERPRETATION

12.1     Certain Definitions.

(a)        For purposes of this Agreement, the following terms shall have the meanings specified in this Section 12.1:

“Accounting Rules” means the methodologies, principles, and assumptions set forth in Exhibit A.

“Accrued Income Taxes” means an amount, which shall not be less than Zero Dollars ($0), equal to the aggregate amount of the net unpaid Income Taxes of the Company to the extent first due after the Closing Date, determined as if the taxable period of the Company ended as of the end of the day on the Closing Date, attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date (whether or not yet due and payable as of the Closing Date), ignoring, for this purpose, (i) any Income Tax payments made after the Closing, (ii) any deferred Income Tax Liabilities or deferred Income Tax assets that are not available to offset the Liability for such Taxes for such taxable periods and (iii) any Income Taxes to the extent attributable to any transactions entered into by the Company on the Closing Date, after the Closing, and outside the ordinary course of business, but taking into account, for this purpose, (A) any amounts accrued for Income Taxes and any Income Tax assets (including, without limitation, net operating loss carryforwards, refunds, and overpayments of Taxes) that are available to offset the Liability for such Taxes for such taxable periods, and (B) Income Tax payments made prior to the Closing.

“Adjustment Escrow Amount” means Six Million Five Hundred Thousand Dollars ($6,500,000).

“Adjustment Escrow Funds” means, at any time, the portion of the Adjustment Escrow Amount then remaining, plus any interest accrued thereon.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise; provided, that, with respect to any trust, “Affiliate” means the beneficiaries, trustees, and grantors of such trust and each of their respective Affiliates. For the avoidance of doubt, the Company shall be deemed, for purposes of this Agreement, an Affiliate of Purchaser from and after the Closing.

“Aggregate Related Party Pay-off Amount” means the aggregate amount set forth in the Related Party Loan Pay-off Letters.

“Applicable Anti-Corruption Laws” means collectively, (i) the United States Foreign Corrupt Practices Act, (ii) the UK Bribery Act of 2010, (iii) Laws enacted pursuant to the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (iv) any other applicable Laws or regulations of relevant jurisdictions prohibiting bribery and corruption where the Company does business.

“Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, health and welfare, severance pay, vacation, bonus, employment agreement, offer letter, or other incentive plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” (as that term is defined in Section 3(3) of ERISA), in each case (a) maintained or sponsored by the Company or (b) with respect to which the Company has or could reasonably be expected to have any Liability.

“Bid” means any firm quotation, bid or proposal made by a Person that if accepted or awarded would lead to a Contract legally binding upon such Person.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“CARES Act” means the U.S. Coronavirus Aid, Relief, and Economic Security Act.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents of the Company.  Cash and Cash Equivalents shall (x) be reduced by issued but uncleared checks and drafts of the Company and (y) be increased by checks and drafts deposited for the account of the Company, in each case as of the Measurement Time.

“Closing Date Cash” means the aggregate amount of (i) all Cash and Cash Equivalents of the Company as of the Measurement Time, plus (ii) the Aggregate Related Party Pay-off Amount.

“Closing Date Indebtedness” means all Indebtedness of the Company as of the Measurement Time.

“Closing Date Working Capital” means, with respect to the Company, an amount equal to (i) the sum of all current assets of the Company (excluding Cash and Cash Equivalents), as of the Measurement Time, specifically identified as line items (and only those line items) set forth on Exhibit A, reduced by (ii) the sum of all current liabilities of the Company, as of the Measurement Time, specifically identified as line items (and only those line items) set forth on

Exhibit A, in each case, without duplication, and as determined in accordance with the Accounting Rules. For the avoidance of doubt “Closing Date Working Capital” shall not include (A) any amount taken into account in the calculation of the Closing Date Indebtedness, Unpaid Company Transaction Expenses, (B) any income Tax assets, Income Tax Liabilities, deferred Tax assets, or deferred Tax Liabilities, or (C) any Contingent Consideration.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any event, change, occurrence, circumstance or effect that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business, financial condition or results of operations of the Company, taken as a whole; provided that no event, change, occurrence, circumstance or effect to the extent resulting from, or arising out of, any of the following (or combination of the following) shall constitute a “Company Material Adverse Effect”: (i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world or changes in currency exchange rates or interest rates or currency fluctuations; (iii) changes in political or social conditions in the United States or any other country or region in the world, acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics and disease outbreaks (including COVID-19) or other health crisis or public health event, or the worsening of any of the foregoing, and other force majeure events, in each case in the United States or any other country or region in the world; (iv) changes affecting the industry generally in which the Company operates; (v) the execution or announcement of this Agreement, the pendency of any investigation or challenge to the Transaction, or the consummation of the Transaction (including but not limited to, the adverse impact thereof on relationships with or the loss of any employees, suppliers, customers, advertisers, financing sources, licensors, licensees, assets, or property interests); (vi) compliance with the terms of, or the taking of any action required by this Agreement or consented to by Purchaser, or the failure to take any action prohibited by this Agreement; (vii) changes in Law, regulations, Orders, or other binding directives issued by any Governmental Authority or other legal or regulatory conditions (or the interpretation thereof); (viii) changes in GAAP or other accounting standards (or the interpretation thereof); (ix) any failure, in and of itself, by the Company to meet internal or external projections or forecasts or revenue or earnings predictions (provided that the cause or basis for the Company failing to meet such projections or forecasts or revenue or earnings predictions may be considered in determining the existence of a Company Material Adverse Effect unless such cause or basis is otherwise excluded by this definition); or (x) any matters expressly set forth in the Company Disclosure Schedule or the Seller Disclosure Schedule, except in the case of clauses (i)-(iv), (vii), and (viii) above, to the extent any such change, circumstance, event, occurrence, state of facts, or development has had a disproportionate adverse effect on the Business compared to other companies that conduct business in the same industries as the Company.

“Competitive Business” means any business that is competitive with the Business, as conducted by the Company immediately prior to the Closing.

“Computer Systems” means all of the software, hardware, databases, computer equipment, computer systems, computer networks, and other similar technology (excluding, for clarity, technology that comprises the internet) that are used by the Company or an Affiliate of the Company in the operation of the business of the Company or such Affiliate.

“Confidential Information” means (i) any matters concerning the Company, including the Business, products, markets, condition (financial or other), operations, processes, Intellectual Property rights, customers, vendors, pricing, results of operations, cash flows, and prospects and affairs of the Company and (ii) this Agreement, each other Transaction Agreement, and any information, including the terms, conditions, or any other facts, relating to this Agreement and any other Transaction Agreement or the Transaction, or any confidential discussions or negotiations related thereto; provided that “Confidential Information” shall not include information (A) that is or becomes available to the public, other than as a result of disclosure by any Seller or such Seller’s Affiliates in violation of such Person’s obligations under this Agreement or (B) that becomes available to any Seller on a non-confidential basis from a source other than the Company or its Affiliates; provided that such source is not known (after reasonable inquiry) by such Seller or its Affiliates to be bound by a legal, fiduciary, or contractual obligation of confidentiality or secrecy with respect to such information.

“Contingent Consideration” has the meaning set forth in the Transaction Bonus Agreements (as such agreements are defined in the Company Disclosure Schedule).

“Contract” means any oral or written agreement, contract, indenture, note, mortgage, bond, lease or license.

“COVID-19” means the diseases caused by SARS-CoV-2 virus or COVID-19, and any evolutions or mutations thereof or related and/or associated epidemics, pandemic or disease outbreaks.

“Data Room” means the electronic documentation site in respect of the Company and the Transaction, established by Intralinks on behalf of the Company.

“Designated Representative” means any representative of Purchaser listed in Schedule 12.1(a)(i) or any substitute therefor designated by Purchaser and reasonably acceptable to the Sellers’ Representative.

“Environmental Laws” means as enacted and in effect on or prior to the Closing Date any applicable Laws concerning pollution or protection of the environment or natural resources; public or worker health or safety (as related to exposure to Hazardous Materials); or the manufacture, handling, use, Release, threatened Release, treatment, storage, transportation, remediation, or disposal of Hazardous Materials.

“Equitable Principles” means (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar interest in any Person, and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right, the value of which is based on any of the foregoing, in each case issued, granted, entered into, agreed to or authorized by such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, substantially in the form of Exhibit B, by and among the Sellers’ Representative (on behalf of Sellers), Purchaser and the Escrow Agent, providing for the holding and disbursement of certain funds held in escrow in accordance with the terms hereof and thereof.

“Estimated Working Capital Decrease” means, in the event that the Estimated Working Capital is less than the Working Capital Floor, an amount equal to (i) the Working Capital Target minus (ii) the Estimated Working Capital.

“Estimated Working Capital Increase” means, in the event that the Estimated Working Capital is greater than the Working Capital Ceiling, an amount equal to (i) the Estimated Working Capital minus (ii) the Working Capital Target.

“Family Member” means (i), as applied to any individual, a spouse, parent, sibling or descendant of such individual or of such individual’s siblings, whether related by blood or adoption and (ii), as applied to a trust, the beneficiaries of such trust and any individual related to such beneficiary as described in clause (i) of this definition.

“Fraud” means, (i) with respect to the Company, the Company’s common law fraud under Delaware Law with respect to the making of any of the representations and warranties contained in Article III (as limited by Section 3.26 and Section 5.12), (ii) with respect to any Seller, such Seller’s common law fraud under Delaware Law with respect to the making of any of the representations and warranties contained in Article IV (as limited by Section 4.6 and Section 5.12), and (iii) with respect to Purchaser, Purchaser’s common law fraud under Delaware Law with respect to the making of any of the representations or warranties contained in Article V. “Fraud”, in each case, shall not include any fraud claim based on constructive fraud, equitable fraud, negligent misrepresentation or omission or any similar theory.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Government Bid” means a Bid issued by a contractor that, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any Contract, as amended by binding modifications or change orders, between the Company and (i) the U.S. Government, (ii) any prime contractor of the U.S. Government or (iii) any subcontractor with respect to any Contract of a type described in clauses (i) or (ii) above. A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.

“Government Official” means (i) any official, member, employee or agent of a Governmental Authority; (ii) any political party or official thereof, or any candidate for political office; (iii) an employee of any instrumentality of a Governmental Authority, including state-owned or state-controlled commercial enterprises; or (iv) an employee of any public international organization (e.g., the United Nations and the World Bank).

“Governmental Authority” means any government or governmental, judicial, administrative or regulatory body thereof, or political subdivision thereof, whether domestic, foreign, federal, state, provincial or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Materials” means any substances or materials that are listed, regulated or defined under any Laws concerning pollution, contamination, protection of the environment, natural resources, or human health and safety.

“Hogan Lovells” means the international legal practice that comprises Hogan Lovells International LLP, Hogan Lovells US LLP and their affiliated businesses.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any Tax that is imposed on, or measured by, net income or gross income, however determined.

“Income Tax Return” means any Tax Return reporting or relating to Income Taxes.

“Indebtedness” of the Company means, without duplication, (i) the outstanding principal amount of and accrued and unpaid interest of (A) indebtedness of the Company for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable; (ii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding accounts payable and other current liabilities, to the extent taken into account in the calculation of the Closing Date Working Capital); (iii) any letters of credit and banker’s acceptances, to the extent drawn; (iv) any Liability of the Company with respect to interest rate swaps, collars, caps, and similar hedging obligations; (v) all obligations of the Company under capitalized leases in accordance with GAAP; (vi) all Accrued Income Taxes; (vii) all obligations of the type referred to in clauses (i)-(vi) of other Persons for which the Company is responsible or liable, directly or indirectly, as obligor, guarantor or surety; and (viii) all obligations of the type referred to in clauses (i)-(vii) of other Persons secured by any Lien on any property or asset of the Company; provided, however, that Indebtedness shall not include (x) any amounts taken into account in the calculation of the Closing Date Working Capital, Unpaid Company Transaction Expenses, Contingent Consideration or (y) any obligations under operating leases, including leases classified as operating leases in the Company Financial Statements.

“Indemnification Escrow Amount” means One Million Eight Hundred Twenty-Two Thousand Five Hundred Dollars ($1,822,500).

“Indemnification Escrow Funds” means, at any time, the portion of the Indemnification Escrow Amount then remaining, plus any interest accrued thereon.

“Indemnified Taxes” means, without duplication, any and all Taxes (i) imposed on the Company for a Pre-Closing Tax Period including, for the avoidance of doubt, the portion of any Straddle Period ending on the Closing Date as determined pursuant to Section 11.1(b); (ii) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law; (iii) of any Person imposed on the Company as a transferee or successor, by Contract indemnification agreement or otherwise, or pursuant to any Law, which Taxes relate to an event, agreement or transaction occurring on or before the Closing Date; or (iv) of the Sellers; provided, that Indemnified Taxes shall not include any Taxes to the extent such Taxes were included in the computation of Closing Date Indebtedness or Closing Date Working Capital, as finally determined.

“Intellectual Property” means any and all of the following, as they exist anywhere in the world, whether registered or unregistered: (i) copyrights in works of authorship, including software, and all copyright registration applications, registrations, and renewals in connection therewith; (ii) patents, patent applications, inventions, utility models, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, divisionals, provisionals, revisions, extensions, renewals, and reexaminations thereof; (iii) trade names, brand names, trademarks, service marks, logos, and trade dress, including all goodwill associated therewith, and all applications, registrations, extensions, and renewals in connection therewith; (iv) trade secrets, methods, processes and know-how; (v) domain names; (vi) social media identifiers and account names; and (vii) any other intellectual property or proprietary rights.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (i) for purposes of Article III, the actual knowledge of the Persons set forth in Schedule 12.1(a)(ii) after due inquiry of their respective direct reports and (ii) for purposes of Article IV, with respect to a Seller, (A) if such Seller is a natural person, the actual knowledge of such natural person and (B) if such Seller is a trust, the actual knowledge of the grantor of such trust.

“Law” means all foreign, federal, state, provincial and local laws, statutes, codes, ordinances, rules, regulations, resolutions and Orders.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Authority or arbiter.

“Liability” means any debt, Loss, damage, adverse claim, fine, penalty, liability, or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated or due or to become due, and whether in Contract, tort, strict liability, or otherwise), and including all costs and expenses relating thereto including all fees, disbursements, and expenses of legal counsel, experts, engineers, and consultants and costs of investigation.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, right of way, license, option, claim, hypothec, charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any restriction on transfer, or any other encumbrance.

“Losses” means all damages, losses, claims, Liabilities, demands, charges, suits, penalties and expenses (including reasonable attorneys’ and other professionals’ fees and disbursements).

“Measurement Time” means 11:59 pm Eastern Standard Time on the day immediately prior to the Closing Date.

“Order” means any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award of a Governmental Authority.

“PEO Plan” means a Benefit Plan sponsored and maintained by a professional employer organization.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates obtained from a Governmental Authority.

“Permitted Liens” means (i) in the case of real property, any title or survey defects, encroachments, easements, rights of way, covenants, restrictions and similar Liens that do not secure payment of a sum of money and that do not materially detract from the value, or materially interfere with any present or intended use, of the affected parcel of real property; (ii) Liens for Taxes, assessments or other governmental charges not yet due, payable or delinquent (or which may be paid without interest or penalties) or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business or the amount or validity of which is being contested in good faith by appropriate proceedings; (iv) statutory obligations (including, workers’ compensation, unemployment insurance or other social security legislation, but excluding Liens for Taxes); (v) title of the lessor under that certain Single Sided Lease Agreement, dated June 1, 2018, by and between Wells Fargo Bank N.A. and the Company; (vi) any transfer restrictions under applicable securities Laws or the governing documents of the Company; and (vii) non-exclusive licenses granted by the Company with respect to Intellectual Property owned or exclusively used by the Company, in the ordinary course of business.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” means information that identifies or can be used to identify an individual (alone or when combined with other information), or is otherwise considered personally identifiable information, personal data, financial data, financial information, identifying data or identifying information under any Privacy and Security Law, including: (i) government identifiers, such as Social Security or other Tax identification numbers, driver’s license numbers, and other government-issued identification numbers; (ii) account, credit, or debit card numbers, with or without any required security code, access code, personal identification number or password, that would permit access to an individual’s account and account information; (iii) user names, email addresses, passwords or other credentials for accessing accounts; and (iv) biometric information, meaning an individual’s physiological, biological or behavioral characteristics, that can be used, singly or in combination with each other or other identifying data, to establish an individual’s identity.

“Phantom Shares” means those awards of phantom stock of, and similar equity-based incentive rights with respect to, the Company granted by the Company pursuant to the Rights Agreements and set forth on the Capitalization Schedule.

“PPP Laws” means the Paycheck Protection Program under the CARES Act, the CARES Act, the SBA’s interpretation of the CARES Act and of the Paycheck Protection Program Interim Final Rule, the Small Business Act, the rules and regulations issued by any Governmental Authority in respect of any of the foregoing, and any other Laws applicable to the PPP Loan.

“PPP Lender” means Live Oak Banking Company.

“PPP Loan” means that certain loan in the amount of Three Million Twenty-Five Thousand Six Hundred Dollars ($3,025,600.00) obtained by the Company from the PPP Lender on April 10, 2020, pursuant to the PPP Laws.

“PPP Loan Document” means any promissory note evidencing the PPP Loan, together with any application for a PPP Loan, and all other Contracts, instruments, documents and certificates executed and delivered to, or in favor of, the PPP Lender or the SBA in connection with the PPP Loan.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Privacy and Security Laws” means all applicable Laws relating to the collection, use, advertising, marketing, privacy, data security, data breach, data protection or data transfer of Personal Information, including the California Consumer Privacy Act of 2018 and the EU General Data Protection Regulation (EU) 2016/679.

“Pro Rata Percentage” means, with respect to each Seller, (i) the total number of Shares and Phantom Shares owned by such Seller as set forth in the Capitalization Schedule, divided by (ii) the sum of (x) the total number of Shares issued and outstanding and (y) the total number of Phantom Shares awarded (with each such number of Phantom Shares held by a Seller equal to the numerator of the “Transaction Percentage” as defined in each applicable Phantom Stock Award Agreement), in each case, as set forth in the Capitalization Schedule.

“Publicly Available Software” means any code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring payment of fees or royalties (including any obligation or condition under any “open source” license such as, without limitation, the GNU General Public License, GNU Lesser General Public License, Mozilla Public License or BSD licenses).

“Purchaser Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties, financial condition or results of operations of Purchaser or (ii) any event, change, occurrence, circumstance or effect that, when taken individually or together with all other adverse events, changes, occurrences, circumstances or effects, would, or is reasonably expected to, prevent or materially impede or delay Purchaser or its Affiliates from consummating the Transaction or performing its obligations under this Agreement.

“Receivables” means all accounts receivable, trade receivables, notes receivable, and other receivables of the Company, including all proceeds, credits due, and rebates receivable.

“Related Party Pay-off Amount” with respect to a Seller, means the aggregate amount set forth in such Seller’s Related Party Loan Pay-off Letter.

“Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)).

“Remediation” means (i) any remedial action, remedy, response or removal action as those terms are defined in 42 U.S.C. § 9601, (ii) any corrective action as that term has been construed pursuant to 42 U.S.C. § 6924, and (iii) any measures or actions required or undertaken to investigate, assess, evaluate, monitor, or otherwise delineate the presence or Release of any Hazardous Material in or into the environment or to prevent, clean up or minimize a Release or threatened release of Hazardous Material.

“Rights Agreements” means any Contract pursuant to which the Company grants awards of phantom stock, restricted stock units or similar equity or equity-based incentive compensation that could be settled in whole or in part in Purchaser Shares.

“RWI Policy” means that certain transaction representations and warranties insurance policy, which is conditionally bound as of the date of this Agreement.

“SBA” means the U.S. Small Business Administration.

“Schedules” means the Company Disclosure Schedule, the Seller Disclosure Schedule and/or any other Schedule to this Agreement, as the case may be.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” means a Seller who owns Shares.

“Side Letter” means that certain letter agreement, dated January 9, 2021, by and between Purchaser and Phantom Holder #1 (as such term is defined in the Seller Disclosure Schedule).

“Straddle Period” means a Tax period beginning before and ending after the Closing Date.

“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other equity interests is owned, directly or indirectly, by another Person.

“Tax” or “Taxes” means (i) any U.S. federal, state, local or municipal, foreign or other taxes, including all net income, capital gains, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, levy, tariff, duty (including any customs duty), equity, escheat, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, business, capital stock, sales, use, transfer, registration, value-added, surtax, estimated, ad valorem, alternative or add-on minimum, or other tax of any kind whatsoever, however denominated or computed, and in respect of each and every of the foregoing, including any fine, interest, penalty or addition thereto imposed by a Taxing Authority, whether disputed or not, and (ii) Liability for the payment of any amounts of the type described in clause (i) as a transferee or successor, by Contract, from any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person, or otherwise.

“Tax Contest” means any inquiry, audit, examination, hearing, trial, appeal, or other administrative or judicial proceeding with respect to any Taxes or Tax Returns of the Company.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement or attachment thereto, and including any amendment thereof in respect of any Taxes.

“Taxing Authority” means the IRS or any governmental agency, board, bureau, body, department or authority having jurisdiction with respect to any Tax.

“Transaction” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transaction Agreements” means this Agreement, the Confidentiality Agreement, the Escrow Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement to which Purchaser, the Company, the Sellers’ Representative or a Seller is a party or to be executed by Purchaser, the Company, the Sellers’ Representative or a Seller in connection with the consummation of the Transaction (excluding the Side Letter).

“Transaction Bonus Portion” means the portion of an amount that is to be released or payable to Sellers following the Closing that represents Contingent Consideration.

“Unpaid Company Transaction Expenses” means, without duplication and only to the extent not paid as of the Measurement Time (i) the collective amount of all out-of-pocket costs and expenses incurred by the Company in connection with the sale of the Company payable by the Company to outside legal counsel, accountants, advisors, brokers and other third parties and (ii) bonuses (including transaction, stay, retention, or other similar bonuses), change of control, or similar payments that are due to any current or former employee, officer, individual service provider, or director of the Company as a result of, or otherwise payable in connection with, the consummation of the Transaction pursuant to any Contract entered into by the Company prior to the Closing, excluding, for the avoidance of doubt, any Contingent Consideration (including the employer portion of any payroll or similar Taxes payable in connection with any such payments); provided, however, that Unpaid Company Transaction Expenses shall not include any amounts taken into account in the calculation of the Closing Date Indebtedness and shall not include any payments triggered as a result of actions taken as of or following the Closing by Purchaser or its Affiliates.

“WARN Act” means the Federal Worker Adjustment Retraining Notification Act and any applicable similar foreign, state or local Law related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Ceiling” means an amount equal to (i) the Working Capital Target plus (ii) the Working Capital Collar Amount.

“Working Capital Collar Amount” means Two Million Five Hundred Thousand Dollars ($2,500,000).

“Working Capital Decrease” means, in the event that the Closing Date Working Capital is less than the Working Capital Floor, an amount equal to (i) the Working Capital Target minus (ii) the Closing Date Working Capital.

“Working Capital Floor” means an amount equal to (i) the Working Capital Target minus (ii) the Working Capital Collar Amount.

“Working Capital Increase” means, in the event that the Closing Date Working Capital is greater than the Working Capital Ceiling, an amount equal to (i) the Closing Date Working Capital minus (ii) the Working Capital Target.

“Working Capital Target” means Seventeen Million Dollars ($17,000,000).

(b)        Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

401(k) Plans	Section 7.7(f)
Accounting Referee	Section 1.4(c)(ii)
Acquisition Proposal	Section 7.10
Active Government Bid	Section 3.13(a)
Active Government Contract	Section 3.13(a)
Agreement	Preamble
Alternative Financing	Section 7.15
Antitrust Approvals	Section 3.2(c)
Balance Sheet	Section 3.4(a)
Balance Sheet Date	Section 3.4(a)
Business	Recitals
Business Employees	Section 7.7(a)
Capitalization Schedule	Section 3.3(b)
Clean Team Agreement	Section 7.3

Closing	Section 2.1
Closing Cash Consideration	Section 1.2
Closing Date	Section 2.1
Closing Payments	Section 1.3
Closing Statement	Section 1.4(b)
Commercially Reasonable Terms	Section 7.15
Commitment Letter	Section 5.5
Company	Preamble
Company Disclosure Schedule	Article III
Company Financial Statements	Section 3.4(a)
Company Fundamental Representations	Section 8.2(a)
Confidentiality Agreement	Section 7.3
Contracting Parties	Section 11.17
Debt Documents	Section 7.15
Debt Financing Parties	Section 5.5
Deductible	Section 10.3(a)
Deficit	Section 1.4(d)(ii)
Direct Claim Notice	Section 10.5(a)
Dispute Notice	Section 1.4(c)(i)
D&O Costs	Section 7.8(a)
D&O Expenses	Section 7.8(a)
D&O Indemnifiable Claim	Section 7.8(a)
D&O Indemnified Person	Section 7.8(a)
D&O Indemnifying Party	Section 7.8(a)
D&O Tail Policy	Section 7.8(b)
DCSA	Section 3.13(h)
Election Notice	Section 7.7(f)
Electronic Delivery	Section 11.22
Environmental Permits	Section 3.11(a)
Escrow Amount	Section 1.3(a)(ii)
Estimated Closing Date Cash	Section 1.4(a)
Estimated Closing Date Indebtedness	Section 1.4(a)
Estimated Purchase Price	Section 1.2
Estimated Unpaid Company Transaction Expenses	Section 1.4(a)
Estimated Working Capital	Section 1.4(a)
Excess Recovery	Section 10.3(c)
Exchange Act	Section 4.5(c)
FAR	Section 3.13(e)
Final Closing Date Cash	Section 1.4(d)
Final Closing Date Indebtedness	Section 1.4(d)
Final Closing Date Working Capital	Section 1.4(d)
Final Unpaid Company Transaction Expenses	Section 1.4(d)
Final Working Capital Decrease	Section 1.4(d)
Final Working Capital Increase	Section 1.4(d)
Financing	Section 5.5
General Survival Date	Section 10.1

Governmental Approval	Section 3.2(c)
Government Testing Grounds	Section 3.24(h)
Guaranteed Obligations	Section 7.18
Honored Agreements	Section 7.7(h)
Indemnitee	Section 10.5(a)
Indemnitor	Section 10.5(a)
Initial Indemnity Release Amount	Section 10.7
Insurance Contract(s)	Section 3.19
ITAR	Section 5.3(b)
Leased Real Property	Section 3.24(b)
Litigation	Section 11.4
Lock-Up Restriction	Section 7.16(c)
Material Contracts	Section 3.12(a)
Material Customers	Section 3.21(a)
Material Vendors	Section 3.21(b)
New Plans	Section 7.7(c)
NISPOM	Section 3.13(h)
NOL	Section 11.1(d)
Non-Party Affiliates	Section 11.17
Outside Date	Section 9.1(b)
Outstanding Claim	Section 10.7
Party(ies)	Preamble
Pay-Off Letters	Section 7.6
PDF	Section 11.9
Pre-Closing Statement	Section 1.4(a)
Pre-Closing Tax Contest	Section 11.1(e)
Public Reports	Section 4.5(b)
Purchaser 401(k) Plan	Section 7.7(f)
Purchase Price	Section 1.2
Purchaser	Preamble
Purchaser Indemnified Parties	Section 10.2(a)
Purchaser Shares	Section 1.2
Real Property Lease	Section 3.24(b)
Registered Intellectual Property	Section 3.14(a)
Related Party	Section 3.18
Related Party Pay-off Letter	Section 2.2(h)
Released Persons	Section 7.12
Releasing Parties	Section 7.12
Resolved Amount	Section 10.7
Restricted Persons	Section 7.13(a)
Schedule Supplement	Section 7.11(b)
SEC	Section 4.5(b)
SEC Reports	Section 5.11
Seller(s)	Preamble
Seller Disclosure Schedule	Article IV
Seller Fundamental Representations	Section 8.2(b)

Seller Indemnified Parties	Section 10.2(c)
Sellers’ Representative	Preamble
Shareholder Guarantees	Section 7.18
Shares	Recitals
Short Sales	Section 4.5(c)
Specified Taxes	Section 10.2(a)
Stock Consideration	Section 1.2
Subleases	Section 3.24(g)
Surplus	Section 1.4(d)(i)
Third-Party Acquisition	Section 7.10
Third-Party Claim	Section 10.5(b)
Third-Party Claim Notice	Section 10.5(b)
Trade Compliance Laws	Section 3.15
Unaudited Financial Statements	Section 3.4(a)(ii)

12.2     Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)        a capitalized term has the meaning assigned to it herein;

(b)        an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)        references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)        the Exhibits and Schedules attached to this Agreement or delivered herewith are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein;

(e)        references to Articles, Sections, and Exhibits shall refer to articles, sections, and exhibits of this Agreement, unless otherwise specified;

(f)        the table of contents and headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(g)        the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “the date hereof” when used in this Agreement refer to the date of this Agreement;

(h)        where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant Parties or their representatives, including, in the case of “made available” to Purchaser, material that has been posted in the Data Room at least one (1)

Business Day prior to the date hereof;

(i)         this Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party that drafted and caused this Agreement to be drafted;

(j)         all terms defined in this Agreement have the defined meanings when used in any Schedule or Exhibit to this Agreement, any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(k)        time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day;

(l)         all monetary figures shall be in United States dollars unless otherwise specified;

(m)       references to “include,” “includes” or “including” in this Agreement are deemed to be followed by the words “without limitation,” whether or not so specified;

(n)        references to “day” or “days” are to calendar days;

(o)        references to time are to US Eastern Time unless otherwise expressly specified;

(p)        references to a Person are also to its successors and permitted assigns; and

(q)        the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:
AEROVIRONMENT, INC.

By:	/s/Wahid Nawabi
Name: Wahid Nawabi
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

COMPANY:
ARCTURUS UAV, INC.

By:	/s/D’Milo Hallerberg
Name: D’Milo Hallerberg
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

SELLERS:
The D’Milo Hallerberg Trust

By:	/s/D’Milo Hallerberg
Name: D’Milo Hallerberg
Title: Trustee

/s/Chase Hallerberg
Chase Hallerberg

/s/Olivia Rivas
Olivia Rivas

/s/Claudia Rivas
Claudia Rivas

/s/Mark Allen
Mark Allen

/s/Philip Mahill
Philip Mahill

/s/John Champion
John Champion

/s/Andrew Robinson
Andrew Robinson

/s/Dylan Hallerberg
Dylan Hallerberg

THE SELLERS’ REPRESENTATIVE:

/s/D’Milo Hallerberg
D’Milo Hallerberg

[Signature Page to Stock Purchase Agreement]